UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Alpha and Omega Semiconductor Limited
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

Alpha and Omega Semiconductor Limited
Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda

NOTICE OF 2024 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD AT 8:00 A.M. ON NOVEMBER 8, 2024 TAIWAN LOCAL TIME
(AT 4:00 P.M. ON NOVEMBER 7, 2024 U.S. PACIFIC STANDARD TIME)

NOTICE IS HEREBY GIVEN that the 2024 Annual General Meeting of Shareholders (the “Annual Meeting”) of Alpha and Omega Semiconductor Limited, a Bermuda exempted limited liability company (“we,” “our,” “us,” or the “Company”), will be held at 8:00 a.m. on Friday, November 8, 2024 Taiwan local time (at 4:00 p.m. on Thursday, November 7, 2024, U.S. Pacific Standard Time), at the Illume Taipei Hotel, No. 100, Dun Hua N Rd., Songshan District, Taipei City, Taiwan, or any other adjournments or postponements thereof, for the following purposes:
1.    To elect nine (9) nominees to serve as directors on the Board of Directors of the Company (the “Board”) until the next annual general meeting of shareholders or until their successors are duly elected and qualified;
2.    To approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in this Proxy Statement;
3.    To approve an amendment and restatement of the Company’s 2018 Omnibus Incentive Plan to, among other things, increase number of common shares authorized for issuance under such plan from 4,232,000 shares to 4,609,000 shares; and
4.    To approve and ratify the appointment of Baker Tilly US, LLP as the Company’s independent registered public accounting firm, and to authorize the Board, acting through our Audit Committee, to determine the remuneration of such accounting firm, for the fiscal year ending June 30, 2025.

Only holders of common shares of record at the close of business on September 13, 2024, which is the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. Your vote is very important. Regardless of whether you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting, and we hope you will vote as soon as possible. Voting over the Internet or by telephone, by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend the Annual Meeting.

By order of the Board of Directors,

Mike F. Chang
Chairman of the Board of Directors
Dated September 25, 2024

Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting to be Held on November 8, 2024 Taiwan Local Time
(November 7, 2024 U.S. Pacific Standard Time)
The Proxy Statement, Proxy Card and Annual Report on Form 10-K for fiscal year 2024 are available at:
http://www.investorvote.com/AOSL

Alpha and Omega Semiconductor Limited
Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda

PROXY STATEMENT

FOR THE 2024 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD AT 8:00 A.M. ON NOVEMBER 8, 2024 TAIWAN LOCAL TIME
(AT 4:00 P.M. ON NOVEMBER 7, 2024 U.S. PACIFIC STANDARD TIME)

Alpha and Omega Semiconductor Limited
Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda

PROXY STATEMENT

FOR THE 2024 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD AT 8:00 A.M. ON NOVEMBER 8, 2024 TAIWAN LOCAL TIME
(AT 4:00 P.M. ON NOVEMBER 7, 2024 U.S. PACIFIC STANDARD TIME)

INFORMATION REGARDING THE ANNUAL GENERAL MEETING

General

This proxy statement (“Proxy Statement”) has information about the 2024 Annual General Meeting of Shareholders (the “Annual Meeting”) and was prepared by our management for the Board of Directors (the “Board”) of Alpha and Omega Semiconductor Limited, an exempted limited liability company organized under the laws of Bermuda (“we,” “our,” “us,” or the “Company”). Our Board’s recommendation for each proposal is described in this Proxy Statement for which your vote is solicited.

In accordance with the “e-proxy” rules approved by the Securities and Exchange Commission (“SEC”) and in connection with the solicitation of proxies by the Board, on or about September 25, 2024, we will send a Notice of Internet Availability of Proxy Materials (the “Notice”) and provide access to our proxy materials (consisting of this Proxy Statement, our Annual Report on Form 10-K for the year ended June 30, 2024 and a form of proxy) over the internet to each shareholder entitled to vote at the Annual Meeting. We will not mail a full set of proxy materials to shareholders unless such shareholders request such mailing at http://www.investorvote.com/AOSL. We intend to mail to requesting shareholders full sets of our Proxy Materials (consisting of this Proxy Statement, our Annual Report on Form 10-K for the year ended June 30, 2024, and a form of proxy) within three to five business days from the date of receipt of such request.

Our Board asks you to appoint Mr. Stephen C. Chang, our Chief Executive Officer, and Yifan Liang, our Chief Financial Officer and Corporate Secretary, as your proxy holders to vote your shares at the Annual Meeting. You may make this appointment by properly completing the enclosed proxy as described below. If appointed by you, your shares represented by a properly completed proxy received by us will be voted at the Annual Meeting in the manner specified in the proxy card or, if no instructions are marked on the proxy card, your shares will be voted as described below. Although management does not know of any other matter to be acted upon at the Annual Meeting, unless contrary instructions are given, shares represented by valid proxies will be voted by the persons named on the accompanying proxy card in the manner the proxy holders deem appropriate for any other matters that may properly come before the Annual Meeting.

We maintain our registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Our telephone number in the United States is (408) 830-9742. The mailing address of our business offices in the United States is 475 Oakmead Parkway, Sunnyvale, CA 94085.

Record Date and Shares Outstanding

The record date for the Annual Meeting has been set as the close of business on September 13, 2024 (the “Record Date”). Only shareholders of record as of such date will be entitled to notice of and to vote at the meeting. On the Record Date, there were 29,013,563 issued and outstanding common shares, par value $0.002 per share (“common shares” or “shares”). Each issued common share is entitled to one vote on the proposals to be voted on at the Annual Meeting. Shares held as of the Record Date include common shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a broker, bank, trust or other nominee.

QUESTIONS AND ANSWERS RELATING TO THE ANNUAL GENERAL MEETING

Why did I receive these materials?

Only our shareholders as of the close of business on September 13, 2024, which we refer to as the “Record Date,” are entitled to vote at the Annual Meeting, which will be held at 8:00 a.m. on Friday, November 8, 2024 Taiwan local time (or 4:00 p.m. on Thursday, November 7, 2024, U.S. Pacific Standard Time), at Illume Taipei Hotel, No. 100, Dun Hua N Rd., Songshan District, Taipei City, Taiwan. As a shareholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in the Proxy Statement. We distribute the Proxy Statement and related materials to our shareholders of record on the Record Date.

The Proxy Statement provides notice of the Annual Meeting, describes the proposals presented for shareholder actions and includes information about the proposals, information concerning our management, corporate governance, principal shareholders and other relevant information. The accompanying proxy card also enables shareholders to vote on the matters without having to attend the Annual Meeting in person.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By completing and returning the enclosed proxy card, you are providing each of our Chief Executive Officer and Chief Financial Officer with the authority to vote your shares in the manner you indicate on your proxy card.

What are the proposals to be considered at the Annual Meeting and what vote is required to approve each proposal?

The Board is submitting the following six (4) proposals for shareholder actions at the Annual Meeting:

•Proposal 1 - the election of nine (9) nominees to serve as directors on our Board until the next annual general meeting of shareholders or until their successors are duly elected and qualified. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Broker non-votes will have no effect on the outcome of the election of directors.

•Proposal 2 - the approval, on an advisory basis, of the compensation of our named executive officers as described in the Proxy Statement, commonly known as the “say-on-pay” vote. This proposal is deemed to be approved by shareholders if it receives the affirmative vote of holders of a majority of the votes cast in person or represented by proxy and entitled to vote at the Annual Meeting. However, Proposal 2 represents only an advisory vote of shareholders and is not binding on the Company, although our Board will consider results of the vote in setting the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

•Proposal 3 - the approval of the amendment and restatement of the Company’s 2018 Omnibus Incentive Plan to, among other things, increase number of common shares authorized for issuance under such plan from 4,232,000 shares to 4,609,000 shares. The affirmative vote of holders of a majority of the votes cast in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

•Proposal 4 - the approval and ratification of the appointment of Baker Tilly US, LLP (“Baker Tilly”) as our independent registered public accounting firm, and the authorization for our Board, acting through our Audit Committee, to determine the remuneration of the accounting firm, for the fiscal year ending June 30, 2025. The affirmative vote of holders of a majority of the votes cast in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve this proposal. Abstention will have no effect on the outcome of this proposal.

How are votes counted and how will a broker non-vote be treated and counted?

    If you are a “street name” holder or beneficial owner, you have the right to direct your broker, bank, trust or other nominee on how to vote your shares at the Annual Meeting. The broker, bank, trust or other nominee that is the shareholder of record for your shares is obligated to provide you with a voting instruction card for you to use for this purpose.  If you hold your shares in a brokerage account but you fail to return your voting instruction card to your broker, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.  If you are a beneficial owner and your broker, bank, trust or other nominee holds your shares in its name, it is not permitted for the broker, bank, trust or other nominees to vote your shares without your instructions on the election of directors (Proposal 1); the “say-on-pay” vote (“Proposal 2); and the approval of the amendment and restatement of the 2018 Omnibus Incentive Plan (Proposal 3). The broker, bank, trust or other nominees, however, are permitted to vote for the approval and ratification of the appointment of Baker Tilly US, LLP (Proposal 4), therefore we do not expect any broker non-votes for Proposal 4. Broker non-votes are counted for purposes of establishing a quorum. A properly executed proxy marked “abstain” with respect to Proposals 2 and 3 will not be voted, although they will be counted for purposes of determining whether there is a quorum. The effects of broker non-votes for each proposal are described in more detail in response to the previous question above.

For Proposal 1 with respect to the election of directors, you may vote “FOR” all or some of the nominees or you may vote “WITHHELD” with respect to one or more of the nominees.  You may not cumulate your votes for the election of directors. Broker non-votes do not have any effect on the outcome of the votes.

For Proposal 2 with respect to the “say-on-pay” vote, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have no effect on the outcome of the votes.

For Proposal 3 with respect to the amendment and restatement of the 2018 Omnibus Incentive Plan, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have no effect on the outcome of the votes.

For Proposal 4 with respect to the appointment and election of Baker Tilly as the Company’s independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have no effect on the outcome of the votes.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on the Record Date are entitled to receive notice of and to participate and vote in the Annual Meeting.  If you were a shareholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of our common shares you own as of the Record Date.  As of the Record Date, there were 29,013,563 shares of our common shares outstanding and eligible to vote at the Annual Meeting.

What is the difference between a “shareholder of record” and a “street name” holder or a “beneficial owner”?

As the shareholder of record, you have the right to grant your voting proxy directly to our management or to vote in person at the Annual Meeting.  If your shares are held in a brokerage, bank, trust or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank, trust or nominee how to vote and are also invited to attend the Annual Meeting.

How can I vote my shares at the Annual Meeting?

If you are a shareholder of record, you may vote by mailing a completed proxy card, via the Internet, or by telephone. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope and your shares will be voted at the Annual Meeting in the manner you directed. Instructions for voting via the Internet are described in the proxy card attached to the Proxy Statement. To vote by telephone, call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada. You may also vote in person at the Annual Meeting.

If you are a beneficial owner, your broker, bank, trust or nominee should have provided voting instructions for you to use in directing them how to vote your shares. You may be eligible to vote your shares over the Internet rather than by mailing a completed voting instruction card provided by the broker, bank, trust or nominee. Please check the voting instructions card provided by your bank or brokerage house for instructions. You may also vote in person at the Annual Meeting. To do so, you must obtain a legal proxy from the broker, bank, trust or other nominee that holds your shares giving you the right to vote the shares. Please contact that organization for instructions regarding obtaining a legal proxy.

Can I vote electronically through the Internet?

If you are a shareholder of record, you may vote electronically through the Internet at www.investorvote.com/aosl. The instructions are included in your proxy card.

If your shares are held in “street name,” please check your proxy card or contact your broker, bank, trust or other nominee to determine whether you will be able to vote electronically through the Internet and the deadline for such voting.

Can I change my vote after I return my proxy card?

Yes.  If you are a shareholder of record and submitted your proxy through the mail or Internet, you may revoke your proxy before the vote is taken at the Annual Meeting by any of the following ways:

•granting a proxy through the Internet after the date of your original proxy and before the deadlines for voting included on your proxy card;

•submitting a later-dated proxy by mail before your earlier-dated proxy is voted at the Annual Meeting;

•giving written notice of the revocation of your proxy to our Corporate Secretary at the address shown above that is actually received by our Corporate Secretary prior to the Annual Meeting; or

•voting in person at the Annual Meeting.

If you are a “street name” holder, you may change your vote by submitting new voting instructions to your broker, bank, trust or other nominee or, if you have obtained a legal proxy from your broker, bank, trust or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

How many shares must be present or represented to conduct business at the Annual Meeting?

The presence at the Annual Meeting of at least two shareholders, in person or by proxy and entitled to vote, representing not less than 50% of the aggregate voting power of the Company's common shares issued and outstanding on the Record Date, will constitute a quorum, permitting the conduct of business at the Annual Meeting.

Proxies received but marked as abstentions, votes withheld and broker non-votes (as described below) will be included in the calculation of the number of shares present at the Annual Meeting for quorum purposes.

Who can attend the Annual Meeting?

All shareholders of record as of the close of business on the Record Date may attend the meeting. To attend the Annual Meeting, please follow these instructions:

•If you are a shareholder of record, bring proof of ownership of your shares and a form of identification; or

•If you are a “street name” holder, bring proof of ownership of your shares through your broker, bank, trust or nominee, and a form of identification. You must have obtained a “legal proxy” from your broker, bank, trust or nominee to vote at the Annual Meeting.

What are the Board's recommendations?

Unless you give other instructions on your proxy card, the person named as proxy holder on the proxy card will vote in accordance with the recommendations of the Board. After careful consideration, the Board recommends the following vote for proposals:

	Proposals	Recommendation of the Board

1	Election of Directors	For all Nominees

2	Approval on an advisory basis of the compensation of our named executive officers	For

3	Approval of amendment and restatement of the Company’s 2018 Omnibus Incentive Plan	For

4
Approval and ratification of the appointment of Baker Tilly as our independent registered public accounting firm and authorization for the Board, acting through our Audit Committee, to determine its remuneration for the fiscal year ending June 30, 2025
For

Will shareholders be asked to vote on any other matters?

To the knowledge of the Company and its management, shareholders will vote only on the matters described in the Proxy Statement. However, if any other matters properly come before the Annual Meeting, the persons named as proxies for shareholders will vote on those matters in the manner they consider appropriate.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of the Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

How can I find out the results of the voting at the 2024 Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  Final voting results will be disclosed in a Current Report on Form 8-K filed with the SEC at the website, www.sec.gov, within four business days after the Annual Meeting.

Who bears the costs of proxy solicitation?

The Company will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card, and any additional solicitation materials that the Company may provide to shareholders. Copies of solicitation materials will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. The Company will reimburse the brokerage firms, fiduciaries and custodians holding shares in their names for reasonable expenses incurred by them in sending solicitation materials to its beneficial shareholders. The solicitation of proxies will be made by various methods, including by mail, electronic mail, telephone, facsimile, or personally by directors, officers and employees of the Company who will receive no extra compensation for such services.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

    The Company’s directors are elected annually to serve until the next annual general meeting of shareholders or until their successors are duly elected and qualified. Upon recommendation from our Nominating and Corporate Governance Committee, our Board has nominated each of the nine (9) director nominees named below for election to the Board at the Annual Meeting. Unless otherwise directed by shareholders, the proxy holders will vote all shares represented by proxies held by them for the election of such nominees.

Director Nominees

Information concerning the director nominees as of September 13, 2024 is set forth below:

Name	Age	Position
Mike F. Chang, Ph.D.	79	Chairman of the Board and Executive Chairman
Lucas S. Chang, Ph.D. (2)(3)	69	Director
Stephen C. Chang	47	Director and Chief Executive Officer
Claudia Chen (1)(3)	59	Director
So-Yeon Jeong (2)	52	Director
Hanqing (Helen) Li (1)	47	Director
King Owyang, Ph.D. (2)(3)	78	Director
Michael L. Pfeiffer (1)	72	Director
Michael J. Salameh (1)(2)(4)	69	Director

(1) Member of the Audit Committee
(2) Member of the Compensation Committee
(3) Member of the Nominating and Corporate Governance Committee
(4) Lead Independent Director

Mike F. Chang, Ph.D., is the founder of our company and serves as our Executive Chairman and Chairman of the Board. Dr. Chang has extensive experience in both technology development and business operations in the power semiconductor industry. Prior to establishing our company, Dr. Chang served as the Executive Vice President at Siliconix Incorporated, a subsidiary of Vishay Intertechnology Inc., a global manufacturer and supplier of discrete and other power semiconductors, or Siliconix, from 1998 to 2000. Dr. Chang also held various management positions at Siliconix from 1987 to 1998. Earlier in his career, Dr. Chang focused on product research and development in various management positions at General Electric Company from 1974 to 1987. Dr. Chang received his B.S. in electrical engineering from National Cheng Kung University, Taiwan, and M.S. and Ph.D. in electrical engineering from the University of Missouri. Dr. Chang’s extensive technological expertise and business experiences in the power semiconductor industry and his knowledge of our operations, strategic objectives and key relationships with partners and customers, provide our Board with valuable insights and in-depth understanding of our company.

Lucas S. Chang, Ph.D., has been a director of our company since November 2016.  Dr. Chang currently serves as a consultant to public and private companies in the technology and semiconductor industry. Dr. Chang served as Vice President, General Counsel from January 2018 to July 2018, and Senior Vice President, General Counsel from August 2018 to December 2023, to United Microelectronics Corporation, a semiconductor manufacturing company listed on the New York Stock Exchange and Taipei Stock Exchange.  From 2016 to 2018, Dr. Chang served as vice president, general counsel to Senhwa Biosciences, Inc., a drug development company listed on the Taipei Stock Exchange. From 2006 to 2016, Dr. Chang was a senior partner at the global law firm Morgan, Lewis & Bockius LLP, which is our principal outside counsel.  Dr. Chang’s legal practice at Morgan Lewis focused on general corporate, cross-border investment and M&A transactions, and intellectual property.  From 1995 to 2006, Dr. Chang was a partner and an associate at several leading law firms, including Wilson Sonsini Goodrich & Rosati, Heller Ehrman & McAuliffe, and Coudert Brothers.  From 1991 to 1995, he served as a staff attorney and a patent agent at IBM Intellectual Property and Licensing Services.  From 1985 to 1991, he was a research staff member and technical team leader at IBM Research Division.  From 1983 to 1985, Dr. Chang served as a Senior Development Scientist at Union Carbide Corporation.  Dr. Chang holds a B.S.E. in chemical engineering from National Taiwan University; a Ph.D. in chemical engineering from the University of Washington, and a J.D. from Santa Clara University School of Law.  Dr. Chang’s extensive experience and knowledge in legal, regulatory compliance, corporate governance, and intellectual property matters in the U.S. and Asia, as well as his scientific and technical background in the semiconductor and computer industries, provide the Board with important expertise and skills in analyzing legal and business issues affecting our operations.

Stephen C. Chang has served as our Chief Executive Officer since March 2023 and as a director since November 2022. Mr. Chang previously served as the Company’s President from January 2021 to February 2023. Prior to that, he served in various management positions in our company including Executive Vice President of Product Line Management, Senior VP of Marketing, VP of the MOSFET Product Line, and Senior Director of Product Marketing. Mr. Chang has over 20 years of industry experience and leads our Product Line Marketing with various managerial responsibilities, including new product development, product lifecycle management, business development, and business strategy. He received his B.A. in Electrical Engineering from University of California, Berkeley and M.B.A. from Santa Clara University. Mr. Chang’s extensive experience in all aspects of our business, including marketing, operations and technology management, as well as his deep knowledge and understanding of our day to day business operations, strategic directions, customer profile and industry trends, will enhance the ability and expertise of our Board to provide oversight and management of our company.

Claudia Chen has been a director of our company since November 2019. Ms. Chen also serves as an advisor and consultant for both public and private companies. Since December 2021, she serves as a Vice President of Finance at Avivalinks, Inc., a privately held company building advanced connectivity solutions for next generation autonomous systems. From July 2018 to April 2019, Ms. Chen served as the Head of Finance and Acting President of Sonatus, Inc, a company focusing on the development of in-vehicle and cloud platforms, where she also served as an advisor from May 2019 to July 2020. From 2008 to 2017, Ms. Chen served as the head of finance department (2010 to 2017 as Vice President of Finance and 2008 to 2009 as Director of Finance) of Atoptech, Inc, an EDA software company. Prior to that, Ms. Chen held various management positions at technology companies, including Director of Finance of Polaris Networks, Inc. from 2000 to 2005; Director of Finance of Transmedia Communications, Inc., which was acquired by Cisco Systems, Inc.; and Director of Finance of NeoParadigm Labs, Inc. Ms. Chen holds a B.S. in Accounting from National Taiwan University, Taipei, Taiwan, and an M.S. in Taxation from the University of Illinois, Urbana. Ms. Chen’s extensive skills and experience in the areas of financial and accounting matters, and her managerial expertise with respect to technology companies, will contribute significantly to the Board’s ability to perform oversight and other responsibilities.

So-Yeon Jeong has been a director of our company since November 2021. From April 2020 to May 2022, she served as the Head of Investor Relations at Magnachip Semiconductor Corporation based in Seoul, Korea, a designer and manufacturer of analog and mixed-signal semiconductor platform solutions. From 2011 to August 2020, she served as Consultant, Investor Relation for the Company. From 2007 to 2008, Ms. Jeong served as the Vice President of Investor Relations and Marketing Communications of Photon Dynamics, Inc. (acquired by Orbotech, now a KLA company), a global supplier of array test and repair equipment for LCD flat panel display manufacturers. From 2004 to 2007, Ms. Jeong served as the Head of Investor and Board Relations of Nextest Systems Corp. (acquired by Teradyne), a leading manufacturer of automatic test equipment for semiconductor IC manufacturers. Ms. Jeong received her M.B.A. from Fuqua School of Business, Duke University and B.A. from Ewha University, Seoul, Korea. Ms. Jeong’s extensive experience in public relations and ESG matters, as well as her familiarity with communications issues in the semiconductor industry, provide important expertise and capabilities to the Board in the areas of marketing and public communications.

Hanqing (Helen) Li has been a director of our company since November 2021. She has been a Managing Director and Head of China Investment Banking of Needham & Company, LLC, a full-service investment banking and asset management firm since 2011, and she has been an independent board member of Kandou Holding, S. A. since November 2022, an innovative leader in high-speed, energy efficient, chip-to-chip link solutions critical to the evolution of the electronics industry. Prior to that, Ms. Li served as Strategic Sales Manager of TDK/Invensense, a leading provider of MEMS-based motion sensors. From October 2006 to 2008, Ms. Li served as the Senior Design Engineer of Marvell Technology Group, a global supplier of infrastructure semiconductor solutions designed to process, move, store and secure data. From 2002 to October 2006, Ms. Li served as Design Engineer for Micron Technology, the largest memory device and solution provider in the United States. Ms. Li received her M.B.A. from the MIT Sloan School of Management, MSEE from the University of Southern California, and B.A. from Tsinghua University. Ms. Li’s substantial experience in the financial and investment banking sectors, particularly in capital markets and strategic transactions of semiconductor industries in Asia, together with her knowledge of semiconductor technology and engineering processes, enhance the Board’s ability to oversee business and financial strategies of the Company.

King Owyang, Ph.D., has been a director of our company since April 2013. He was the Chief Executive Officer and Executive Director of Computime Group Limited, a Hong Kong listed company and a leading global provider of electronic control technologies from April 30, 2010 to October 1, 2020. Prior to joining Computime, Dr. Owyang held various positions at Siliconix Inc., a U.S. semiconductor company, for over 21 years, including the President and Chief Executive Officer. He was instrumental in leading Siliconix to become a highly profitable company with industry leading products. Under his leadership and management, Siliconix established itself as the world leader in power switching and management products and its sales grew to a record level in 2008. Prior to joining Siliconix, Dr. Owyang held various technical and managerial positions at General Electric Company, where he was responsible for developing many enabling semiconductor technologies. Dr. Owyang is a recognized leader in the power semiconductor industry. He has published over 20 technical papers and has been awarded more than 25 patents. Dr Owyang obtained his B.S. in Physics and his Ph.D in the field of Material Science in 1968 and 1974 respectively from the Massachusetts Institute of Technology, USA. Dr. Owyang’s broad experience in the power semiconductor industry, including his background in leadership positions at major technology companies, as well as his knowledge in the technical and operational aspects of semiconductor companies, provide the Board with an in-depth understanding of our business and operations.

Michael L. Pfeiffer has been a director of our company since January 2014. From 2008 to 2013, Mr. Pfeiffer served as a member of the board of directors of BCD Semiconductor Manufacturing Limited, a company listed on NASDAQ until it was acquired in 2013. From 2009 to 2014, Mr. Pfeiffer served as a member of the board of directors of Integrated Memory Logic, Ltd., a semiconductor company listed on the Taiwan Stock Exchange until it was acquired in 2014. From 2014 to 2016, Mr. Pfeiffer served on the board of directors of Razer, Inc., a computer peripherals company. Mr. Pfeiffer, who is a certified public accountant in California, worked for PricewaterhouseCoopers LLP for over 30 years, including 18 years as the engagement partner on the audits of the financial statements of high technology companies in the Silicon Valley. Mr. Pfeiffer received an MBA from the University of Oregon and a BA from Eckerd College in Florida. Mr. Pfeiffer’s extensive experience and expertise in the area of finance, accounting and auditing of publicly traded companies in the semiconductor industry, and his knowledge and background in working with companies with international operations, make him a valuable member of our Board, particularly in its role of exercising oversight and risk management of the Company’s accounting and financial reporting process.

Michael J. Salameh has been a director of our company since November 2013. Mr. Salameh co-founded PLX Technology, Inc., a semiconductor company (PLXT), in May 1986 and served as its Chief Executive Officer until 2008. Mr. Salameh also served as a member of the Board of Directors of PLXT since its inception until it was acquired in August 2014 by Avago Technology. PLXT was a NASDAQ-listed company from 1999 until it was acquired. During his tenure at PLXT, Mr. Salameh personally participated in many of the key company functions including sales, marketing, engineering, accounting, and operations. Since 2015, Mr. Salameh has served as a strategic advisor to Scaleflux Inc., a privately held enterprise storage company. From 2010 to 2020, Mr. Salameh served as a consultant to the Chief Executive Officer and Board of Directors of Analogix Semiconductor, Inc., a privately held semiconductor company. From 1980 through 1986, Mr. Salameh was employed in various marketing management positions with Hewlett-Packard Company. Mr. Salameh received a B.S. in Engineering and Applied Science from Yale University and an M.B.A. from Harvard Business School. Mr. Salameh’s chief executive and marketing experience in the semiconductor industry, and his knowledge of the semiconductor business landscape, including customers, markets, suppliers and competition, provide the Board with critical understanding of our business and operations.

Recommendation of the Board
The Board of Directors recommends that shareholders vote FOR each of the above-mentioned nominees.

Executive Officers
The following table lists the names, ages and positions of our executive officers as of September 13, 2024. There are no family relationships between any executive officer, except that Mr. Stephen C. Chang is a son of Dr. Mike F. Chang.

Name	Age	Position
Stephen C. Chang	47	Chief Executive Officer
Yifan Liang	60	Chief Financial Officer and Corporate Secretary
Mike F. Chang, Ph.D.	79	Executive Chairman
Wenjun Li, Ph.D.	54	Chief Operating Officer
Bing Xue, Ph.D.	60	Executive Vice President of Worldwide Sales and Business Development

The following sets forth the biographies of our executive officers except Mr. Stephen C. Chang and Dr. Mike F. Chang, whose biographies are set forth above under “Director Nominees”.

Yifan Liang has been serving as our Chief Financial Officer since August 2014 and Corporate Secretary since November 2013. Mr. Liang was previously our Interim Chief Financial Officer from November 2013 to August 2014, our chief accounting officer since October 2006, and our Assistant Corporate Secretary from November 2009 to November 2013. Mr. Liang joined our company in August 2004 as our Corporate Controller. Prior to joining us, Mr. Liang held various positions at PricewaterhouseCoopers LLP, or PwC, from 1995 to 2004, including Audit Manager in PwC's San Jose office. Mr. Liang received his B.S. in management information system from the People’s University of China and M.A. in finance and accounting from the University of Alabama.

Wenjun. Li, Ph.D., has been serving as our Chief Operating Officer since August 2021. Prior to that, Dr. Li served in various management positions in our company since 2012, including Executive Vice President of World-Wide Manufacturing,

Senior Vice President of World-Wide Manufacturing, Vice President of Front-End Operation, the director of Process Integration and Senior Manager of Process Integration. Dr. Li holds a B.S. in Chemistry and a M.S. in Chemical Engineering from Taiyuan University of Technology, and a Ph.D. in Microelectronics & Solid-State Electronics from the Research Institute of Micro-Nanometer Technology at Shanghai Jiao Tong University.

Bing Xue, Ph.D., has been serving as our Executive Vice President of Worldwide Sales and Business Development since January 2021. Prior to that, Dr. Xue held various managerial positions in our company since 2003, including Senior Vice President of Global Sales, Vice President of Global Sales, Vice President of Worldwide Manufacturing, and General Manager of China Operation. Prior to joining us, Dr. Xue served as the Director of Engineering in Dowslake Microsystems Corporation from 2001 to 2003. Dr. Xue received his B.S. in Physics from Xiamen University, and Ph.D. in Physical Chemistry from University of Pennsylvania.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
Board of Directors

Our Bye-laws provide that our Board shall consist of not less than two directors. Our Board of Directors currently has nine (9) directors and will continue to have nine directors following the Annual Meeting assuming all director nominees are elected. Our Board is the decision-making body responsible for, among other things, determining policies and guidelines for our business. Our Board also supervises our executive officers and monitors their implementation of policies and guidelines established from time to time by our Board.

No shareholder has the contractual right to designate persons to be elected to our Board, and our Bye-laws provide that directors be elected upon a resolution passed at a duly convened shareholders meeting, to hold office for such term as the shareholders may determine or until their successors are appointed or elected in accordance with our Bye-laws. There is no age limit requirement for qualification to serve as a member of our Board. While share ownership is not a required qualification for a director nominee, our Board has adopted stock ownership guidelines for executive officers and non-employee directors who are elected to serve on the Board.

We have determined that each of our directors and director nominees, except for Dr. Mike F. Chang, our Executive Chairman and Mr. Stephen Chang, our Chief Executive Officer, is an “independent director” under the current corporate governance rules of the NASDAQ Global Select Market and applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Meetings and Committees; Annual Meeting Attendance

Our Board held five meetings during the fiscal year ended June 30, 2024, including regular scheduled meetings and special meetings called in connection with reviewing time-sensitive matters. During the fiscal year ended June 30, 2024, each director attended or participated in ninety percent (90%) or more of the aggregate of (i) the total number of meetings of the Board during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of the Board on which the director served during fiscal year 2024.  All of our Board members attended our 2023 annual general meeting of shareholders.

Committees of the Board

We have three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. We believe that the composition of these committees meets the criteria for independence, and the functioning of these committees complies with, the applicable requirements, of the Sarbanes-Oxley Act of 2002, as amended, the current rules of the NASDAQ Global Select Market and applicable SEC rules and regulations. The written charters for our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available at the Investor Relations section of our website at http://investor.aosmd.com/. The contents of this website are not a part of the Proxy Statement. In addition, the Board may delegate certain authorities and powers to a committee of the Board established from time to time in accordance with the Bye-laws of the Company and applicable laws.

Each committee has the composition and responsibilities described below:

Audit Committee

Our Audit Committee currently consists of Claudia Chen, Hanqing (Helen) Li, Michael L. Pfeiffer and Michael J. Salameh.  The Audit Committee is chaired by Mr. Pfeiffer. Our Board of Directors has determined that Mr. Pfeiffer is an Audit Committee financial expert, as defined by the rules and regulations promulgated by the SEC.  Our Audit Committee held five meetings during fiscal year 2024. The Audit Committee’s responsibilities include:

•assisting our Board in its oversight of the integrity of our financial statements, risk management and internal control over financial reporting;

•retaining and setting compensation of our independent registered public accounting firm (“independent auditors”), evaluating and monitoring its performance, and as appropriate, discharging our independent auditors;

•reviewing and approving all audit and non-audit services of our independent auditors;

•reviewing and discussing with management and our independent auditors our financial statements included in public filings;

•discussing with our independent auditors significant financial reporting issues in connection with the preparation of our financial statements;

•resolving any disagreements between management and our independent auditors regarding financial reporting;

•overseeing our disclosure controls and procedures; and

•reviewing and approving related party transactions.

Compensation Committee

Our Compensation Committee currently consists of Dr. Lucas S. Chang, Ms. So-Yeon Jeong, Dr. King Owyang and Michael J. Salameh. Our Compensation Committee is chaired by Mr. Salameh.  Our Compensation Committee held five meetings during fiscal year 2024. The Compensation Committee's responsibilities include:

• establishing compensation arrangements and incentive goals for executive officers;

•evaluating the performance of executive officers and awarding incentive compensation and adjusting compensation arrangements as appropriate;

•reviewing and recommending actions to the Board with respect to the compensation of all directors;

•administering our incentive and equity-based plans and programs and otherwise exercising the authority of the Board with respect to such plans and programs; and

•reviewing and approving and, when appropriate, recommending to the Board for approval, any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the Chief Executive Officer and other executive officers.

The Compensation Committee is authorized to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s executive officers and other key employees. The Compensation Committee retained the services of Compensia, Inc., a national compensation consulting firm (“Compensia”) to provide advice and recommendations regarding the compensation of the Company’s executive officers and other senior officers and the compensation of our non-employee directors for fiscal year 2024. Compensia did not perform any services on behalf of management or the Company during that fiscal year.

The Compensation Committee has determined that Compensia is independent and that Compensia’s work did not raise any conflict of interest. The Compensation Committee made such determination primarily on the basis of the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Rule 10C-1(b)(4) under the Exchange Act.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Dr. Lucas S. Chang, Claudia Chen and Dr. King Owyang.  The Nominating and Corporate Governance Committee is chaired by Dr. King Owyang. Our Nominating and Corporate Governance Committee executed one unanimous written consent during fiscal year 2024. The Nominating and Corporate Governance Committee’s responsibilities include:

• recommending to the board of directors the composition and operations of the board;

•identifying individuals qualified to serve as members of the board, and identifying and recommending that the board select the director nominees for the next annual meeting of shareholders and fill vacancies on the board;

•recommending to the board the responsibilities of each board committee, the composition and operation of each board committee and the director nominees for assignment to each board committee; and

•reviewing with the Board the Company’s management succession plans.

Special Litigation Committee

During the fiscal year ended June 30, 2020, the Board established a Special Litigation Committee (“Special Litigation Committee”) consisting of three independent directors for the purpose of managing and overseeing the ongoing government investigation relating to the Company’s compliance with export control regulations Members of the Special Litigation Committee are Dr. Lucas S. Chang, Mike Salameh and Claudia Chen, and Dr. Lucas S. Chang serves as the Chairperson of the Special Litigation Committee.

Cybersecurity Subcommittee

The Audit Committee of the Board has established the Cybersecurity Subcommittee, the members of which are Claudia Chen, Michael L. Pfeiffer, and Michael J. Salameh. Ms. Chen serves as the Chairperson of the Cybersecurity Subcommittee. Our Cybersecurity Subcommittee held four meetings during fiscal year 2024. The Cybersecurity Subcommittee was formed to provide oversight of cybersecurity matters affecting the Company with the objectives to:

•assess, safeguard and mitigate the Company’s key cybersecurity and information technology (“IT”) risks;

•ensure systems are adequate to protect against security breach and effectively safeguard the Company’s IT infrastructure, assets, intellectual property, Company data;

•ensure integrity of security in the Company’s products and services that collect, process and/or handle confidential data;

•develop and monitor the integrity of the Company’s IT systems and controls; and

•respond to and manage cybersecurity threats, including data breach incidents.

The roles and responsibilities of the Cybersecurity Subcommittee shall be determined, from time to time, by the Audit Committee, which has the authority to appoint all members of the Cybersecurity Subcommittee except the Chairperson, who shall be appointed by the Board. The Cybersecurity Subcommittee are given the following responsibilities:

•Oversight of policies, procedures, plans, and execution intended to provide security, confidentiality, availability, and integrity of the information;

•Oversight of the quality and effectiveness of the Company’s policies and procedures with respect to its IT systems;

•Review and oversight on policies and procedures of the Company in preparation for responding to cybersecurity incidents;

•Oversight of management of risks related to IT systems and processes, including privacy, network security and data security, and any internal audits of such systems and processes;

•Review and oversight of preparation of the Company’s public disclosures, including SEC filings, relating to the Company’s IT systems, including privacy, network security, and data security, and

•Report to the Board and Audit Committee on material cybersecurity incidents.

Shareholders Communications Subcommittee

The Nominating and Corporate Governance Committee of the Board has established the Shareholders Communications Subcommittee, the members of which are So-Yeon Jeong and Hanqing (Helen) Li. Ms. Jeong serves as the Chairperson of the Shareholders Communications Subcommittee. The Shareholders Communications Subcommittee has the objectives to:

•Improve and enhance shareholders’ understanding and awareness of the Company’s business operations, strategic directions, and financial conditions;

•Enable effective communications with shareholders, investors community and other stakeholders of the Company regarding the goals, values, capabilities and performance of the Company; and

•Develop consistent and effective investor relations strategies to increase and enhance shareholder value.

The Shareholders Communications Subcommittee have the following roles and responsibilities:

•Review and consult with counsel and advisors for the Company regarding compliance with applicable laws, regulations and rules relating to corporate and shareholders communications and Environmental, Social and Governance (ESG) matters;

•Assist the management and the Board with developing, updating and monitoring the Company’s corporate and shareholders communications policies, strategies and procedures;

•Review, assess and recommend actions to the Nominating and Corporate Governance Committee and the management relating to the Company’s ESG capabilities, including public disclosures, communications methods and strategies, including disclosures in annual proxy statement and Form 10-K, and to coordinate and provide oversight of the management’s ESG and corporate responsibility actions;

•Coordinate and engage with shareholders and other stakeholders of the Company with respect to matters affecting investor relations, including communications with research analysts and major shareholders of the Company; and
•Provide guidance and oversight with respect to the management and mitigation of risks of adverse actions taken by shareholders against the Company and to develop strategies and procedures to minimize such risks.

Leadership Structure of the Board

Currently Dr. Mike F. Chang is our Executive Chairman and serves as Chairman of the Board, and Mr. Stephen Chang serves as our Chief Executive Officer and a director. The Board believes this is the optimal and most effective leadership structure but continues to monitor and review such structure from time to time. The Board also believes this leadership structure will ensure that the Company achieves the next level of success as it pursues its ambitious business and financial objectives.

Dr. Chang has extensive knowledge of the power semiconductor industry and an in-depth understanding of our strategic initiatives, which make him well suited to set the agenda and lead the discussions at board meetings. He also facilitates communications between the Board and management by ensuring a regular flow of information, thereby enhancing the Board's ability to make informed decisions on critical issues facing our company. In addition, the Board has appointed a lead independent director, Mr. Michael J. Salameh. The lead independent director presides over all executive sessions of independent directors and coordinates activities and communications between the management and independent directors. He also has the responsibility to serve as a liaison between independent directors and the Chairman, communicate with major shareholders as appropriate, and review and approve scheduling of Board meetings and executive sessions.

To ensure a strong independent Board of Directors, seven (7) out of the total nine (9) members of our Board following the Annual Meeting will be independent directors.  The Board holds executive sessions where only independent directors attend, and these executive sessions provide an effective method to perform oversight and advisory functions of the Board.  In addition, our Audit, Compensation and Nominating and Corporate Governance Committees consist solely of independent directors.  We believe that the Board leadership described above is the best structure to lead us in the achievement of our goals and objectives and establishes an effective balance between management leadership and appropriate oversight by independent directors.

Oversight of Risk Management by the Board

One of the key functions of our Board is informed oversight of our risk management process. The Board administers this oversight function directly through the Board as a whole, through standing committees and ad-hoc committees of the Board that address risks inherent in their respective areas of oversight, as well as through our lead independent director. In particular, our Board is responsible for monitoring and assessing strategic and operational risk exposure, including risks associated with acquisition of significant assets, changes in business models, major corporate transactions and market conditions in the semiconductor industry.  Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee provides general oversight of our financial reporting, internal controls and audit functions. The Audit Committee also established the Cybersecurity Subcommittee, which provides oversight and management on cybersecurity risks and supervise the Company’s responses to cybersecurity incidents. The Cybersecurity Subcommittee reports to the Board on major cybersecurity issues and has various responsibilities in all IT related matters, including review of the quality and effectiveness of our policies and procedures with respect to our IT systems, as well as compliance with applicable regulatory requirement relating to cybersecurity matters. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and is primarily responsible for assessing the risks associated with corporate governance practices, the independence of our directors, and management succession plans. In addition, the Shareholders Communications

Subcommittee of the Nominating and Corporate Governance Committee has the responsibility to manage any risks relating to investors relationships and ESG matters. The Special Litigation Committee also assumes certain responsibilities in managing and overseeing the Company’s responses to the government investigation and other legal proceedings.

Nominations for Election of Directors

Director Qualifications

The Nominating and Corporate Governance Committee utilizes a variety of criteria to evaluate the qualifications and skills necessary to serve as members of our Board. The Nominating and Corporate Governance Committee may assess character, judgment, diversity, business acumen, scientific expertise, familiarity with issues affecting the semiconductor industry and other backgrounds and attributes that are needed to help strengthen and balance the Board. Other qualifications will be determined on a case-by-case basis, depending on whether the Nominating and Corporate Governance Committee desires to fill a vacant seat or increase the size of the Board to add new directors.  In addition, while the Nominating and Corporate Governance Committee does not prescribe specific diversity standards, the Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics and experiences of current and prospective directors, as well as other traits and attributes, that reflect a broad range of perspectives and diverse backgrounds in the Board’s decision making process.

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. In addition, the Board and the Nominating and Corporate Governance Committee may form ad-hoc sub-committees to consider potential nominees and their qualification. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board, executive officers, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee recommends the director nominees to our Board for approval for election at each annual general meeting of shareholders. Under our Bye-laws, any director appointed by our Board is subject to re-election by shareholders at our next annual general meeting of shareholders. The nominees for election at this annual general meeting were recommended and approved unanimously by members of our Nominating and Corporate Governance Committee and the Board, respectively.

A shareholder seeking to recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration should submit the candidate's name and qualifications to our Corporate Secretary at our business office in the United States at 475 Oakmead Parkway, Sunnyvale, California 94085.  The Nominating and Corporate Governance Committee will consider a properly submitted shareholder nomination that meets the requirements under our Bye-laws and applicable U.S. federal securities laws.  Our Bye-laws require, among other things, an advance written notice of the nomination in writing of not less than sixty (60) nor more than one hundred and eighty (180) days from the date of the annual general meeting.  This notice must also include certain information relating to the nominee and the nominating shareholders, as described in more detail below in “Future Shareholder Proposals and Nominations for the 2025 Annual General Meeting.”

Shareholder Communication with our Board

Although we do not have a formal policy regarding communications with the Board of Directors, shareholders may communicate with the Board, including the independent directors, by sending a letter to Alpha and Omega Semiconductor Limited, Board of Directors, c/o Investor Relations, Alpha and Omega Semiconductor, Inc., 475 Oakmead Parkway, Sunnyvale, CA 94085.  Shareholders may also direct their submission to a particular member of the Board.

Code of Ethics

Our Board has adopted the Code of Business Conduct and Ethics (the “Code”) that applies to members of senior management, including the Chief Executive Officer, as well as all other employees of the Company.  Our Code of Business Conduct and Ethics is publicly available on our website at https://investor.aosmd.com/corporate-governance/governance-documents/default.aspx. In the event that we make any amendments to or grant any waivers of, a provision of the Code that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver, and the reasons therefor, on our website at www.aosmd.com, in the Investors section.

Corporate Responsibilities on Environment, Social and Governance (ESG) Matters

Environment and Climate Change

We recognize that environmental responsibility plays an important part in the manufacturing of our products. The semiconductor production process, including the semiconductor wafer manufacturing and packaging process, generates air emissions, liquid wastes, wastewater and other industrial and hazardous materials. We understand the impact our operations have on the environment, the community, as well as the health and safety of our employees, contractors, and suppliers. Therefore, we are fully committed to environmentally sustainable business practices and to minimizing the environmental impact across our supply chain. We expect our suppliers and vendors to adhere to the same environmentally sustainable business practices.

For example, we have installed various types of pollution control equipment for the treatment of air emissions and liquid waste and equipment for recycling and treatment of water in our packaging and testing facilities in China and wafer manufacturing facility in Oregon, USA. Waste generated at our manufacturing facilities, including acid waste, alkaline waste, flammable waste, toxic waste, is collected and sorted for proper disposal. Our operations in China are subject to regulation and periodic monitoring by China’s State Environmental Protection Bureau, as well as local environmental protection authorities, including those under the Shanghai Municipal Government, which may in some cases establish stricter standards than those imposed by the State Environmental Protection Bureau. Our operation in Oregon is subject to Oregon Department of Environmental Quality regulations, Federal Environmental Protection Agency laws and regulations, and local jurisdictional regulations. We have been in material compliance with all applicable environmental regulations and standards and have not had a material or adverse effect on our results of operations from complying with these regulations.

We have implemented the International Organization for Standardization (“ISO”) 14001 environmental management system in our manufacturing facilities in China and Oregon. We also require our subcontractors, including foundries and assembly houses, to meet ISO 14001 standards. We have adopted pollution control measures for the effective maintenance of environmental protection standards consistent with the requirements applicable to the semiconductor industry in China and the U.S. Our key suppliers are either ISO14001 or EMAS certified.

Climate change is identified as one of the greatest challenges facing nations, governments, businesses and citizens over future decades. Climate change has implications for both human and natural systems and could lead to significant changes in resource use, production and economic activity. In response, we have been recognized in accordance with ISO 14064-1 worldwide standard, which means that we develop and implement programs to limit greenhouse gas (GHG) concentrations. Such GHS initiatives rely on the quantification, monitoring, reporting and verification of GHG emissions or removals.

We have also adopted a Green Policy, which aims to protect the environment through our efforts to become a green supplier. We are converting our products to be compliant with the EU Directive regarding the Restriction of Hazardous Substances (“RoHS”), which requires that the products do not contain more than agreed levels of toxic substance. Our manufacturing facilities in China also obtained QC080000 certification, which is an IECQ Certificate of Conformity Hazardous Substance Process Management for European Directive 2002/95/EC requirements and a Certificate of Green Partner for Sony Green Partner Program. We avoid using these restricted materials to the extent possible when we design our products.

As part of our broader business strategies, we continue to develop innovative, proprietary and cutting-edge technology to design and manufacture power semiconductor products that meet the high standards of our customers. These standards include the achievement of specified power and electric efficiency of various consumer products. We believe our advanced technology enables us to deliver products that saves energy and improves power efficiency of consumer electronics, which has a positive impact on our environment.

Social Responsibility

At AOS, we are dedicated to fostering a culture of diversity, respect, and inclusion. We believe that every individual brings unique perspectives and talents that enrich our community and drive our collective success.

•Commitment to Diversity: We actively seek to build a diverse team that reflects varied backgrounds, experiences, and perspectives of our global community. By embracing diversity, we enhance our creativity, innovation, and decision-making processes.
•Commitment to Respect: Respect is at the core of our values. We are dedicated to treating every individual with dignity and fairness, recognizing the inherent worth of each person. We promote open dialogue and actively listen to different viewpoints, fostering an environment where everyone feels heard and appreciated.

•Commitment to Inclusion: Inclusion is about ensuring that all voices are heard and valued. We strive to create a workplace where everyone feels a sense of belonging and can contribute to their fullest potential. Our policies, practices, and programs are designed to support an inclusive culture where everyone can thrive.

Human Rights and Labor Practices

We are committed to protect, improve and promote the welfare of our employees, partners and communities. We strive to provide an environment in which our employees can fully unleash their talents, and are treated with respect, care and dignity. We make great efforts to coach, train, and develop all employees so that they can grow their career at the Company while contributing to business growth. We train our managers to become good stewards for our employees, balancing the need for humanity while driving performance results. Our employees appreciate and value the strength of our people-oriented environment and the benefits our workplace diversity brings.

We offer competitive and fair compensation and benefits packages which include but are not limited to a combination of base salary, annual bonus, discretionary bonus for outstanding achievements, Employee Share Purchase Plan, and time-based and performance based long term equity compensation. The equity-related compensation programs are designed to motivate and incentivize our employees and link their rewards to financial and other strategic business performance results and at the same time increase our shareholder value.

We regularly host employee engagement activities such as social and team-building events, summer picnics, and holiday parties so that employees have an opportunity to connect and collaborate with their colleagues in an effort to strengthen our team-oriented culture. AOS believes strongly in our open-door policy which is in place to assist and encourage employees to discuss with management any concerns, issues and ideas relating to their working conditions and careers. In particular, at our China manufacturing location, we conduct bi-annual employee satisfaction surveys to solicit employee feedback, upon which we perform deep dives to understand the underlying needs so that we can identify and implement improvement measures accordingly. In fiscal year ended June 30, 2024, we implemented improvement suggestions at our China manufacturing factory which included upgrading worker dormitory and on-site canteen facilities as well as the development of focus groups to enhance worker training programs. Our most recent surveys not only indicated a record high participation rate, but also revealed that employees across the board were more satisfied in their jobs now than they were in previous years. All of these efforts contribute to enhanced employee engagement and morale.

We are committed to complying with labor standards and fair business practices everywhere we do business, and our Board has adopted a Labor and Human Rights Policy that applies to employees, interns, suppliers, agents, representatives, consultant and advisors. With respect to AOS’s specific business and countries of operation, we have assessed the below topics as the greatest potential impact for our company on human rights:

•Prohibition on Forced or Compulsory Employment or Labor: AOS ensures all work is voluntary and free from any form of forced labor. We prohibit bonded labor, involuntary prison labor, slavery, and trafficking. Workers have unrestricted movement within company facilities, and AOS ensures clarity in employment terms and forbids any fees charged to employees.
◦To ensure proper implementation, we conduct regular training with managers to ensure they understand their obligations related to Prohibition on Forced or Compulsory Employment or Labor. Employees are informed of this mandate through transparent quarterly meetings. Further, our hiring process includes checks conducted to affirm these mandates are upheld.

•Prohibition of Child Labor: Child labor is strictly prohibited under company policy. AOS adheres to local minimum age laws and immediately discontinues engagement with suppliers or subcontractors found utilizing child labor.
◦In practice, this involves regular training of those involved in the hiring process to ensure compliance. Additionally, we maintain strict oversight, with designated responsibilities across HR, EHS, and payroll teams to ensure that all processes meet health, safety, and labor standards, including immediate reporting and rectification of any child labor incidents.

•Fair and Transparent Employment Practices: We commit to fair labor practices, providing wages and benefits that meet or exceed the minimum standards in the countries we operate in. Compliance with local labor and wage laws is strictly followed, covering minimum wage, overtime, and legally mandated benefits.
◦To ensure proper follow through, our human resources and payroll teams oversee adherence local labor and wage laws. At some work locations we have implemented dedicated working hours control teams which are charged with monitoring compliance to overtime rules, analyzing issues, and suggesting improvements to maintain effective labor practices.

•Human Rights and Non-Discrimination in the Workplace: The Company maintains a workplace free from discrimination and harassment, supporting equality and respecting minority rights.
◦At AOS, we provide comprehensive training to managers and employees on the prevention of discrimination and harassment in the workplace. We actively and timely address related worker complaints and encourage employees to raise issues of concern through various channels such as directly to a management or human resources representative, utilization of Lighthouse Services a third-party service provider, WeChat or email. We take great measure to ensure prompt follow-up and resolutions by all relevant departments.

•Freedom of Association and Collective Bargaining: AOS respects the rights of workers to organize, form trade unions, engage in collective bargaining, and participate in peaceful assembly, all in accordance with local laws, while also respecting the rights of workers to refrain from such activities.
◦In practice, HR and the union actively inform employees about their rights to unionize or opt-out, and jointly facilitate policy discussions relevant to employee interests. Additionally, the company maintains robust communication through regular meetings and bi-annual and annual surveys to continually assess and enhance employee engagement, workplace safety and job satisfaction. These survey results have led to improvements in workplace dormitory and canteen facilities as well as led to the development of focus groups to enhance worker training programs.

As a global company, we seek to conduct business operations in accordance with international human rights principles including the UN Guiding Principles on Business and Human Rights. We recognize the value of a diverse and inclusive workforce and work diligently to uphold and maintain work environments that promote equal opportunities and are free of discrimination and harassment on the basis of protected classifications. As such, employees failing to meet these expectations will be held to our internal accountability standards and procedures.

Health and Safety

AOS has established a health and safety management system to eliminate or minimize the risks to personnel and other parties who could be exposed to hazards associated with its activities. Such system includes:

• Occupational Safety: We protect our workers from hazards such as chemicals, electricity, and fire by enforcing engineering controls, preventive maintenance, safe work practices, and comprehensive safety training. Employees are equipped with necessary protective gear and educated on its proper use.

• Emergency Preparedness: AOS is proactive in identifying potential emergencies, developing reporting mechanisms, and training employees through drills. We maintain equipped emergency exits and recovery plans to handle crises effectively.

• Occupational Injury and Illness: We implement rigorous procedures to prevent, manage, and report occupational injuries and illnesses. This includes promoting thorough incident reporting and providing essential medical equipment.

• Facilities Management: AOS provides facilities that adhere to health standards, offering clean sanitation facilities, potable water, and safe food handling areas. We manage environmental health risks by regularly assessing and controlling exposures to hazards.

• Employee Accommodation and Communication: We accommodate employees with disabilities and ensure all health and safety communications are clear and accessible, promoting an open dialogue about safety concerns.

Our commitment is to comply with applicable legal requirements. Under the control of the health and safety management system, we are able to control hazards originating within the workplace which could adversely affect the health and safety of our employees. We ensure that we regularly deliver health and safety training to our employees to eliminate or minimize the risks.

The health and safety of our employees are of paramount importance to the Company. At each of our major locations, we have established a site safety committee to conduct routine meetings to check and review the effectiveness of our policies and guidelines, incident rates, and oversee the implementation of corrective actions to ensure a safe and healthy work environment.

During the COVID-19 pandemic, we swiftly implemented policies and procedures to protect the health and safety of our employees according to guidelines adopted by health authorities. Although the COVID-19 global health emergency has ended, we continue to monitor and follow requirements and guidance related to disease prevention in the workplace published by the US Occupational Safety and Health Administration. Our ongoing efforts include providing COVID-19 hazard prevention training regularly and making face masks available for use. These policies and procedures help to ensure the health and safety of our employees.

Our constantly evolving protocols continue to underscore how importantly AOS considers the health and safety of our employees to be. Our measures are designed to minimize risks and enhance the well-being of our employees, ensuring compliance with legal standards and demonstrating our commitment to our workforce’s health and safety.

Community Engagement

As a compassionate global citizen mindful of the welfare of our community, we organized several donation drives during the COVID-19 pandemic era where we matched employee contributions, which raised more than $100,000 for a COVID-19 relief fund to support areas in need, including in China, the U.S. and India. In areas of the U.S. where we have business operations, we donated more than 10,000 KN-95 and N-95 masks to our neighborhood frontline workers in hospitals, fire departments, police departments, and grocery stores in 2020 during the height of the COVID-19 pandemic. In 2023, we organized a donation drive which raised $40,000 for recovery from the earthquakes in Turkey and Syria. We take pride in demonstrating good community citizenship by participating in annual donations to the Second Harvest Foodbank and other select local charity organizations.

We take proactive actions to support our communities in which we conduct our business operations. We maintain a state-of-the-art and advanced semiconductor manufacturing facility, named Jireh Semiconductor, in Hillsboro, Oregon, where we employed approximately 520 local residents as of June 30, 2024. Since 2012, we have invested more than $300 million to upgrade, improve and enhance this facility, which allowed us to provide high-paying jobs and long-term careers to Oregon residents. In addition, we help lead the Advanced Manufacturing Training and Education Coalition of Hillsboro (AM-TECH) that supports awareness and training for the manufacturing industry. For example, we collaborate with the School District to support Educator Externship programs, where teachers and counselors learn about career opportunities in semiconductor manufacturing. We also helped develop and sponsor the first Oregon-Manufacturing Youth Apprenticeship program, with the students completing a two-year apprenticeship program in 2024 and a second cohort scheduled to start with the 2024-2025 school year. We participate in Manufacturing Day and other events that bring local high school students to tour our facility and learn about the process and science behind semiconductor technology. In 2022, we contributed funds to help the City of Hillsboro’s effort to rebuild after a fire impacted several small businesses in the city. We also continue to support the Career and College Pathways program where industry partners collaborate with the Hillsboro School District to review curriculum and provide students opportunities to gain skills for post-secondary education and careers. In addition, as a member of the State of Oregon’s Higher Education Coordinating Commission Manufacturing Industry Consortium, we are actively involved in identifying and supporting initiatives and strategies that enable the manufacturing industry to engage workforce, develop talents and align economic opportunity with local communities. We believe these efforts demonstrate not only our commitment to support the growth of local communities, but also our ability to strengthen U.S. semiconductor manufacturing, design and research, thereby fortifying our nation’s chip supply chains.

Governance

Our Code provides guidelines for our employees and members of the Board to exercise good judgment to ensure the safety and welfare of all personnel and to maintain a cooperative, efficient, positive, harmonious and productive work environment and business organization. The Code covers policies related to governance, ethics, and corporate social responsibility. It describes how we conduct business with integrity towards employees, customers, stockholders, suppliers, and all other third parties. It sets forth what the Company values, what we prohibit as a company, and highlights programs and resources to help employees meet these expectations. The Code can be found on our website (www.aosmd.com) in the investor relations section.

In summary, the Code addresses the following topics:
•Conflicts of Interest;
•Corporate Opportunities;
•Protecting the Company’s Confidential Information;
•Financial Matters and Disclosure Obligations;
•Use of Company’s Assets;
•Anti-Bribery and Corruption
•Anti-Discrimination or Harassment.

The Company is committed to fostering ongoing dialogue with all its stakeholders through multiple channels and offers employees, business partners and other stakeholders an opportunity to report any suspected ethical issues or violations of the

Code or law, and to do so anonymously (where permissible by law) or with attribution. The Company makes every effort to investigate reported concerns appropriately, consistently, and in a timely manner, including promptly responding to any concerns or reports of employee misconduct and inquiries from any government agency. Furthermore, during the fiscal year, the Company has committed additional resources to improve and enhance its legal and regulatory compliance capabilities, including the hiring of additional staff attorneys; implementing new corporate and compliance policies and procedures; and providing more training and educational opportunities to employees on compliance matters.

Our Board has adopted the Corporate Governance Policy to establish a framework within which it will conduct its business. We also provide our directors training on issues facing us and on subjects that would assist the directors in discharging their duties. In addition, the Board has adopted a share ownership guideline for our executive officers and non-employee members of the Board, which align the interests of our management members with those of our shareholders. The Corporate Governance Policy can be found on our website (www.aosmd.com) in the investor relations section. None of the material on our website is part of this Proxy Statement or is incorporated by reference herein. In addition, we have recently established the Shareholders Communications Subcommittee that is responsible for managing and providing oversight on ESG matters.

The Company and our Board are committed to a diverse, inclusive and equitable environment where all Board members, staff, and volunteers feel respected and valued regardless of gender, age, race, ethnicity, national origin, sexual orientation or identity, disability, or any other bias. The Board believes in the benefits of having a Board composed of individuals with diverse skills, experience, backgrounds and perspectives as well as support for the mission of the Company. For purposes of Board composition, diversity includes, but is not limited to, business and industry skills and experience, gender and ethnicity. All Board appointments should collectively reflect the diverse nature of the business environment in which the Company operates and be made on merit, in the context of the skills, experience, qualification and knowledge which the Board requires to be effective. The Board is committed to complying with all federal, state and local laws and regulations regarding diversity of composition of the Board, including any diversity legislation enacted by state governments to the extent the Company is subject to such legislation.

Our Shareholders Communications Subcommittee reviews, assesses, and recommends actions relating to our ESG capabilities and consults with our counsel and advisors regarding compliance with applicable laws, regulations and rules relating to ESG matters. The Shareholders Communications Subcommittee reports directly to the Board regarding ESG matters at least twice a year. The Shareholders Communications Subcommittee is also actively involved in reviewing and analyzing recent rules and regulations proposed and adopted by government agencies relating to ESG matters, including climate change disclosure requirements by the SEC.

Conflict Minerals

We are dedicated to ensuring that we use responsibly sourced minerals in both our supply chain as well as through our suppliers. The armed conflict and human rights atrocities that proliferate and are funded by the exploitation of natural resources in the Democratic Republic of Congo and adjoining countries (“DRC”) are unacceptable and any manufacture of product connected with this will not be tolerated.

Commonly known conflict minerals are those such as tantalum, tin, tungsten, and gold. Conflict minerals originating from the DRC must not be included in materials or products supplied to the Company. We are committed to ensuring an ethical and diverse supply chain that is focused on responsible mineral sourcing. We require all of our suppliers who manufacture raw metal materials containing tantalum, tin, tungsten or gold to implement their own conflict mineral policies. All such suppliers are required to undertake reasonable due diligence within their supply chains to ensure that the minerals are not being sourced from mines in conflict areas. We support the traceability and transparency of such information so that our customers can be assured that the metals used in their products are not contributing to any conflicts and come from sustainable sources.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Our non-employee director compensation policy provides for the following cash and equity compensation:

Cash Retainer and Fees: Each non-employee director serving as a member of the Board at the beginning of the Company’s fiscal year will receive an annual retainer of $45,000 and the Lead Independent director will receive an additional retainer of $15,000. In addition, each non-employee director serving as the chairperson of a committee of the Board will receive an additional retainer as follows: Audit Committee - $25,000; Compensation Committee - $15,000; Nominating and Governance Committee - $15,000; Special Litigation Committee - $50,000; Shareholders Communications Subcommittee - $10,000 and Cybersecurity Subcommittee - $10,000. Each non-employee director serving as a member of a committee of the Board will receive an additional retainer as follows: Audit Committee - $12,000; Compensation Committee - $7,500; Nominating and Governance Committee - $5,000; and Special Litigation Committee - $12,500. Non-employee directors will not receive any additional compensation for attending regular Board or committee meetings. However, with respect to special meetings of the Board or a committee, the Board shall determine whether such meetings will be eligible for payment of special fees, and if so, each non-employee director will receive $2,000 for a meeting attended in person and $1,000 for a meeting attended via teleconference.

Equity Grants: Each individual who is elected by the Company’s shareholders to serve as a non-employee director at the Company’s Annual Shareholders Meeting and each individual who is to continue to serve as a non-employee director following such meeting whether or not that individual is standing for re-election at that meeting, will be granted on the date of such meeting, an award of restricted share units under the 2018 Omnibus Incentive Plan (the “2018 Plan”). The number of shares subject to each such annual award will be determined by dividing $160,000 by the Average Per Share Price, up to a maximum of 10,000 shares. The Average Per Share Price for an award means the average closing price per common share over the 90 day-period immediately prior to the date of grant of the award. The award will vest in four (4) equal quarterly installments upon the non-employee director’s completion of each quarter of Board service following the grant date; provided, however, that if the Company’s Annual Shareholders Meeting for the year following the year of grant occurs prior to the end of the one-year period measured from the grant date, the last quarterly installment will become vested upon the date of such subsequent Annual Shareholders Meeting, provided that the non-employee director continues in Board service until such date. In the event a new non-employee director is elected or appointed to the Board on a date other than at the Company’s Annual Shareholders Meeting, such individual will be granted on the date of such election or appointment, an award of restricted share units for a number of shares determined by dividing $160,000 as pro-rated based on the period from the date of election or appointment to the anticipated date of the next Annual Shareholders Meeting by the Average Per Share Price (as determined based on the grant date of the award to such non-employee director), provided such individual has not previously been in the employ or service of the Company. The award shall vest on the same dates that the annual grants made at the preceding Annual Shareholders Meeting vest with the number of shares vesting on each vesting date based on the period of service.

The awards (to the extent outstanding) will vest in full (i) upon the non-employee director’s termination of Board service by reason of death or permanent disability (as defined in the 2018 Plan) and (ii) immediately prior to the consummation of a Change in Control (as defined in the 2018 Plan). Shares that vest under an award on a quarterly vesting date or upon termination of Board service will be issued on the earlier of (i) the date of the Annual Shareholders Meeting that is coincident with or next following the applicable vesting date or (ii) the date of the non-employee director’s termination of Board service. Shares that vest upon a Change in Control will be issued as soon as practicable following the Change in Control.

Reimbursements: All non-employee directors receive reimbursement from the Company for their reasonable expenses of travel (including airfare and ground transportation) to and from meetings of the Board or a committee, and reasonable lodging and meal expenses.

Director Compensation for Fiscal Year 2024

The following table sets forth certain information regarding the compensation of each individual who served as a non-employee member of our Board during fiscal year 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Lucas S. Chang	107,500	114,377	—	221,877
Claudia Chen	84,500	114,377	—	198,877
So-Yeon Jeong	62,500	114,377	—	176,877
Hanqing (Helen) Li	57,000	114,377	—	171,377
King Owyang	67,500	114,377	—	181,877
Michael L. Pfeiffer	70,000	114,377	—	184,377
Michael J. Salameh	99,500	114,377	—	213,877

(1)     The dollar value shown represents the grant date fair value of the restricted share unit awards (granted to non-employee directors as described above) determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) without taking into account any estimated forfeitures related to service vesting conditions. The valuation assumptions used in determining such amounts are described in Note 10 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2024, as filed with the SEC on August 23, 2024. No stock option was granted to any non-employee director in fiscal year 2024. As of June 30, 2024, our non-employee directors held outstanding restricted share units granted for services on the Board as follows:

Name	Number of Shares Subject to RSUs
Lucas S. Chang	2,797
Claudia Chen	2,797
So-Yeon Jeong	2,797
Hanqing (Helen) Li	2,797
King Owyang	2,797
Michael L. Pfeiffer	2,797
Michael J. Salameh	2,797

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee for fiscal year 2024 consisted of Dr. Lucas S. Chang, So-Yeon Jeong, Dr. King Owyang and Michael J. Salameh.  None of our Compensation Committee members has been an officer or employee of us or our subsidiaries at any time. None of our executive officers serves on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

PROPOSAL NO. 2
ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our shareholders are entitled to vote, on an advisory basis, to approve the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the rules of the SEC.

We design our executive compensation program to implement our core objectives of attracting and retaining superior executive talent, ensuring executive compensation is substantially dependent on our financial performance and provides incentives for the attainment of our key strategic business objectives and aligning executives’ incentives with the creation of shareholder value. The key elements of the compensation program that were in effect during the 2024 fiscal year for the Company’s named executive officers are described in detail in the Compensation Discussion and Analysis section of this Proxy Statement.

The vote on this proposal is not intended to address any specific element of compensation; rather the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Although this vote is advisory and the outcome is not binding on our Board, the annual views expressed by our shareholders, whether through this vote or otherwise, are important to us. As a result, the Board and the Compensation Committee will carefully review the results of this vote, and they will consider these results in making future decisions about our executive compensation programs and arrangements.

The shareholders are being asked to approve by advisory vote the following resolution relating to the compensation of the named executive officers as described in this Proxy Statement:

“Resolved, that the Company’s shareholders hereby approve the compensation paid to the Company’s executive officers named in the Summary Compensation Table of this Proxy Statement, as that compensation is disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion included in this Proxy Statement.”

Recommendation of the Board

The Board recommends that shareholders vote FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE 2018 OMNIBUS INCENTIVE PLAN

We are asking our shareholders to approve an amendment and restatement of the Alpha & Omega Semiconductor Limited 2018 Omnibus Incentive Plan (the “2018 Plan”), which would increase the number of common shares authorized for issuance under the 2018 Plan by 377,000 shares to an aggregate of 4,609,000 shares and make certain other amendments to conform to existing best practices. The Board approved the amendment and restatement of the 2018 Plan upon the recommendation our Compensation Committee to ensure that we can continue to grant equity awards and long-term incentives to our current and future officers, employees, non-employee directors, consultants and other independent advisors in our employ or service (or the employ or service of our affiliates).

The success of our business is dependent on our ability to motivate and retain our talented team to achieve important goals, and also to recruit top talent. We compete for talent in an industry and in geographic regions (including the Silicon Valley) where equity incentive compensation programs play a pivotal role in incentivizing and retaining key personnel. We believe that our continued ability to offer equity awards is a competitive necessity in our industry and is essential to recruiting and retaining the highly qualified technical and other key employees essential to our long-term growth and financial success, as well as rewarding and motivating current employees.

As of August 31, 2024, there were 927,041 common shares available for future grants under the 2018 Plan (i.e., after deducting shares subject to outstanding awards as of August 31, 2024) . If this proposal is approved, the total number of authorized shares under the 2018 Plan will be increased by 377,000 shares to a total of 4,609,000, and the total number of shares available for future grants under the 2018 Plan will be approximately 1,304,041 shares. Although the number of shares required for our annual grants and other grants varies based on a number of factors, including our share price at the time of the grant and the size of individual grants awarded by our Compensation Committee, we do not believe that we have sufficient shares available under the 2018 Plan for our annual grants and other grants in fiscal year 2025 (the majority of which will be made during the first quarter of calendar year 2025) and beyond. Approval of this proposal is critical to sustaining our momentum as we build shareholder value. In this regard, our Board believes that if this proposal is not approved, we may be at a disadvantage against our competitors for recruiting, retaining and motivating individuals critical to our success and we could be forced to increase cash compensation to provide a market-competitive total compensation package necessary to attract, retain, and motivate the talent critical to our future successes. We do not believe this would be in our best interests or the best interests of our shareholders because these additional cash payments would, among other things, reduce resources available to meet our business needs and cause a loss of motivation by employees to achieve superior performance over a longer period of time. Equity-based incentives, by contrast, directly align a portion of the compensation of our service providers with the economic interests of our shareholders and meet the expected industry recruiting standards needed to enable us to attract, retain and motivate employees.

In approving the amendment and restatement of the 2018 Plan, the Board made the following material changes, along with certain other conforming or clarifying revisions and non-substantive changes:
•increase the share reserve by 377,000 shares;
•implement a corresponding increase to the number of shares that may be issued in settlement of exercised incentive stock options by an additional 377,000 shares;
•eliminate the liberal share recycling provisions previously permitted under the 2018 Plan; and
•allow for limited accelerated vesting of awards as described below.

In addition, for restricted share unit awards granted to our Chief Executive Officer beginning on or after August 8, 2024, the Board approved a one-year post-vesting holding requirement that requires the Chief Executive Officer to hold at least fifty percent (50%) of the common shares issued to the Chief Executive Officer under such awards, net of any common shares withheld to cover applicable taxes, for a period of one-year following the vesting date as more fully described in the section titled “ Executive Compensation – Compensation Structure – CEO Post-Vesting Holding Requirement” below.

We are asking our shareholders to approve the amendment and restatement of the 2018 Plan in order to (i) meet NASDAQ listing requirements, (ii) allow incentive stock options awarded under the 2018 Equity Incentive Plan to meet the requirements of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder and (iii) conform to good corporate governance.

Plan Background

Our Board adopted the 2018 Plan on October 3, 2018 and our shareholders approved the 2018 Plan on November 8, 2018 (the “Plan Effective Date”). Our shareholders have subsequently approved increases to the share reserve under the 2018 Plan

(at annual general meetings of our shareholders) as follows: 800,000 shares in 2019; 1,000,000 shares in 2021; 740,000 shares in 2022; and 427,000 shares in 2023.

The 2018 Plan is the only discretionary plan under which equity awards may be granted to our employees and other service providers. The 2018 Plan serves as the successor to our 2009 Share Option/Share Issuance Plan (the “Predecessor Plan”) which terminated following adoption of the 2018 Plan; while no further awards may be made under the Predecessor Plan, there are outstanding awards under the Predecessor Plan as described below.

Determination of Share Reserve Under 2018 Plan

If this proposal is approved, the total number of authorized shares under the 2018 Plan will be increased by 377,000 shares to a total of 4,609,000, and the total number of shares available for future grants under the 2018 Plan (i.e., after deducting shares subject to outstanding awards as of August 31, 2024) will be approximately 1,304,041 shares. In determining the number of shares to be authorized for issuance under the 2018 Plan, the Board considered a number of factors, including the number of shares remaining available for issuance under the 2018 Plan, our past share usage (burn rate), the number of shares needed for future awards and a dilution analysis.

Dilution Analysis

Our compensation philosophy reflects broad-based eligibility for equity awards. However, we recognize that equity awards dilute existing shareholders, and, therefore, we are mindful to responsibly manage the growth of our equity compensation program. We are committed to effectively monitoring our equity compensation share reserve relative to our industry and broader market norms to ensure that we maximize shareholders’ value by granting the appropriate number of equity awards necessary to attract, reward, and retain employees, non-employee directors and consultants and other independent advisors.

As of August 31, 2024, 927,041 shares were available for future awards under the 2018 Plan. No awards may be granted under the Predecessor Plan. As indicated in the table below, assuming shareholders approve the amendment and restatement of the 2018 Plan as set forth in this proposal 3, we expect to have a total of 1,304,041 shares available for issuance under the 2018 Plan.

The Company currently has awards outstanding under the 2018 Plan and the Predecessor Plan. As of August 31, 2024, there were no shares subject to outstanding options and 2,687,011 shares subject to awards other than options under the 2018 Plan, and no shares subject to outstanding options and 810,500 shares subject to awards other than options under the Predecessor Plan, as described in the table below.

Plans as of August 31, 2024	Shares Subject to Outstanding Options	Shares Subject to Outstanding Full Value Awards (1)	Shares Available for Future Grant	Total Aggregate Shares
2018 Plan	—	2,687,011	927,041	3,614,052
Predecessor Plan (2)	—	810,500	—	810,500
Total (before amendment and restatement of the 2018 Plan is approved by the shareholders)	—	3,497,511	927,041	4,424,552
Shares Available for Future Grant Upon Approval of the amendment and restatement of the 2018 Plan by the shareholders (3)	—	—	1,304,041	4,801,552

(1) Consists of 1,434,386 shares subject to time-based restricted share units and 2,063,125 shares subject to performance-based restricted share units assuming target performance (which may settle in a range of 0% to 100% of target depending on level of performance attained).

(2) No additional awards may be granted under the Predecessor Plan.

(3) The share reserve may be adjusted as described in more detail in the section titled “Securities Subject to 2018 Plan” below.

We note that the number of shares remaining available for future grant as described above differs from those reported below under “Equity Compensation Plan Information,” because that table, required by SEC disclosure rules, is dated as of June 30, 2024, and therefore does not take into account vesting events and grants between July 1, 2024 and August 31, 2024.

Based on the Company’s common shares outstanding as of August 31, 2024, the additional 377,000 shares under the 2018 Plan represents an overhang of approximately 1.1% of our fully diluted shares. The Company calculates “fully diluted shares” as the total number of shares outstanding plus shares underlying outstanding awards and shares available for issuance under future equity awards.

Our Board believes that the number of shares under the 2018 Plan (as proposed to be increased) represents a reasonable amount of potential equity dilution, which will allow the Company to continue to grant equity awards which are an important component of our compensation program.

Burn Rate

In connection with our share-based compensation programs, we are committed to using equity incentive awards prudently and within reasonable limits. Accordingly, we closely monitor our share award “burn rate” each year. Our annual burn rate is determined by dividing the number of our common shares subject to time-based restricted share unit awards (“RSUs”) we grant, or the number of our common shares vested in the case of performance-based restricted share unit awards (“PSUs”) and market-based restricted share unit awards (“MSUs”), in a fiscal year by the weighted average number of our common shares outstanding for that fiscal year.

Fiscal Year	Options Granted	RSUs Granted	PSUs/MSUs Vested	Total RSU Granted or Vested if PSUs/MSUs	Weighted Average Common Share Outstanding	Burn Rate
2024	—	679,993	398,632	1,078,625	28,236,084	3.8%
2023	—	714,080	206,132	920,212	27,552,230	3.3%
2022	—	597,381	151,199	748,580	26,764,193	2.8%
3-Year	—	663,818	251,988	915,806	27,517,502	3.3%

The following table shows the number of common shares subject to PSUs and MSUs granted and vested in each fiscal year:

	Number of PSUs	Number of MSUs 1	Number of MSUs 2
Nonvested at June 30, 2021	353,824	1,240,000	—
Granted	194,000	—	1,022,000
Vested	(151,199)	—	—
Forfeited	(7,250)	(50,000)	(6,000)
Nonvested at June 30, 2022	389,375	1,190,000	1,016,000
Granted	264,214	—	—
Vested	(116,132)	(90,000)	—
Forfeited	(10,743)	—	(8,000)
Nonvested at June 30, 2023	526,714	1,100,000	1,008,000
Granted	209,250	—	—
Vested	(123,632)	(275,000)	—

Forfeited	(268,207)	(15,000)	(91,000)
Nonvested at June 30, 2024	344,125	810,000	917,000

1. Represents MSUs granted in July 2018
2. Represents MSUs granted in December 2021

The number of shares to be ultimately earned under the fiscal year 2024, 2023 and 2022 PSUs is determined based on the level of attainment of predetermined financial goals (not to exceed the target number of shares). Any shares earned based on performance vest in four equal annual installments after the end of the performance period based on continued service.

The number of shares to be ultimately earned under the fiscal year 2022 MSUs (as amended in September 2023) is determined based on the Company’s achievement of specified stock prices and revenue thresholds during the performance period from September 19, 2023 to December 31, 2025. Any shares earned under the 2022 MSUs based on performance vest in four equal annual installments commencing January 1, 2026, subject to continued service.

The number of shares to be ultimately earned under the fiscal year 2019 MSUs is determined based on the Company’s achievement of specified stock prices and revenue thresholds during the performance period from January 1, 2019 to December 31, 2022. Any shares earned under the 2019 MSUs based on performance vest in four equal annual installments commencing January 1, 2023, subject to continued service.

Based on our current equity award practices, our Board estimates that the authorized shares under the 2018 Plan (as proposed to be increased) may be sufficient to provide us with an opportunity to grant equity awards for approximately 1 year, in amounts determined appropriate by our Compensation Committee, which administers the 2018 Plan (as discussed below). This is only an estimate, and circumstances could cause the share reserve to be used more quickly or more slowly. These circumstances include, but are not limited to, the future price of our common shares, the mix of options and full value awards provided as long-term incentive compensation, grant amounts provided by our competitors, payout of performance-based awards in excess of target in the event of superior performance, hiring activity, and promotions during the next few years.

Highlights of the 2018 Plan

The 2018 Plan contains a number of provisions that we believe are consistent with best practices in equity compensation and which protect the shareholders’ interests, as described below.

No evergreen authorization: The 2018 Plan does not have an evergreen provision, which would have permitted an increase in the share pool without further shareholder approval.

No liberal share recycling: Any shares that are withheld by the Company or tendered by a participant to satisfy tax withholding obligations or to pay the exercise price of an option and any shares that are subject to a share appreciation right granted under the 2018 Plan that are not issued upon the exercise of such award will not be added back to the share reserve and will not become available for future grants under the 2018 Plan.

No automatic vesting upon a change in control: The 2018 Plan allows for an acquiring corporation to assume outstanding awards, and if awards are assumed, they will generally not accelerate on the change in control. If awards are not assumed, the vesting of such awards will be accelerated (with performance-based awards vesting based on actual performance attainment as of the date of the change in control or on a pro-rated basis for time elapsed in the ongoing performance period based on target level). The plan administrator also has the discretion to take alternative actions such as accelerating the vesting of outstanding awards on a termination following a change in control or requiring that participants exchange outstanding awards for cash.

Prohibition on repricings: The 2018 Plan prohibits the repricing of options or share appreciation rights, the cancellation and replacement of options or share appreciation rights with a grant with a lower exercise price, or a buyout of an underwater option or share appreciation right (except as permitted in a change in control or in the case of a corporate transaction as described in the section titled “Changes in Capitalization” below).

Minimum vesting requirements: The 2018 Plan provides that awards granted under the 2018 Plan that are payable in shares may vest no earlier than the first anniversary of the grant date, subject to certain exceptions set forth in the 2018 Plan, as described below.

No discounted options or share appreciation rights: Options and share appreciation rights must have an exercise price at or above fair market value per share on the date of grant.

Limit on director pay: The maximum aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards made to a non-employee director under the 2018 Plan in a single calendar year, taken together with any cash payments (including the annual retainer and any other compensation) paid to such non-employee director in respect of such calendar year, shall not exceed $750,000 ($1,000,000 in the initial year of election or appointment) in total value.

No tax gross-ups: The 2018 Plan does not provide for any tax gross-ups.

No liberal change-in-control definition: The 2018 Plan defines change in control based on the consummation of the transaction rather than the announcement or shareholder approval of the transaction.

Limitation on dividends and dividend equivalents: Any dividends or dividend equivalents payable in connection with an award will be subject to the same restrictions as the underlying award and will not be paid until and unless such award vests.

Administered by an independent committee: The 2018 Plan is administered by the Compensation Committee of our Board of Directors, which consists entirely of independent directors. The Compensation Committee may delegate its authority to a subcommittee or officer, as described in more detail below.

Summary Description of 2018 Omnibus Incentive Plan

The principal terms and provisions of the amended and restated 2018 Plan are set forth below. The summary, however, is not intended to be a complete description of all the terms of the 2018 Plan and is qualified in its entirety by reference to the complete text of the amended and restated 2018 Plan, filed with this Proxy Statement as Appendix A.

Types of Awards. The following types of awards may be granted under the 2018 Plan: options, share appreciation rights, share awards, restricted share units, dividend equivalent rights and other share-based awards. The principal features of each type of award are described below.

Administration. The Compensation Committee has the exclusive authority to administer the 2018 Plan with respect to awards made to our executive officers and non-employee directors and has the authority to make awards under the 2018 Plan to all other eligible individuals. However, our Board may at any time appoint a secondary committee of one (1) or more members of the Board to have separate but concurrent authority with the Compensation Committee to make awards under the 2018 Plan to individuals other than executive officers and non-employee directors. The Board or the Compensation Committee may also delegate authority to administer the 2018 Plan with respect to individuals other than executive officers and non-employee directors to one or more officers of the Company.

The term “plan administrator,” as used in this summary, will mean our Compensation Committee, the Board, any secondary committee and any delegates thereof, to the extent each such entity or person is acting within the scope of its administrative authority under the 2018 Plan.

Eligibility. Officers and employees, non-employee directors, as well as consultants and other independent advisors, in our employ or service or in the employ or service of our affiliates (whether now existing or subsequently established) are eligible to participate in the 2018 Plan. As of August 31, 2024, approximately 2,361 employees (including 5 executive officers) and 7 non-employee directors were eligible to participate in the 2018 Plan. For purposes of the 2018 Plan, an affiliate means a parent corporation or any entity in which the Company has an equity interest.

Securities Subject to 2018 Plan. Subject to the capitalization adjustments and the add back provisions related to outstanding awards, each as described below, if this proposal is approved, an aggregate of up to 4,609,000 shares shall be reserved for issuance under the 2018 Plan.

Shares subject to outstanding awards under the 2018 Plan and awards granted under the Predecessor Plan that expire, are forfeited or cancelled or otherwise terminate prior to the issuance of the shares subject to those awards or are settled in cash will be available for subsequent issuance under the 2018 Plan.

In addition, the following share counting procedures will apply in determining the number of common shares available from time to time for issuance under the 2018 Plan:

•Should the exercise price of an option or any withholding taxes incurred in connection with the exercise of an option or share appreciation right granted under the 2018 Plan be paid in common shares (whether through the withholding of a portion of the otherwise issuable shares or through tender of actual outstanding shares), then in each such case, the tendered or withheld shares will not be added to the shares reserved for issuance under the 2018 Plan.

•Should common shares be withheld by us, or if shares are tendered by the participant, in each case in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or settlement of an award (other than an option or share appreciation right) granted under the 2018 Plan or the Predecessor Plan, then in each case the number of shares so tendered or withheld will not be added to the common shares available for issuance under the 2018 Plan.

•Upon the exercise of any share appreciation right granted under the 2018 Plan, the share reserve will be reduced by the gross number of shares subject to the award.

If this proposal is approved, the maximum number of common shares which may be issued pursuant to options intended to qualify as incentive stock options under the federal tax laws shall be limited to 4,609,000.

The plan administrator may grant awards in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines. Such substitute awards will not reduce the common shares authorized for issuance under the 2018 Plan (but will count against the aggregate number of incentive stock options available for awards, as described above). Additionally, subject to applicable stock exchange requirements, if the acquired company’s equity plan has shares available, such shares may be available for grant under the 2018 Plan, which will not reduce (or be added back to) the shares authorized for issuance under the 2018 Plan.

The common shares issuable under the 2018 Plan may be made available from our authorized but unissued common shares or from common shares that we acquire, including shares purchased on the open market.

Participant Award Limits. The maximum number of common shares which may be issued pursuant to awards that are settled in shares and granted to any person under the 2018 Plan in any fiscal year shall not exceed 800,000 shares.

In addition, the maximum aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards made to a non-employee director under the 2018 Plan in a single calendar year, taken together with any cash payments (including the annual retainer and any other compensation) paid to such non-employee director in respect of such calendar year, shall not exceed $750,000 ($1,000,000 in the non-employee director’s initial year of election or appointment) in total value.

Vesting Requirements. Awards granted under the 2018 Plan that are payable in shares may vest no earlier than the first anniversary of the grant date, provided that such minimum vesting requirement will not apply to (i) awards with respect to a maximum of 5% of the total number of shares available for issuance under the 2018 Plan as of the date of the Annual Meeting (including the 377,000 new shares if this proposal is approved by the shareholders), (ii) substitute awards, (iii) shares delivered in lieu of fully vested cash-based obligations, and (iv) awards granted to non-employee directors that vest on the earlier of the one-year anniversary of the grant date and the next annual shareholder’s meeting that is a last 50 weeks after the prior year’s annual meeting.

Awards. The plan administrator has complete discretion to determine (a) which eligible individuals are to receive awards, (b) the type, size, terms and conditions of the awards to be made, (c) the time or times when those awards are to be granted, (d) the number of shares or amount of payment subject to each such award, (e) the time when the award is to become exercisable, (f) the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, (g) the maximum term for which the award is to remain outstanding, (h) the vesting and issuance schedules applicable to the shares which are the subject of the award, (i) the cash consideration (if any) payable per share subject to the award and the form of payment in which the award is to be settled, (j) with respect to performance-based awards, the amount payable at one or more levels of attained performance, the payout schedule and the form of payment, (k) in the event of the participant’s death or disability, accelerate the vesting or exercisability of an award, and (l) in the event of a change in control, take any action described under the paragraph “General Provisions – Change in Control” below as authorized by the 2018 Plan.

Share Options. Each granted option will have an exercise price per share determined by the plan administrator, but the exercise price will not be less than one hundred percent (100%) of the fair market value of the option shares on the grant date. No granted option will have a term in excess of ten (10) years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date or upon the achievement of pre-established performance objectives. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. The shares acquired under such immediately exercisable options will be subject to repurchase by us, at the lower of the exercise price paid per share or the fair market value per share at the time of repurchase, if the optionee ceases service prior to vesting in those shares. Payment of the exercise price may be paid in one or more of the following forms as determined by the plan administrator: cash, our common shares, through a cashless exercise procedure pursuant to which the optionee effects a same-day exercise of the option and sale of the purchased shares through a broker in order to cover the exercise price for the purchased shares and the applicable withholding taxes and/or through a net exercise procedure pursuant to which we withhold a number of shares otherwise issuable upon exercise of the option having a value equal to the exercise price and applicable withholding taxes.

Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. The plan administrator has complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised.

Share Appreciation Rights. The 2018 Plan allows the issuance of two types of share appreciation rights:

•Tandem share appreciation rights granted in conjunction with options, which provide the holders with the right to surrender the related option grant for an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the vested common shares subject to the surrendered option over (ii) the aggregate exercise price payable for those shares.

•Stand-alone share appreciation rights, which allow the holders to exercise those rights as to a specific number of our common shares and receive in exchange an appreciation distribution from us in an amount equal to the excess of (i) the fair market value of the common shares as to which those rights are exercised over (ii) the aggregate exercise price in effect for those shares. The exercise price per share may not be less than the fair market value per underlying common share on the date the stand-alone share appreciation right is granted, and the right may not have a term in excess of ten (10) years.

The appreciation distribution on any exercised share appreciation right will be paid in (i) cash, (ii) our common shares or (iii) a combination of cash and our common shares. Upon cessation of service with us, the holder of a share appreciation right will have a limited period of time in which to exercise that right to the extent exercisable at that time. The plan administrator has complete discretion to extend the period following the holder’s cessation of service during which his or her outstanding share appreciation rights may be exercised.

Repricing. The plan administrator may not implement any of the following repricing programs (except in the case of a corporate transaction as described in the section titled “Changes in Capitalization” below): (i) the cancellation of outstanding options or share appreciation rights in return for new options or share appreciation rights with a lower exercise price per share, (ii) the cancellation of outstanding options or share appreciation rights with exercise prices per share in excess of the then current fair market value per common share for consideration payable in cash, other awards or our equity securities (except in the event of a change in control) or (iii) the direct reduction of the exercise price in effect for outstanding options or share appreciation rights.

Share Awards and Restricted Share Units. Our common shares may be issued under the 2018 Plan subject to performance or service vesting requirements established by the plan administrator without any cash outlay required of the recipient. Our common shares may also be issued under the 2018 Plan pursuant to restricted share units, which entitle the recipients to receive those shares upon the attainment of designated performance goals or the completion of a prescribed service period or upon the expiration of a designated time period following the vesting of those units, including (without limitation), a deferred distribution date following the termination of the recipient’s service with us.

The plan administrator will have the discretionary authority to structure one or more such awards so that the common shares subject to those awards (or cash, as applicable) will vest only upon the achievement of certain pre-established corporate performance goals which may be based on one or more of the following criteria: (i) cash flow; (ii) earnings (including earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for share-based compensation, earnings before interest, taxes, depreciation and amortization, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) share price; (vi) return on equity or average shareholder equity; (vii) total shareholder return or growth in total shareholder return either directly or in relation to a comparative group; (viii) return on capital; (ix) return on assets or net assets; (x) invested capital, required rate of return on capital or return on invested capital; (xi) revenue, growth in revenue or return on sales; (xii) income or net income; (xiii) operating income, net operating income or net operating income after tax; (xiv) profit, operating profit or net operating profit; (xv) operating margin or gross margin; (xvi)

return on operating revenue or return on operating profit; (xvii) sales or bookings targets; (xviii) billings; (xix) expense or expense control and/or cost reductions; (xx) capital expenditure; (xxi) improvement in or attainment of working capital levels; (xxii) market share or penetration; (xxiii) debt reduction or debt levels (xxiv) project and product measures; (xxv) operation performance; (xxvi) systems and systems improvement; (xxvii) manufacturing; (xxviii) manufacturing efficiencies, improvement or variances; (xxix) delivery performance; (xxx) product and technology development; (xxxi) manufacturing and operational achievements; (xxxii) capacity utilization or milestones; (xxxiii) environmental goals or management; (xxxiv) market capitalization, (xxxv) application approvals, (xxxvi) litigation and regulatory resolution goals, (xxxvii) implementation, completion or attainment of key projects, (xxviii) product sales or milestones, (xxxix) budget comparisons, (xl) growth in shareholder value relative to the growth of a peer group or index; (xli) development and implementation of strategic plans and/or organizational restructuring goals; (xlii) development and implementation of risk and crisis management programs; (xli) improvement in workforce diversity; (xlii) compliance requirements and compliance relief; (xliii) productivity goals; (xliv) workforce management and succession planning goals; (xlv) economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); ( xlvi) contract win, renewal or extension; (xlvii) design win; (xlviii) delivery and/or design schedule; (xlix) development or milestones in new generation of products or technologies; (l) product technology or quality; (li) leadership metrics; recruiting and maintaining personnel, employee retention, measures of customer satisfaction, employee satisfaction or staff development; (li) development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; (lii) merger and acquisitions; and (liii) other similar criteria consistent with the foregoing. In addition, such performance criteria may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company’s business units or divisions or any parent or subsidiary. Each applicable performance goal may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. Each applicable performance goal may be structured at the time of the award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) the operations of any business acquired by the Company; (F) the divestiture of one or more business operations or the assets thereof; (G) the effects of any corporate transaction, such as a merger, consolidation, separation (including spin-off or other distributions of stock or property by the Company) or reorganization; (H) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events; (I) acquisitions or divestitures; (J) change in the corporate structure or capital structure of the Company; (K) an event either not directly related to the operations of the Company, parent, subsidiary, division, business segment or business unit or not within the reasonable control of management; (L) foreign exchange gains and losses; (M) a change in the fiscal year of the Company; (N) the refinancing or repurchase of bank loans or debt securities; (O) unbudgeted capital expenditures; (P) the issuance or repurchase of equity securities and other changes in the number of outstanding shares; (Q) conversion of some or all of convertible securities to common stock; (R) any business interruption event; (S) the cumulative effects of tax or accounting changes in accordance with GAAP; (T) the effect of changes in other laws or regulatory rules affecting reported results; and (U) any other adjustment consistent with the operation of the 2018 Plan. The Compensation Committee may also grant awards that are based on performance goals other than those set forth above.

Should the participant cease to remain in service while holding one or more unvested shares or should the performance objectives not be attained with respect to one or more such unvested shares, then those shares will be immediately subject to cancellation. Outstanding restricted share units will automatically terminate, and no common shares will actually be issued in satisfaction of those awards, if the performance goals or service requirements established for such awards are not attained.

Dividend Equivalent Rights. The plan administrator may provide a participant as part of an award (other than options or share appreciation rights) with dividends or dividend equivalents, payable in cash, common shares, or a combination of cash and common shares, on such terms as determined by the plan administrator. However, any dividend or dividend equivalent will only be paid if the underlying award vests and will be subject to a risk of forfeiture to the same extent as the underlying award.

Other Share-Based Awards. Under the 2018 Plan, the plan administrator may grant other types of awards that are denominated in common shares to anyone eligible to participate in the 2018 Plan. The plan administrator will determine the terms and conditions of such awards.

New Plan Benefits

No awards have been granted that are contingent upon approval of this proposal by our shareholders at the Annual Meeting. Any awards following approval of this proposal to participants shall be at the discretion of the plan administrator. Accordingly, the benefits or amounts that may be received by or allocated to (i) each of the executive officers listed in the Summary Compensation Table, (ii) each of the nominees for election as a director, (iii) all non-employee directors as a group, (iv) all of our present executive officers as a group, and (v) all of our employees, including all other current officers, as a group under the 2018 Plan are not determinable at this time. However, pursuant to our non-employee director compensation policy described above, each individual who is elected to serve as a non-employee director at the Annual Meeting will be granted on the date of such meeting, an award of restricted share units covering a number of shares determined by dividing $160,000 by the average closing price per common share over the 90 day-period immediately prior to the date of grant of the award. For information with respect to awards in the 2024 fiscal year to our named executive officers, see the “Executive Compensation- Grants of Plan-Based Awards” section of this Proxy Statement and for information with respect to grants made in the 2024 fiscal year to our non-employee directors, see the “Compensation of Non-Employee Directors – Director Compensation for Fiscal Year 2024” section of this Proxy Statement.

General Provisions

Change in Control. In the event we should experience a change in control, the following provisions are in effect for all outstanding awards under the 2018 Plan, unless provided otherwise in an award agreement entered into with the participant:

•Each outstanding award may be assumed, substituted, replaced with a cash retention program that preserves the intrinsic value of the award and provides for subsequent payout in accordance with the same vesting schedule applicable to the award or otherwise continued in effect by the successor corporation.

•To the extent an award is not so assumed, substituted, replaced or continued, the award will automatically accelerate in full (with vesting of performance-based awards to be determined with reference to actual performance attained as of the change in control or on a pro-rated basis for time elapsed in the ongoing performance period based on target level).

•An award may provide that if the award is assumed or otherwise continued in effect in connection with a change in control, the shares subject to the award will automatically vest on an accelerated basis in the event the individual’s service with us or the successor entity is terminated within a designated period following the change in control.

•Unless the plan administrator establishes a different definition for one or more awards, a change in control will be deemed to occur for purposes of the 2018 Plan in the event (a) we are acquired by merger or asset sale, (b) there occurs any transaction pursuant to which any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities, or (c) there is a change in the majority of the Board effected through one or more contested elections for board membership.

Changes in Capitalization. In the event any change is made to the outstanding common shares by reason of any share split, share dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, extra-ordinary distribution (whether in cash, securities or other property) or other change in corporate structure effected without our receipt of consideration or should the value of our outstanding common shares be substantially reduced by reason of a spin-off transaction or extraordinary dividend or distribution or should there occur any merger, consolidation, reincorporation or other reorganization, equitable adjustments will be made to: (i) the maximum number and/or class of securities issuable under the 2018 Plan; (ii) the maximum number and/or class of securities for which incentive options may be granted under the 2018 Plan; (iii) the maximum number and/or class of securities for which any one (1) person may be granted common share-denominated awards under the 2018 Plan per fiscal year; and (iv) the number and/or class of securities and the exercise price per share in effect for outstanding awards and the cash consideration (if any) payable per share. Such adjustments will be made in such manner as the plan administrator deems appropriate.

Valuation. The fair market value per common share on any relevant date under the 2018 Plan is deemed to be equal to the closing selling price per share on that date as determined on the NASDAQ Global Select Market. As of August 31, 2024, the fair market value of a common share determined on such basis was $41.81 per share.

Shareholder Rights and Transferability. No optionee has any shareholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. The holder of a share appreciation right will not have any shareholder rights with respect to the shares subject to that right unless and until such person exercises the right and becomes the holder of record of any common shares distributed upon such exercise. Options are not assignable or transferable other than by will or the laws of inheritance following optionee’s death, and during the optionee’s lifetime, the option may only be exercised by the optionee. However, the plan administrator may structure one or more non-statutory options under the 2018 Plan so that those options will be transferable during optionee’s lifetime to one or more members of the optionee’s family or to a trust established for the optionee and/or one or more such family members or to the optionee’s former spouse, to the extent such transfer is in connection with the optionee’s estate plan or pursuant to a domestic relations order. Stand-alone share appreciation rights will be subject to the same transferability restrictions applicable to non-statutory options.

A participant will have full shareholder rights with respect to any common shares issued to him or her under the 2018 Plan, whether or not his or her interest in those shares is vested. A participant will not have any shareholder rights with respect to the common shares subject to restricted share units until that award vests and the common shares are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom common shares, on outstanding restricted share units, subject to such terms and conditions as the plan administrator may deem appropriate. Notwithstanding the foregoing, any dividends or dividend equivalents payable in connection with an award will be subject to the same restrictions as the underlying award and will not be paid until and unless such award vests.

Withholding taxes. A participant shall be required to pay to the Company, and the Company shall have the right to withhold, from any cash, shares or other securities or property issuable under any award or from any other compensation, any required withholding or any other applicable taxes or other amounts due in respect of an award. The plan administrator may provide one or more holders of awards under the 2018 Plan with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which they become subject in connection with the issuance, exercise or settlement of those awards. Alternatively, the plan administrator may allow such individuals to deliver previously acquired common shares in payment of such withholding tax liability.

Deferral Programs. The plan administrator may structure one or more awards so that the participants may be provided with an election to defer the compensation associated with those awards for federal income tax purposes.

The plan administrator may also implement a non-employee director retainer fee deferral program that allows the non-employee directors the opportunity to elect to convert the Board and Board committee retainer fees to be earned for a year into restricted share units that defer the issuance of the common shares that vest under those units until a permissible date or event under Internal Revenue Code Section 409A.

To the extent we maintain one or more separate non-qualified deferred compensation arrangements which allow the participants the opportunity to make notional investments of their deferred account balances in common shares, the plan administrator may authorize the share reserve under the Plan to serve as the source of any common shares that become payable under those deferred compensation arrangements.

Clawback / Forfeiture. All awards will be subject to any clawback, recoupment or other similar policy adopted by the Board, and any cash, common shares or other property or amounts due, paid or issued to a participant will be subject to the terms of such policy.

Amendment and Termination. Our Board may amend or modify the 2018 Plan at any time subject to shareholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the stock exchange on which our common shares are at the time primarily traded. Unless sooner terminated by our Board, the 2018 Plan will terminate on the earliest of (i) November 7, 2028, (ii) the date on which all shares available for issuance under the 2018 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding awards in connection with certain changes in control or ownership.

Summary of Federal Income Tax Consequences

The following is a summary of the Federal income taxation treatment applicable to us and the participants who receive awards under the 2018 Plan.

Option Grants. Options granted under the 2018 Plan may be either incentive options, which satisfy the requirements of Section 422 of the Internal Revenue Code, or non-statutory options, which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying, and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be a capital gain or loss.

If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. We will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option subject to the limit on deductibility of compensation under Section 162(m) of the Code as described below. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.

Share Appreciation Rights. No taxable income is recognized upon receipt of a share appreciation right. The holder will recognize ordinary income in the year in which the share appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares on the exercise date over the exercise price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the share appreciation right subject to the limit on deductibility of compensation under Section 162(m) of the Code as described below. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Share Awards. The recipient of unvested common shares issued under the 2018 Plan will not recognize any taxable income at the time those shares are issued but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The recipient may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (i) the fair market value of those shares on the issue date over (ii) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the recipient will not recognize any additional income as and when the shares subsequently vest. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the recipient with respect to the unvested shares subject to the limit on deductibility of compensation under Section 162(m) of the Code as described below. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the recipient.

Restricted Share Units. No taxable income is recognized upon receipt of restricted share units. The holder will recognize ordinary income in the year in which the shares subject to the units are actually issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued subject to the limit on deductibility of compensation under Section 162(m) of the Code as described below. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Dividend Equivalent Rights. No taxable income is recognized upon receipt of a dividend equivalent right award. The holder will recognize ordinary income in the year in which a dividend or distribution, whether in cash, securities or other property, is paid to the holder. The amount of that income will be equal to the fair market value of the cash, securities or other property received, and the holder will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the dividend equivalent right award at the time the dividend or distribution is paid to such holder. That deduction will be allowed for the taxable year in which such ordinary income is recognized.

Other Share-Based Award. In general, no taxable income is recognized upon receipt of other share-based awards. The holder will recognize ordinary income in the year in which the share-based awards are actually settled, and the participant will be required to satisfy the tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time of settlement subject to the limit on deductibility of compensation under Section 162(m) of the Code as described below. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Section 162(m) of the Code. Section 162(m) of the Code limits the deductibility for Federal income tax purposes of the compensation paid to certain executive officers to $1 million in a taxable year with respect to each such officer.

As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors the Compensation Committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of the Company.

Accounting Treatment. Pursuant to the accounting standards under FASB Accounting Standards Codification Topic 718, we will be required to determine the grant date fair value of all share-based equity awards, including grants of share options, share appreciation rights, share awards, restricted share units and all other share-based awards under the 2018 Plan. The total compensation cost of such equity awards will be amortized and charged to our reported earnings over the vesting period.

Required Vote

Provided a quorum is present, the affirmative vote of holders of a majority of the votes cast in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the amendment and restatement of the 2018 Plan. Should such approval not be obtained, then the share reserve under the 2018 Plan will not be increased. However, awards will continue to be made under the 2018 Plan until the date all the common shares currently reserved for issuance thereunder have been issued or any earlier termination of the 2018 Plan.

Recommendation of the Board

The Board believes that Proposal 3 is in our best interests and in the best interests of our shareholders and recommends that shareholders vote FOR the approval of the amendment and restatement of the 2018 Omnibus Incentive Plan.

Unless otherwise indicated thereon, the accompanying proxy will be voted FOR approval of the amendment and restatement of the 2018 Omnibus Incentive Plan.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation policies and arrangements that were in effect for the fiscal year ended June 30, 2024 for our chief executive officer, our chief financial officer, and our three most highly paid executive officers as determined under the rules of the SEC. Such individuals are referred to as our named executive officers. This discussion should be read together with the Summary Compensation Table and the other compensation tables and related disclosures that follow.

Fiscal Year 2024 Business and Financial Highlights

The Company is a designer, developer, and global supplier of a broad range of discrete power devices, wide band gap power devices, power management ICs and modules, including a wide portfolio of Power MOSFET, Power IC, IGBT, IPM, TVS, HV Gate Drivers, SiC products. The Company differentiates itself by integrating our expertise in technology, design and advanced manufacturing and packaging to optimize product performance and cost. Its portfolio of products targets high-volume applications, including personal computers, advanced computing, graphic cards, game consoles, smart phones, flat panel TVs, home appliances, power tools, battery packs, consumer and industrial motor controls and power supplies for TVs, computers, servers and telecommunications equipment.

During the fiscal year ended June 30, 2024, the Company achieved several important financial, business and operational milestones, including the following:

•Further strengthened our investment in R&D, developed over 100 new products, expanded our product portfolio, and became a total power solution provider;
•Continued our focused growth strategy by growing deeper with our key tier-1 customers and expanding our serviceable available markets; and
•Developed and continued to develop new products addressing the advanced computing market by leveraging our strength in client computing.

Compensation Philosophy and Objectives

Our philosophy is to provide our named executive officers with compensation that will motivate and retain them, provide them with meaningful incentives to achieve and exceed short-term and long-term corporate objectives set by our Compensation Committee, and align their long-term interests with those of our shareholders.

Based on this philosophy, the compensation programs for our named executive officers are designed to achieve the following primary objectives:

•establish a compensation structure that is competitive enough to attract, retain and motivate outstanding executive talent;

•ensure that any cash incentive compensation programs for our named executive officers are aligned with our corporate strategies and business objectives by tying the potential payouts under such programs to the achievement of key strategic, financial and operational goals; and

•utilize long-term equity awards to further link pay to performance, align interests between our named executive officers and shareholders and promote retention.
Executive Compensation Practices
We strive to maintain sound governance standards and compensation practices and have incorporated many best practices into our fiscal year 2024 compensation programs, including the following:

WHAT WE DO
Align our executive pay with performance	Maintain a clawback policy to recoup cash and equity incentive compensation
Set challenging performance objectives for our performance-based equity awards and annual cash bonus plan	Hold an annual “say-on-pay” advisory vote
Use multi-year vesting periods for our equity awards	Maintain robust share ownership guidelines for our executive officers and Board members
Place a substantial majority of executive pay at risk	Prohibit hedging and pledging of Company common stock
Cap annual cash bonus and long-term performance-based equity award payouts	Maintain an independent compensation committee
Impose a 1 year post-vesting holding period on shares issued to our chief executive officer	Regularly evaluate our peer group and pay positioning
Set pre-established grant dates for executive officers’ annual equity awards	Annually assess risks in our compensation programs

WHAT WE DON’T DO
X Offer contracts with multi-year guaranteed salary or bonus increases	X Offer guaranteed retirement benefits or non-qualified deferred compensation plans
X Provide tax gross-ups except in connection with certain perquisites	X Provide excessive perquisites
X Time the release of material non-public information to affect the value of executive compensation

Impact of 2023 Say-on-Pay Vote

We held our last “say on pay” vote in 2023 and approximately 98.3% of the total votes cast on such proposal were in favor of the compensation of the named executive officers, as that compensation was disclosed in the Compensation Discussion and Analysis and the various compensation tables and narrative that appeared in the Company’s proxy statement dated September 25, 2023. Based on that high level of shareholder approval, the Compensation Committee decided not to make any material changes to the Company’s compensation philosophies, policies and practices for the fiscal year 2024 compensation of the named executive officers.

The Compensation Committee will continue to take into account future shareholder advisory votes on executive compensation and other relevant market developments affecting executive officer compensation in order to determine whether any subsequent changes to the Company’s executive compensation programs and policies would be warranted to reflect any shareholder concerns reflected in those advisory votes or to address market developments.

Compensation Decision-Making Process

The Compensation Committee meets on a regular schedule throughout the year to manage our compensation programs.  The Compensation Committee reviews the principal components of compensation for our executive officers on an annual basis, typically at its first meeting in the calendar year.  As part of that review process, the Compensation Committee reviews and may adjust the base salaries of our named executive officers, establishes the cash bonus plan for the year and determines the cash bonuses payable to our named executive officers for the preceding year based on achievement of the pre-specified performance goals for that prior year and grants equity awards to our named executive officers.

In setting executive compensation, the Compensation Committee takes into account a number of factors, including the nature and scope of the named executive officer’s responsibilities, his or her individual performance level and contribution to the achievement of our corporate objectives, the experience level of the executive, the recommendations from its compensation consultant, the recommendations from our Chief Executive Officer for each executive’s compensation package (other than his own), the results of the last “say on pay” vote and the compensation trends in the industry.

Role of Compensation Consultant

The Compensation Committee retained Compensia to advise the committee on the compensation for executive officers and other senior officers for fiscal year 2024 and to develop a peer group that represents companies that are comparable in business and/or size to the Company and with which the Company competes for talent. Compensia did not recommend any changes to the Company’s peer group for fiscal year 2024 as compared to its fiscal year 2023 peer group. The

Compensation Committee believed that all of the peer companies represented primary competitors for executive talent and approved the peer group set forth below. The peer group was used primarily in connection with a review of competitive compensation for ourChief Executive Officer and Chief Financial Officer.

Ambarella	Impinj	Power Integrations
Cohu	Lattice Semiconductor	Semtech
Diodes	M/A-COM Technology Solution	SiTime
Form Factor	Maxlinear Systems	SMART Global Holdings
Ichor Holdings, Ltd.	Monolithic Power Systems	Synaptics

In January 2024, Compensia provided the Compensation Committee with compensation data based on the peer group companies for our Chief Executive Officer and our Chief Financial Officer. With respect to our executive chairman of the Board, Compensia provided compensation data from its database for 21 companies within the broad technology and healthcare industry sectors with revenues of less than $4 billion that disclosed an executive chair role in their public filings. With respect to all officers (other than our executive chairman of the Board), Compensia provided Radford survey data for public companies with revenues in the range of $200 million to $1.5 billion supplemented by data from its own database. Compensia also provided an analysis with respect to market positioning and the cost to bring the compensation of our executive officers to various levels of market.

Our Compensation Committee reviewed and considered the 2024 Compensia report and analysis in connection with establishing base salary, bonus potential and equity awards for fiscal year 2024 but relied on its own judgment and experience in establishing and adjusting executive compensation for fiscal year 2024.

For a discussion of the specific responsibilities of our Compensation Committee, see "Board of Directors and Committees of the Board - Committees of the Board - Compensation Committee” above.

Role of Management

Our Chief Executive Officer, with input from our Vice President of Human Resources, provides our Compensation Committee with his recommendations as to the base salary, cash bonus potential and equity incentive award for each of our named executive officers other than himself based on that executive’s level of responsibility, individual performance and contribution to the attainment of our strategic corporate objectives and market data. Our Compensation Committee takes the Chief Executive Officer’s recommendations into consideration in setting named executive officer compensation, but retains complete discretionary authority to make all compensation-related decisions for our named executive officers. Our Compensation Committee makes its compensation decisions with respect to the Chief Executive Officer on the basis of relevant market data furnished by Compensia and its subjective assessment of his individual performance and contributions to our overall corporate performance. Any decisions regarding our Chief Executive Officer's compensation are made without him present.

Compensation Structure

Elements of Compensation

We utilize three main components in structuring compensation programs for our named executive officers:

•Base salary, which is the only fixed compensation element in our executive compensation program and is primarily used to recruit and retain executive talent and provide an element of economic security from year to year;

•Annual performance-based cash bonuses that are primarily designed to reward achievement of short-term financial and operational goals; and

•Equity incentive awards designed to ensure long-term retention of our executive talent and align their interests with those of our shareholders.

We further align the interests of our executives and those of our shareholders and the long-term interests of the Company through our stock ownership requirements and the post-vesting holding period requirement for shares issued to our Chief Executive Officer upon vesting of restricted share unit awards.

We view each component of compensation as related but distinct. It is the practice of our Compensation Committee to allocate a substantial portion of each named executive officer’s total compensation to performance and long-term incentive compensation as a result of the philosophy described above. There is no pre-established policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components, and there are no pre-established ratios between the compensation of our Chief Executive Officer and that of the other named executive officers. Instead, our Compensation Committee determines the compensation of each named executive officer based on its review of the market data provided by Compensia, its subjective analysis of that executive’s performance and contribution to our financial performance, the executive’s relative criticality to the Company and the other factors identified in the Compensation Decision-Making Process section above to determine the appropriate level and balance of total compensation.  We believe that this approach allows us to tailor compensation for each named executive officer to attract, retain and motivate that executive officer within the parameters of our compensation philosophy.

Base Salaries

Base salaries are set at levels that are intended to recognize the experience, skills, knowledge and responsibilities required of all our named executive officers.  Each named executive officer's base salary level is typically reviewed on an annual basis and adjustments may be made to the executive’s base salary on the basis of his or her level of performance, the overall performance of the Company and the various compensation trends in our industry.

In light of the industry wide slowdown in the demand for semiconductor products and the economic outlook for the Company, the Compensation Committee determined that there would be no base salary increases for our executive officers for fiscal year 2024. Therefore, all named executive officer base salaries remained unchanged from fiscal year 2023.
The base salaries for the named executive officers effective July 1, 2024 were as follows:

Named Executive Officer	Annual Base Salary
Stephen C. Chang	$490,000
Yifan Liang	$370,000
Mike F. Chang	$490,000
Wenjun Li	$342,000
Bing Xue	$350,000

Annual Performance-Based Cash Bonuses

Our named executive officers are eligible to receive a cash bonus under our annual Executive Incentive Plan.  Each year, our Compensation Committee establishes the performance objectives to be attained and the target bonuses payable based on the level of attainment of the specified goals.  The bonus is determined on a calendar year basis with performance goals based on the Company’s annual operating plan which is established on a calendar year basis.

In February 2023, the Compensation Committee determined to defer the adoption of the calendar year 2023 Executive Incentive Plan until later in the year given the continued slowdown in the semiconductor industry, and eventually decided to not adopt a bonus plan for calendar year 2023.

Long Term Equity Incentive Awards

Our equity award program is the primary vehicle for offering long-term incentives to our named executive officers and providing an inducement for long-term retention. Equity compensation represents a significant component of the total compensation package we provide to each of our named executive officers. We believe this is appropriate because it aligns the interests of our named executive officers with those of our shareholders and focuses their attention on the creation of shareholder value in the form of stock price appreciation. The Compensation Committee may use both options and restricted share units as part of the Company’s long-term incentive program for named executive officers, although in recent years, only restricted share units have been awarded to the named executive officers. The Company believes that there are several advantages of using restricted share units including ongoing concerns over the dilutive effect of option grants on the Company’s outstanding shares, the Company’s desire to have a more direct correlation between the compensation expense it must record for financial accounting purposes and the actual value delivered to executive officers, and the fact that the incentive and retention value of a restricted share unit award is less affected by market volatility than options.

We grant both time-based restricted share units that vest based on continued service and, performance-based restricted share units that vest based on the level of attainment of Company performance goals and continued service. The Compensation Committee believes that including performance-based restricted share units as part of our equity-based compensation program strengthens the executive’s focus on the Company’s financial performance and shareholder value creation and performance-based restricted share units now generally represent 50% each executive officers’ equity awards. For 2018, the performance-based restricted share unit awards granted to our executive officers included market performance restricted share units that vest based on our long-term stock price performance with a multiplier based on revenue growth and a subsequent service period, which further focus our executives on long-term stock price appreciation.

Our Compensation Committee reviews our equity compensation program annually and may, at its discretion, grant additional equity awards to existing named executive officers consistent with our named executive officer compensation objectives.  In determining the size of those additional grants, our Compensation Committee typically takes into account the recommendations of our Chief Executive Officer, data provided by (and recommendation of) Compensia and its own subjective assessment of the named executive officer’s performance and the retention value of his or her existing equity awards.

Any options granted to our employees, including executive officers, and to our directors are granted with a per share exercise price equal to the closing price of our common shares on the date of grant as reported on the NASDAQ Global Select Market.

A subcommittee comprised of our Chief Executive Officer and Chief Financial Officer is authorized to grant options and restricted share unit awards (other than annual refresher equity grant awards) to existing and newly-hired employees, other than executive officers, within prescribed caps established by the Compensation Committee. These grants are generally made on the 15th day of each month.

The awards granted to our named executive officers in fiscal year 2024 and previously granted awards that vested in fiscal year 2024 are summarized below. For more information concerning the awards we granted to our named executive officers in 2024, please see “Grants of Plan-Based Awards” below.

March 2024 Grants: On March 5, 2024, the Compensation Committee authorized, effective as of March 15, 2024, the grant of restricted share units to each of our named executive officers for the number of our common shares allocated between time-based restricted share units and performance-based restricted share units as indicated below.

Named Executive Officer	Time-Based Restricted Share Units (Shares)	Performance -Based Restricted Share Unit (Target Shares)
Stephen C. Chang	57,500	57,500

Yifan Liang	17,500	17,500

Mike F. Chang	37,500	37,500

Wenjun Li	10,000	10,000

Bing Xue	15,000	15,000

Each time-based restricted share unit entitles the holder to receive one common share following vesting. Each such award will vest with respect to 25% of the units annually upon the participant’s completion of each year of service over the four-year period measured from March 15, 2024.

Each performance-based restricted share unit award will vest based on the level of attainment of specified non-GAAP earnings per share and revenue goals over the period January 1, 2024 to December 31, 2024 and the participant’s continued service over a four-year period measured from March 15, 2024. The Compensation Committee believes there are a number of benefits in structuring performance awards with a one-year performance period combined with a three-year service period. In particular, the Compensation Committee’s ability to reset performance objectives and tailor goals year over year in response to near-term changes in the Company’s performance or strategic goals, makes a one-year performance period more powerful as a tool for incentivizing consistent, exceptional performance.

The Compensation Committee believes the earnings per share and revenue goals for the 2024 performance-based restricted share unit awards are challenging and difficult to achieve, but attainable with significant skill and effort on the part of the executive team. The Company discloses specific goals, and actual achievement, at the end of each performance period as the Compensation Committee has determined that disclosing all such levels at the beginning of the performance period could cause competitive harm to the Company.

Vesting of February 2023 Grants: On February 22, 2023, the Compensation Committee authorized, effective as of March 15, 2023, the grant of restricted share units to each of our named executive officers for the number of our common shares allocated between time-based restricted share units and performance-based restricted share units as indicated below.

Named Executive Officer	Time-Based Restricted Share Units (Shares)	Performance -Based Restricted Share Unit (Target Shares)
Stephen C. Chang	57,500	63,150

Yifan Liang	17,500	21,455

Mike F. Chang	37,500	53,320

Wenjun Li	10,000	11,808

Bing Xue	20,000	18,390

Each time-based restricted share unit entitles the holder to receive one common share following vesting. Each such award vests with respect to 25% of the units annually upon the participant’s completion of each year of service over the four-year period measured from March 15, 2023. Accordingly, the time-based award vested with respect to 25% of the units on March 15, 2024.

Each performance-based restricted share unit award was to vest based on the level of attainment of specified non-GAAP earnings per share and revenue goals over the period January 1, 2023 to December 31, 2023 and the participant’s continued service over a four-year period measured from March 15, 2023. The applicable performance conditions were (i) non-GAAP earnings per share of at least $0.90 per share as the qualifying criterion which if not met would lead to the award vesting at 0% (regardless of level of attainment of revenues) and (ii) increase in the Company’s revenue over the threshold revenue of $660 million up to a target revenue of $700 million with a range of payout based on actual increase in revenue and earnings per share. In March 2024, based on revenue and non-GAAP earnings per share for the performance period, the Compensation Committee determined that the performance goals had not been attained and the awards were forfeited.

Vesting of 2018 Market Performance Restricted Share Unit Grants: In 2018, the Compensation Committee approved a special grant of market performance-based restricted share unit awards to provide significant long-term incentives to directly align the interests of the executive officers with those of shareholders and at the same time to further enhance retention. Performance vesting was tied to share price performance over a 4-year period and revenue achieved in calendar year 2022. The number of earned shares is then subject to a 4-year service vesting commencing January 1, 2023. Accordingly, there is a 7-year combined performance and service vesting period applicable to each award.

The number of shares earned was to be determined upon completion of the performance period based on the highest average price of the Company’s common shares for any period of 20 consecutive trading days (“Average Company Price”) attained during the period January 1, 2019 to December 31, 2022, with $26.24 at threshold performance (representing an increase of 83% from the Average Company Price on the grant date) to $45.00 at target performance (representing a 214% increase from the Average Company Price on the grant date) and a multiplier based on the Company’s revenue for calendar year 2022 ranging from 0.5 at threshold revenue of $550 million and 1 for target revenue of $600 million.

In February 2023, based on the Average Company Price of $45.237 during the performance period and revenue of $794 million for 2022, the Compensation Committee determined that the market performance-based awards were earned at 100% of target.

The table below sets forth the target number of our common shares subject to the market performance-based restricted share units awarded to each of our named executive officers. Each officer vests in these shares in 4 equal installments upon completion of each year of service over the 4-year period measured from January 1, 2023. Accordingly, each named executive officer vested in 25% of the shares on January 1, 2024.

Named Executive Officer	Market Performance -Based Restricted Share Unit (Target Shares)
Stephen C. Chang	90,000

Yifan Liang	90,000

Mike F. Chang	180,000

Wenjun Li	30,000

Bing Xue	90,000

CEO Post-Vesting Holding Requirement

For restricted share unit awards granted to our Chief Executive Officer beginning on or after August 8, 2024, there is a one-year post-vesting holding requirement that requires the Chief Executive Officer to hold at least fifty percent (50%) of the common shares issued to the Chief Executive Officer under such awards, net of any common shares withheld to cover applicable taxes, for a period of one-year following the vesting date (the “Holding Period”). However, the Holding Period will not apply after a change in control, termination of service, or the date of the Chief Executive Officer’s death or disability. This post-vesting Holding Period, along with the common share ownership requirement described below, focuses the Chief Executive Officer on the long-term success of the Company and further aligns the executive officer’s interests with those of our shareholders.

Termination and Change in Control Benefits

We have entered into an employment agreement with Mr. Stephen C. Chang who became our Chief Executive Officer effective March 1, 2023, which sets forth certain terms and conditions governing his period of continued employment with us, including certain benefits to which he would become entitled were his employment to be terminated involuntarily. We have entered into an employment agreement with Dr. Mike F. Chang, who was our Chief Executive Officer until March 1, 2023 and now serves as our Executive Chairman of the Board, which sets forth certain terms and conditions governing his period of continued employment with us including certain benefits to which he would become entitled were his employment to be terminated involuntarily. In addition, we have entered into retention agreements with each of Messrs. Liang, Li, and Xue pursuant to which such officers are entitled to certain severance benefits upon an involuntary termination of employment. Mr. Stephen C. Chang’s employment agreement, Dr. Mike F. Chang’s employment agreement, and the retention agreements for the other officers are summarized below in the section of this proxy entitled “Agreements Regarding Employment, Change in Control and Termination of Employment”.

Pursuant to the terms of our equity plans, outstanding options and time-based restricted share unit awards held by our named executive officers and our other employees will accelerate upon a change in control unless those options or awards are assumed, replaced or otherwise continued by the acquiring entity. The performance-based restricted share unit awards (other than the market performance restricted share unit awards) will convert into the right to receive 50% of the target number of shares or the actual number of shares based on level of attainment of performance goals depending on when the change in control occurs and will be paid out at the time of the change in control unless those awards are assumed, replaced or otherwise continued by the acquiring entity. The performance qualified shares under the market performance restricted share unit awards (for which the performance period is already completed) will be paid out at the time of the change in control unless those awards are assumed, replaced or otherwise continued by the acquiring entity, Any awards that are assumed, replaced or otherwise continued will continue to vest over the service period for the award subject to accelerated vesting of the market performance share unit awards upon the executive officer’s involuntary termination within 18 months following the change in control (12 months for our named executive officers under their employment and retention agreements with respect to awards other than the market performance restricted share unit awards). The Compensation Committee believes that accelerated vesting under such a limited circumstance is appropriate because it protects a significant component of the named executive officer's total compensation in the event those options and awards would otherwise terminate in the acquisition or upon a subsequent involuntary termination and allows our named executive officers to remain focused on the Company’s business without undue concern over this significant component of their compensation package should the Company become an acquisition target in a transaction in which the outstanding equity awards would not be assumed or replaced or following which the named executive officer may be terminated.

Our severance and change of control provisions for the named executive officers are discussed in more detail in “Potential Payments upon Termination or Change in Control” below.

Benefits and Other Compensation

We maintain broad-based employee benefit plans, which are provided to all eligible employees, including our named executive officers.  These plans provide group medical and dental coverage, life insurance, disability insurance, flexible spending accounts and a 401(k) savings program for our employees based in the United States. We believe these benefits are consistent with the benefits offered by companies with which we compete for employees and are necessary to attract and retain qualified employees.

Perquisites

We believe that cash and equity compensation are the key components needed to attract and retain our executive officers.  As a result, we generally do not provide any substantial perquisites to our named executive officers.

Mr. Xue is provided a Company vehicle for his use in connection with his sales activities and other Company business and his personal use. He receives a payment of up to $10,000 each year to cover the taxes payable as a result of this benefit.

We also offer bonuses for patented inventions, authoring technical articles and making technical presentations at major symposiums; and long service; our named executive officers are eligible to receive bonuses under these programs on the same basis as our other employees. In fiscal year 2024, we also provided headphones and reimbursement for fitness membership fees to our named executive officers.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for our executive officers and the non-employee members of our Board. Under these guidelines, each executive officer is required to own shares with a value equal to a specified multiple of his or her annual base salary and each non-employee member of our Board is required to own shares with a value equal to a specified multiple of his or her annual cash retainer for services on the Board and standing committees of the Board as follows:

Position	Specified Multiple

Chief Executive Officer	Three times base salary

Other Executive Officer	One times base salary

Board Member	Three times annual retainer

Shares that count towards satisfaction of the guidelines include shares beneficially owned by the individual or immediate family members, shares held in trust for the benefit of the individual or immediate family members and deferred shares subject to vested restricted share units or performance units and other vested equity awards. Unvested restricted share units, unvested performance units or restricted shares, and unexercised stock options do not count towards satisfaction of the guidelines.

Our executive officers and the non-employee members of our Board are required to meet these ownership requirements within five years of the later of (1) May 3, 2018 (the date of adoption of the guidelines) or (2) becoming an executive officer or non-employee member of our Board, as applicable. The Compensation Committee believes that this stock ownership aligns the financial interests of our executive officers with those of our shareholders.

The following table shows each named executive officer’s and each Board member’s share ownership as of June 30, 2024:

	Share Ownership ($) (1)	Share Ownership Guideline ($) (2)
Named Executive:
Stephen C. Chang	11,163,727	1,470,000
Yifan Liang	6,405,106	370,000
Mike F. Chang	154,902,424	490,000
Wenjun Li	869,376	342,000
Bing Xue	398,103	350,000

Board Members:
Lucas S. Chang	1,264,040	172,500
Claudia Chen	932,083	186,000
So-Yeon Jeong	406,062	157,500
Hanqing (Helen) Li	406,062	171,000
King Owyang	2,328,973	202,500
Michael L. Pfeiffer	2,180,913	210,000
Michael J. Salameh	1,939,129	261,000

(1) This amount is calculated by multiplying (i) the sum of the Company’s common shares actually owned by (ii) $37.37, the closing selling price of the common shares on June 30, 2024.

(2) This amount is equal to three times the base salary in effect for Mr. Stephen C. Chang for the 2024 fiscal year, one times the base salary in effect for the other named executive officers for such year and three times the annual retainer for the non-employee Board members for such year.

Clawback Policy

We have adopted the Compensation Recoupment Policy, effective October 2, 2023, pursuant to the new SEC rules and NASDAQ listing requirements. which applies to all equity and/or cash incentive-based compensation, and allows the Company to recover incentive-based compensation from current or former executive officers in the event of a restatement of the Company’s financial statements in compliance with Section 10D of the Exchange Act. The clawback will apply to incentive compensation that was awarded during the three completed fiscal years immediately preceding the date the Company is required to prepare the restatement with the amount of the clawback to be calculated as the portion of incentive-based compensation received by the executive officer based on the erroneous data in the original financial statements over the incentive-based compensation that would have been received based on the restated results.

Risk Assessment

The Compensation Committee believes the various components of the total compensation package of our named executive officers, as discussed above, are appropriately balanced so as to avoid any excessive risk taking by such individuals. Factors considered by the Compensation Committee include:

•Our executive compensation program reflects an appropriate mix of compensation elements and balances annual and long-term performance objectives and cash and equity compensation.
•A significant portion of our executive compensation program is performance-based and aligns with the long-term interests of our shareholders.
•We use a combination of performance metrics that are consistent with our business objectives and correlate to long-term shareholder value.
•Our performance goals are set at levels that we believe are reasonable in light of past performance and market conditions.
•Long-term equity awards tied to the market price of our common shares represent a significant component of executive officer compensation and promote a commonality of interest between the executive officers and our shareholders in increasing shareholder value.
•The use of restricted share units which provide varying levels of compensation as the market price of the Company’s common shares fluctuates over time mitigates the potential risk that options pose in encouraging risk taking in the short term and are less likely to contribute to excessive risk taking.  Furthermore, our equity awards are comprised of time-based and performance-based awards that vest, if at all, over a period of years, and that vesting element encourages the award recipients to focus on sustaining our long-term performance.

•Under the annual cash bonus program, an individual target bonus amount is established for each named executive officer at each level of potential goal attainment.  Accordingly, at all levels of performance goal attainment, there are limits in place for the potential bonus payout.  In addition, a maximum bonus amount is established for each executive officer such that no executive officer may earn more than a fixed percentage of his or her base salary.
•Our share ownership guidelines require our named executive officers to hold a significant level of our common shares so that each executive has personal wealth tied to the long-term success of the Company and is thereby aligned with shareholders’ interests.
•Our Chief Executive Officer is required to hold at least 50% of the shares issued to him (net of shares withheld to cover taxes) under restricted share unit awards for a period of one year which further aligns his interests with shareholders’ interests.

Accordingly, our overall compensation structure is not overly-weighted toward short-term incentives, and the Compensation Committee has taken what it believes are reasonable steps to protect against the potential of disproportionately large short-term incentives that might encourage excessive risk taking.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction for publicly-traded companies such as the Company for compensation paid to its named executive officers and certain other executive officers to the extent that such compensation exceeds one million dollars per officer in any one year.

While the Compensation Committee considers tax deductibility as one of many factors in determining executive compensation, it may continue to provide one or more named executive officers with the opportunity to earn incentive compensation, whether through cash incentive programs or equity incentive programs, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code.

Summary Compensation Table

The following table provides information regarding the compensation paid during our fiscal year ended June 30, 2024 to our principal executive officer, our principal financial officer and our three other executive officers with aggregate compensation in excess of $100,000. We refer to these individuals as our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Stephen C. Chang	2024	490,000	2,478,250	—	812	2,969,062
Chief Executive Officer	2023	470,765	3,070,543	296,384	3,290	3,840,982
	2022	351,000	2,432,500	617,760	2,730	3,403,990

Yifan Liang	2024	370,000	754,250	—	632	1,124,882
Chief Financial Officer and Corporate Secretary	2023	383,573	991,405	218,078	3,050	1,596,106
	2022	350,662	1,946,000	501,930	2,550	2,801,142

Mike F. Chang	2024	490,000	1,616,250	—	632	2,106,882
Executive Chairman and Former Chief Executive Officer	2023	508,062	2,311,369	412,580	3,050	3,235,061
	2022	467,352	6,811,000	514,087	22,550	7,814,989

Wenjun Li	2024	342,000	431,000	—	2,351	775,351
Chief Operating Officer	2023	354,565	555,014	201,575	4,376	1,115,530
	2022	321,308	778,400	464,750	2,366	1,566,824

Bing Xue	2024	350,000	646,500	—	11,882	1,008,382
Executive Vice President of Worldwide Sales and Business Development	2023	362,665	977,026	206,290	23,056	1,569,037
	2022	327,000	1,568,700	476,610	28,574	2,400,884

(1)
The dollar value shown represents the grant date fair value of the award determined in accordance with FASB ASC Topic 718 without taking into account any estimated forfeitures related to service vesting conditions. For assumptions used in determining such grant date fair value, see Note 10 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2024, as filed with the SEC on August 23, 2024. For time-based restricted share unit awards, the grant date fair value was determined using the closing share price of the Company’s common shares on the date of grant. For the performance-based restricted share unit awards, the grant-date fair value is calculated based on the probable outcome of the attainment of the respective pre-established performance objectives as of the grant date at target attainment (which is the maximum level of attainment).

(2)
Amounts reported reflect the amount of the bonus earned under the annual performance-based cash bonus program for fiscal year 2023 and fiscal year 2022. No bonus program was established for fiscal year 2024.

(3)
Amounts reported represent bonuses paid under our inventions, publication, long-service bonus, and presentation awards, personal use of Company vehicle and related tax payment and other de minimus compensation.

	Invention, Publication, Presentation and Long-Service Bonus ($)	Personal Use of Company Vehicle ($)	Tax Gross Up Payments ($)		Headphone and Fitness Fee Reimbursement ($)(1)	Total ($)
Stephen C. Chang	—	—	—		812	812
Yifan Liang	—	—	—		632	632
Mike F. Chang	—	—	—		632	632
Wenjun Li	1,719	—	—		632	2,351
Bing Xue	—	11,250	3,890	(2)	632	15,772

(1) Represents the value of a headphone in the amount of $632 provided to each of the named executive officers and $180 in fitness member fee reimbursement under the Company’s fitness program for Mr. Stephen C. Chang.

(2) Represents a payment to Mr. Xue to cover taxes due on the taxable income imputed to Mr. Xue as a result of the use of the Company vehicle.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to our named executive officers during the fiscal year ended June 30, 2024 under our compensation plans.

			Estimated Future Payouts Under Equity Incentive Plan Award (1)		All Other Stock Awards: Number of Securities Underlying Awards (#) (2)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Approval Date	Minimum	Target
Stephen C. Chang	3/15/2024	3/5/2024	15,813	57,500		1,239,125
	3/15/2024	3/5/2024			57,500	1,239,125

Yifan Liang	3/15/2024	3/5/2024	4,813	17,500		377,125
	3/15/2024	3/5/2024			17,500	377,125

Mike F. Chang	3/15/2024	3/5/2024	10,313	37,500		808,125
	3/15/2024	3/5/2024			37,500	808,125

Wenjun Li	3/15/2024	3/5/2024	2,750	10,000		215,500
	3/15/2024	3/5/2024			10,000	215,500

Bing Xue	3/15/2024	3/5/2024	4,125	15,000		323,250
	3/15/2024	3/5/2024			15,000	323,250

(1)
Each named executive officer was granted a performance- based restricted share units award under our 2018 Omnibus Incentive Plan covering the target number of shares specified in the table which represents the maximum number of shares that may be earned under the award. The number of shares to be ultimately earned under award is determined based on the level of predetermined financial goals during the performance period from January 1, 2024 to December 31, 2024. The units earned based on performance vest in four equal annual installments over the four-year period of service measured from March 15, 2024, subject to accelerated vesting in the event of a change in control of our company as further described in “Agreements Regarding Employment, Change in Control and Termination of Employment” section below. The minimum number of shares that can be earned under the awards assumes that each goal is attained at or higher than the threshold level; attainment of either goal at lower than the threshold will result in no payout.

(2)
Each named executive officer was granted a time-based restricted share units award under our 2018 Omnibus Incentive Plan. The units vest in four equal annual installments over a four-year period of service measured from March 15, 2024, subject to accelerated vesting in the event of a change in control of our company as further described in “Agreements Regarding Employment, Change in Control and Termination of Employment” section below.

(3)
Reflects the grant-date fair value of the restricted share unit awards as calculated in accordance with FASB ASC Topic 718 without taking into account any estimated forfeitures related to service vesting conditions. For assumptions used in determining such grant date fair value, see Note 10 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2024, as filed with the Securities Exchange Commission on August 23, 2024. For the performance-based restricted share unit awards, the grant-date fair value is calculated based on the probable outcome of the attainment of the pre-established performance objectives as of the grant date at target attainment (which is the maximum level of attainment).

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding equity awards held by the named executive officers as of June 30, 2024.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)	Equity Incentive Awards Number of Units of Stock That Have Not Vested (#)		Equity Incentive Awards Market Value of Units of Stock That Have Not Vested ($)
Stephen C. Chang	—	—	—	—	4,375	(2)	163,494	57,500	(9)	2,148,775
	—	—	—	—	4,375	(3)	163,494	—		—
	—	—	—	—	12,500	(4)	467,125	—		—
	—	—	—	—	9,674	(5)	361,517	—		—
	—	—	—	—	43,125	(6)	1,611,581	—		—
	—	—	—	—	57,500	(7)	2,148,775	—		—
	—	—	—	—	67,500	(8)	2,522,475	—		—
Total	—	—	—	—	199,049		7,438,461	57,500		2,148,775

Yifan Liang	10,000	—	9.07	8/14/2024	—		—	—		—
	—	—	—	—	4,375	(2)	163,494	17,500	(9)	653,975
	—	—	—	—	4,375	(3)	163,494	—		—
	—	—	—	—	2,500	(4)	93,425	—		—
	—	—	—	—	8,750	(4)	326,988	—		—
	—	—	—	—	6,772	(5)	253,070	—		—
	—	—	—	—	13,125	(6)	490,481	—		—
	—	—	—	—	17,500	(7)	653,975	—		—
	—	—	—	—	67,500	(8)	2,522,475	—		—
Total	10,000	—	—	—	124,897		4,667,402	17,500		653,975

Mike F. Chang	—	—	—	—	17,500	(2)	653,975	37,500	(9)	1,401,375
	—	—	—	—	17,500	(3)	653,975	—		—
	—	—	—	—	35,000	(4)	1,307,950	—		—
	—	—	—	—	27,090	(5)	1,012,353	—		—
	—	—	—	—	28,125	(6)	1,051,031	—		—
	—	—	—	—	37,500	(7)	1,401,375	—		—
	—	—	—	—	135,000	(8)	5,044,950	—		—
Total	—	—	—	—	297,715		11,125,609	37,500		1,401,375

Wenjun Li	—	—	—	—	1,250	(2)	46,713	10,000	(9)	373,700
	—	—	—	—	1,250	(3)	46,713	—		—
	—	—	—	—	4,000	(4)	149,480	—		—
	—	—	—	—	3,096	(5)	115,698	—		—
	—	—	—	—	7,500	(6)	280,275	—		—
	—	—	—	—	10,000	(7)	373,700	—		—
	—	—	—	—	22,500	(8)	840,825	—		—
Total	—	—	—	—	49,596		1,853,404	10,000		373,700

Bing Xue	—	—	—	—	3,750	(2)	140,138	15,000	(9)	560,550
	—	—	—	—	3,750	(3)	140,138	—		—
	—	—	—	—	2,000	(10)	74,740
	—	—	—	—	7,500	(4)	280,275	—		—
	—	—	—	—	5,804	(5)	216,895	—		—
	—	—	—	—	15,000	(6)	560,550	—		—
	—	—	—	—	15,000	(7)	560,550	—		—
	—	—	—	—	67,500	(8)	2,522,475	—		—
Total	—	—	—	—	120,304		4,495,761	15,000		560,550

(1)	The reported stock option was granted pursuant to one of our equity incentive plans for employees and other service providers and is fully vested. The option was exercised on August 12, 2024.

(2)	This restricted share unit award vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service measured from the award date on March 15, 2021.

(3)
This restricted share unit award represents a performance-based award that was granted in March 2021 and vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service measured from March 15, 2021 with the number of units based on the level of attainment of performance goals over the calendar year 2021. The performance period for this award was completed on December 31, 2021, and the number of shares subject to the award is based on actual performance attainment at 100% of target.

(4)	This restricted share unit award vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service measured from the award date on March 15, 2022.

(5)
This restricted share unit award represents a performance-based award that was granted in March 2022 and vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service measured from March 15, 2022 with the number of units based on the level of attainment of performance goals over the calendar year 2022. The performance period for this award was completed on December 31, 2022, and the number of shares subject to the award is based on actual performance attainment at 77.4% of target.

(6)
This restricted share unit award vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service measured from the award date on March 15, 2023.

(7)
This restricted share unit award vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service measured from the award date on March 15, 2024.

(8)
This restricted share unit award represents the market performance restricted share unit award that was granted in June 2018 (as amended in August 2020) and vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service over the period commencing January 1, 2023 and ending December 31, 2026 with the number of units based on level of attainment of the performance goals measured over the performance period commencing January 1, 2019 and ending December 31, 2022. The performance period for this award was completed on December 31, 2022, and the number of shares subject to the award is based on actual performance attainment at 100% of target.

(9)
This restricted share unit award represents a performance-based award that was granted in March 2024 and vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service measured from March 15, 2024 with the number of units based on the level of attainment of performance goals over the calendar year 2024. The reported number and market value of the shares underlying those unvested units assumes attainment at target level.

(10)	This restricted share unit award vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service measured from the award date on August 12, 2021.

Option Exercises and Shares Vested

The following table provides information regarding option exercises and vesting of awards held by the named executive officers during the fiscal year ended June 30, 2024.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Stephen C. Chang	—	—	62,712	1,482,619

Yifan Liang	70,000	1,106,669	53,386	1,281,643

Mike F. Chang	180,000	3,554,559	155,420	3,611,651

Wenjun Li	—	—	17,298	416,497

Bing Xue	—	—	48,562	1,190,406

(1) The value realized is determined by multiplying (i) the fair market value per common share on the applicable vesting date by (ii) the number of shares which vested on such date.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our named executive officers, and none of our named executive officers participated in a nonqualified deferred compensation plan during the fiscal year ended June 30, 2024.

Agreements Regarding Employment, Change in Control and Termination of Employment

Employment Agreement and Retention Agreements

We entered into an employment agreement with Mr. Stephen Chang effective March 1, 2023 in connection with his appointment as our Chief Executive Officer. We had previously entered into an employment agreement with Dr. Mike F. Chang which was amended effective March 1, 2023 to reflect his new duties and obligations in connection with his transition to our Executive Chairman. We have also entered into retention agreements with each of Messrs. Liang, Li and Xue. Mr. Liang’s agreement superseded his prior retention agreement.

Pursuant to his employment agreement, Mr. Stephen Chang is entitled to a base salary of $490,000 per year (effective March 1, 2023). His base salary is subject to annual review and may be adjusted by our Compensation Committee at its discretion. No adjustment was made to base salary for 2024. In addition, Mr. Stephen Chang is eligible to receive a cash bonus in an amount determined by our Compensation Committee based on attainment of specified performance goals. He is also entitled to participate in the benefit plans generally available to our employees, such as group health care coverage and 401(k) plan participation.

Under the terms of his employment agreement, should Mr. Stephen Chang's employment be involuntarily terminated by us without cause or by him for good reason at any time other than during the 12 months following a change in control of the Company, he will be entitled to receive (i) continued base salary for a period of 12 months and (ii) continued health care coverage for himself and his eligible dependents for a period of 12 months. Should his employment be involuntarily terminated by us without cause or by him for good reason within 12 months following a change in control of the Company, he will be entitled to receive (i) continued base salary for a period of 24 months, (ii) 200% of his target bonus for the year of termination payable in 24 installments at the same time as continued base salary payments, (iii) continued health care coverage for himself and his eligible dependents for a period of 24 months, and (iv) accelerated vesting of his then unvested equity awards (other than the market performance share unit awards).

Pursuant to his employment agreement (as amended), Dr. Mike Chang is entitled to generally the same compensation and benefits as in effect under his agreement prior to its amendment. He is entitled to a base salary of $490,000 per year (which was established by the Compensation Committee for fiscal year 2023). His base salary is subject to annual review and may be adjusted by our Compensation Committee at its. No adjustment was made to base salary for 2024. In addition, Dr. Chang is eligible to receive a cash bonus in an amount determined by our Compensation Committee based on attainment of specified performance goals. He is also entitled to participate in the benefit plans generally available to our employees, such as group health care coverage and 401(k) plan participation.

Under the terms of his amended employment agreement, should Dr. Mike Chang's employment be involuntarily terminated by us without cause or by him for good reason at any time other than during the 12 months following a change in control of the Company, he will be entitled to receive (i) continued base salary for a period of 12 months and (ii) continued health care coverage for himself and his eligible dependents for a period of 12 months. Should Dr. Chang's employment be involuntarily terminated by us without cause or by him for good reason within 12 months following a change in control of the Company, he will be entitled to receive (i) continued base salary for a period of 24 months, (ii) 200% of his target bonus for the year of termination payable in 24 installments at the same time as continued base salary payments, (iii) continued health care coverage for himself and his eligible dependents for a period of 24 months, and (iv) accelerated vesting of his then unvested equity awards (other than the market performance share unit awards).

Pursuant to the retention agreements, each of Messrs. Liang, Li and Xue is entitled to receive severance payments and benefits upon an involuntary termination of his employment. Should the named executive officer's employment be involuntarily terminated by us without cause or by him for good reason at any time other than during the 12 months following a change in control of the Company, he will be entitled to receive (i) continued base salary for a period of 6 months, and (ii) continued health care coverage for himself and his eligible dependents for a period of 6 months. In the event that such involuntary termination occurs within 12 months following a change in control of the Company, then the named executive officer will be entitled to receive (i) continued base salary for a period of 6 months, (ii) 50% of his target bonus for the year of termination payable in 6 installments at the same time as continued base salary payments, (iii) continued health care coverage for himself and his eligible dependents for a period of 6 months and (iv), full vesting acceleration of his outstanding equity awards (other than the market performance share unit awards).

 If any payment or benefit in connection with a change in control or the subsequent termination of a named executive officer's employment would be subject to an excise tax under Section 280G of the Internal Revenue Code, then such payment of benefit will be reduced to the extent necessary to maximize his net after tax benefits.

 As a condition to the severance payments and benefits, each named executive officer must deliver a general release of all claims against us and our affiliates. In addition, severance benefits are conditioned on the executive's continued compliance with non-compete and non-solicitation restrictive covenants for the severance period.

 For purposes of the employment agreements and the retention agreements with our named executive officers, the following definitions will be in effect:

A change in control will be deemed to occur upon (i) a merger, consolidation or other reorganization approved by our shareholders, unless our shareholders continue to own more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation; (ii) a sale of all or substantially all of our assets; or (iii) the acquisition by any person or related group of persons of more than fifty percent (50%) of the total combined voting power of our outstanding securities.

 A resignation for good reason will be deemed to occur should the individual resign from his employment with us for any of the following reasons during the applicable change in control protection period: (i) a material diminution in his authorities, duties or responsibilities; (ii) a reduction in his base compensation; (iii) a material relocation of his existing work site; or (iv) any material breach by us of any provision of any agreement we have with such individual.

An individual's employment will be deemed to have been terminated for cause if such termination occurs by reason of: (i) the commission of any act of fraud, embezzlement or dishonesty by the individual or his conviction of a felony, (ii) any unauthorized use or disclosure by the individual of confidential information or trade secrets of the Company (or any parent or subsidiary), (iii) any other misconduct by the individual adversely affecting the business or affairs of the Company in a material manner, (iv) the individual’s failure to cure any breach of his obligations under certain agreements with the Company, or (v) the individual’s breach of any of his fiduciary duties as an officer or director of the Company.

Potential Payments upon Termination or Change in Control

Below is a description of the potential payments and benefits that would be provided to our named executive officers upon termination of their employment or a change in control under their employment or retention agreements and equity award agreements.

Restricted Share Unit Acceleration on Change in Control

The time-based restricted share unit awards granted to our named executive officers under our various equity plans will each vest on an accelerated basis as to all the shares in the event those awards are not assumed, replaced or otherwise continued in connection with certain changes in control or ownership of the Company. In the event of such changes, the performance-based restricted share unit awards will convert into (i) the right to receive 50% of the number of target shares subject to the award in the event such change occurs prior to completion of the performance period and (ii) the right to receive the number of shares based on actual performance if such change occurs after completion of the performance period, subject in each case to continued service requirements; such shares will vest on an accelerated basis in the event those awards are not assumed, replaced or otherwise continued in connection with the change in control or ownership. Under the market performance restricted share unit awards (with respect to which the performance period has already been completed), the performance qualified shares will be paid out at the time of the change in control unless those awards are assumed, replaced or otherwise continued by the acquiring entity. Any awards that are assumed, replaced or otherwise continued will continue to vest over the service period for the award subject to accelerated vesting upon the executive officer’s involuntary termination within 12 months following the change in control (in accordance with the employment and retention agreements) and with respect to the market performance restricted share unit awards, upon the executive officer’s termination by the Company other than for cause within 18 months following the change in control.

The table below sets forth the intrinsic value of the restricted share unit awards held by each named executive officer that would accelerate (in accordance with the terms of the equity plans or agreements governing those awards) upon a change in control or ownership in which those awards were not assumed or replaced had such change in control or ownership occurred on June 30, 2024:

Named Executive Officer	Intrinsic Value of Accelerated RSUs (1)
Stephen C. Chang	$8,512,849
Yifan Liang	$4,994,388
Mike F. Chang	$11,826,297
Wenjun Li	$2,040,253
Bing Xue	$4,776,035

(1)
Such value is determined by multiplying (A) the fair market value per common share on June 30, 2024 ($37.37 per share) by (B) the number of unvested shares that would vest on an accelerated basis under such awards.

Potential Payments upon Termination of Employment

Termination in Absence of Change in Control. The following table provides the total dollar value of the compensation that each named executive officer would have been entitled to receive had his employment been terminated without cause or he had resigned for good reason on June 30, 2024 in the absence of a change in control of the Company:

Named Executive Officer	Cash Severance	Health Benefits (1)	Total
Stephen C. Chang	$490,000	$29,181	$519,181
Yifan Liang	$185,000	$20,933	$205,933
Mike F. Chang	$490,000	$29,852	$519,852
Wenjun Li	$171,000	$20,933	$191,933
Bing Xue	$175,000	$20,933	$195,933

(1)
Represents the aggregate full premium payments that would be required to be paid on behalf of each named executive officer to provide continued health insurance coverage under COBRA (based on the executive's health insurance coverage as of June 30, 2024) for the maximum period available to the executive.

Termination in Connection with Change in Control. The following table provides the total dollar value of the compensation that each named executive officer would be entitled to receive if his employment was terminated without cause or he resigned for good reason on June 30, 2024 in connection with a change in control of the Company in which the outstanding equity awards are assumed, replaced or otherwise continued.

Named Executive Officer	Cash Severance (1)	Health Benefits (2)	Accelerated Vesting of Restricted Share units (3)(4)	Total
Stephen C. Chang	$980,000	$58,362	$8,512,849	$9,551,211

Yifan Liang	$185,000	$20,933	$4,994,388	$5,200,321

Mike F. Chang	$980,000	$59,704	$11,826,297	$12,866,001

Wenjun Li	$171,000	$20,933	$2,040,253	$2,232,186

Bing Xue	$175,000	$20,933	$4,776,035	$4,971,968

(1)	Represents the continued base salary payable for the specified period; no target bonus was payable for fiscal year 2024.

(2)
Represents the aggregate full premium payments that would be required to be paid on behalf of each named executive officer to provide continued health insurance coverage under COBRA (based on the executive's health insurance coverage as of June 30, 2024) for the maximum period available to the executive.

(3)
Represents the value of restricted share units that would vest on an accelerated basis in connection with such termination. The value is determined by multiplying (A) the number of unvested units that would vest on an accelerated basis under the award by (B) the fair market value per common share on June 30, 2024 ($37.37 per share).

(4)	Includes the value of market performance share unit awards that accelerate only on a termination without cause.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer.

For fiscal year 2024, the total annual compensation of our Chief Executive Officer was $2,969,062, and the total annual compensation for our median employee, located in China, was $20,893, resulting in a pay ratio of 142:1. The median employee’s 2024 total compensation was calculated in the same manner as would be required by Item 402(c)(2)(x) of Regulation S-K if the employee was a named executive officer in 2024, and the 2024 annual total compensation of our Chief Executive Officer represents the amount reported in the “Total” column of the Summary Compensation Table on page 46.

To help understand this disclosure, it is important to provide context to our operations and employee population. Of our total employee population of 2,443 employees based on 2022 data, only 744 employees (i.e. approximately 30%) are located in the U.S. and 70% are located outside the U.S., and 63% of our employees work in China. The majority of the positions in China are hourly direct labor. The median employee is an hourly-paid factory worker at our manufacturing facilities in China who in fiscal year 2024 earned the U.S. dollar equivalent of $20,893, which is competitive pay for this position in China but significantly lower than the salary paid for a similar position in the U.S. Our ratio is thus impacted by our strategy to source our core manufacturing in China.

In light of the significant percentage of employees located outside of the U.S., and in the interest of providing additional disclosures that investors and shareholders may find meaningful, we also conducted two supplemental pay ratio calculations based on the same methodology and assumptions used in calculating the pay ratio for the median employee based on the entire employee population, as described below. For the first one, we compared Chief Executive Officer pay with compensation of all our employees other than hourly direct labor employees in China (this alternate group was comprised of 1,577 employees worldwide, including China) which resulted in a median employee with total U.S. dollar equivalent compensation of $83,577 and a pay ratio of 36:1. For the second calculation, we included only our U.S. employees which resulted in a median employee with compensation equal to $113,677 and a pay ratio of 26:1.

We have elected to identify our median employee every three years, unless a significant change in our employee population or employee compensation arrangements has occurred. We have determined that there has been no significant change in our employee population or employee compensation arrangements in 2024 that we reasonably believe would result in significant change to our pay ratio disclosure and, as such, we used the same median employee identified in 2022 as described below for purposes of our 2024 pay ratio disclosure. We used the following methodology and assumptions to identify the median employee and calculate the annual total compensation of the median-paid employee for all three ratios presented herein:

•We selected June 23, 2022 as the date on which to determine our median employee. As of that date, we had approximately 2,443 employees, of which approximately 1,699 were located outside the U.S.

•SEC regulations allow employers to identify the median based on a “consistently applied compensation measure” (CACM). We used (A) annualized base salary plus (B) overtime pay plus (C) bonus or other incentive compensation for fiscal year ended June 30, 2022 as our CACM because these elements are consistently available across all countries where we have employees. Base pay for hourly employees was calculated based on a reasonable estimate of hours worked (including overtime) in fiscal 2022, and on salary levels for all remaining employees.

•We ranked this compensation measure for our employees from lowest to highest. This calculation was performed for all employees except our Chief Executive Officer, whether employed on full-time or part-time basis. We converted amounts paid in foreign currencies to the U.S. dollar based on the exchange rates on June 23, 2022.

•As indicated above, we performed two additional calculations: one involved excluding our direct labor employees in China and the second one involved including only our U.S. employees. We also elected to use the same median employee as identified for 2022 to determine the median of the annual total compensation of such employees for 2024 for purposes of providing such two supplemental pay-ratio disclosures.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating pay ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee populations and compensation practices, our pay ratio may not be comparable to the pay ratios reported by other companies.

COMPENSATION COMMITTEE REPORT

The information contained in the Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), except to the extent that the company specifically incorporates the information by reference in such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the members of the Compensation Committee of our Board:

Mr. Michael J. Salameh, Chairman
Dr. Lucas S. Chang
Ms. So-Yeon Jeong
Dr. King Owyang

PAY VERSUS PERFORMANCE
In accordance with Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (“CAP”) as calculated under applicable SEC rules to each of our chief executive officers, also referred to as our principal executive officers (the “PEOs”) and our other named executive officers (the “Non-PEO NEOs”) and certain measures of company performance for the fiscal years listed below.

In determining the CAP to our PEOs and the CAP to our Non-PEO NEOs, we are required to make various adjustments to the total compensation amounts that have been reported in the Summary Compensation Table (“SCT”) for each such individual, as the SEC’s valuation methods for this section differ from those required in the SCT. Information regarding the methodology for calculating CAP to our PEO(s) and the CAP to our Non-PEO NEOs, including details regarding the amounts that were deducted from, and added to, the SCT totals to arrive at the values presented for CAP, are provided in the footnotes to the table. A narrative discussion of the relationship between CAP and the financial performance measures is also presented below. Note that for Non-PEO NEOs, compensation is reported as an average.

For information on our compensation philosophy, please see “Compensation Discussion and Analysis.” The compensation setting process for our named executive officers as described therein is done independently from the disclosure requirements shown in this section. Accordingly, the Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Pay Versus Performance Table

Year	Summary Compensation Table Total for PEOs		Compensation Actually Paid to PEOs		Average Summary Compensation Table Total for Non-PEO NEOs (4)	Average Compensation Actually Paid to Non-PEO NEOs (5)	Value of Initial Fixed $100 (6)		Net Income (loss) ($ in thousands)	Company Selected Financial Measure ($ in thousands) (8)
	Stephen C. Chang (1)(2)	Mike F. Chang (1)(2)	Stephen C. Chang (1) (3)	Mike F. Chang (1) (3)			Total Shareholder Return	Peer Group Total Shareholder Return (7)
2024	2,969,062	—	2,606,140	—	1,253,874	784,275	343	274	(11,081)	657,274
2023	3,840,982	3,235,061	4,297,765	2,409,988	1,426,891	1,394,101	301	184	12,364	691,321
2022	—	7,814,989	—	8,064,189	2,543,210	2,439,585	306	128	453,163	777,552

(1)
Stephen C. Chang served as the Company’s PEO for the entirety of fiscal year 2024, and during fiscal year 2023 beginning as of March 1, 2023. Mike F. Chang served as the Company’s PEO for the entirety of fiscal years 2022, and during fiscal year 2023 until February 28, 2023.

(2)	Represents the total compensation reported for each PEO for each corresponding year in the “Total” column of the Summary Compensation Table.

(3)
The dollar amounts reported in this column represent the amount of compensation actually paid to each of our PEOs for the applicable fiscal year, computed in accordance with Item 402(v) of Regulation S-K, which do not reflect the compensation actually earned, realized, or received by our PEOs in the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, we have made certain adjustments to each PEO’s total compensation, as reported in the Summary Compensation Table for each year, to determine the compensation actually paid, and a reconciliation of such adjustments is set forth below under “Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for PEOs”.

(4)
Represents the average of the amounts reported for the Company’s Non-PEO NEOs as a group in the “Total” column of the Summary Compensation Table in each applicable year. The Company’s Non-PEO NEOs for each year presented are as follows:

	2022	2023	2024
	Stephen C. Chang	Yifan Liang	Yifan Liang
	Yifan Liang	Wenjun Li	Mike Chang
	Wenjun Li	Bing Xue	Wenjun Li
	Bing Xue		Bing Xue

(5)
The dollar amounts reported in this column is the average compensation actually paid for our Non-PEO NEOs in each applicable year, computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, we have made certain adjustment to the average of the Non-PEO NEO’s total compensation, as reported in the Summary Compensation Table for each applicable year, and a reconciliation of such adjustment is set forth below under “Reconciliation to Average Summary Compensation Table Total to Average Compensation Actually Paid for Non-PEO NEOs”

(6)
The amounts reported represent the cumulative total shareholder return (“TSR”) calculated in accordance with Item 201(e) of Regulation S-K, assuming an initial fixed investment of $100, and that all dividends, if any, were reinvested.

(7)	The Peer Group consists of the Philadelphia Semiconductor Index, an independently prepared index composed of the 30 largest U.S. companies primarily involved in the design, distribution, manufacture, and sale of semiconductors.

(8)
The metric in this column, the Company’s revenue in the Company’s audited financial statements, in our assessment, represents the most important Company financial performance measure (that is not otherwise disclosed in this table) used to link Compensation Actually Paid to the Company’s performance for our PEOs and Non-PEO NEOs for all years presented. We believe revenue is the most important financial performance measure because as a technology company, our ability to grow and expand our market is a critical element of our success, and our investors and shareholders evaluate our success by the amount of sales we make to customers. Other key financial performance measures linked to executive compensation are described in the section below titled “Financial Performance Measures”.

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for PEOs

	Fiscal Year	Fiscal Year		Fiscal Year
	2024 ($)	2023 ($)		2022 ($)
	Stephen C. Chang	Stephen C. Chang	Mike F. Chang	Mike F. Chang

Summary Compensation Table Total	2,969,062	3,840,982	3,235,061	7,814,989
Adjustments for Equity Awards

Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(2,478,250)	(3,070,543)	(2,311,369)	(6,811,000)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	4,297,550	3,957,320	2,978,896	4,667,600
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	338,404	(30,653)	(106,993)	553,125
Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(449,306)	(211,003)	(858,168)	1,839,475
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(2,071,320)	(188,338)	(527,439)	—
Compensation Actually Paid	2,606,140	4,297,765	2,409,988	8,064,189

Reconciliation of Average Summary Compensation Table Total to Average Compensation Actually Paid for Non-PEO NEOs

	Fiscal Year	Fiscal Year	Fiscal Year
	2024 ($)	2023 ($)	2022 ($)

Average of Summary Compensation Table Total	1,253,874	1,426,891	2,543,210
Adjustments for Equity Awards (The information below represents the average adjustment for Non-PEO NEOs)

Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(862,000)	(841,148)	(1,681,400)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	1,494,800	1,084,073	1,166,900
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	251,364	(20,544)	99,470
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—
Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(492,984)	(153,442)	311,405
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(860,779)	(101,729)	—
Compensation Actually Paid	784,275	1,394,101	2,439,585

Relationship Between Compensation Actually Paid and Performance
“Compensation Actually Paid”, as calculated in accordance with Item 402(v) of Regulation S-K, reflects adjusted values to unvested and vested equity awards during the years presented based on year-end stock prices, various accounting valuation assumptions, and projected performance modifiers, but does not reflect actual amounts paid out for those awards. “Compensation Actually Paid” generally fluctuates due to stock price achievement and varying levels of projected and actual achievement of performance goals.

The following graphs show the relationship between “Compensation Actually Paid” to our PEOs and other Non-PEO NEOs in the years presented and (1) TSR of both our common shares and the Philadelphia Semiconductor Index, (2) our net income, and (3) our company selected financial measure.

Financial Performance Measures

As described in further detail in this Compensation Discussion and Analysis, our executive compensation program incorporates various financial performance measures. Such measures are used in both our long-term and short-term incentive awards and are selected with the objective of incentivizing our PEOs and Non-PEO NEOs to increase the long-term value of our company for shareholders. The most important financial performance measures used in fiscal year 2024 to link Compensation Actually Paid to our PEO and Non-PEO NEOs to our financial performance are as follows (listed in no particular order of importance):

Revenue
EBITDA
Gross Margin
Non-GAAP Gross Margin

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of June 30, 2024 with respect to the Company’s common shares that may be issued under the Company’s existing equity compensation plans. There are no outstanding options that the Company has assumed in connection with its acquisition of other companies, and there are currently no assumed plans under which the Company can grant options.

	Column (A)		Column (B)		Column (C)
	Number of				Number of
	Securities to be				Securities
	Issued Upon				Remaining Available
	Exercise of		Weighted		for Future Issuance
	Outstanding		Average		Under Equity
	Options,		Exercise		Compensation Plans
	Restricted Stock		Price of		(Excluding
	Units and Other		Outstanding		Securities Reflected
Plan Category	Rights		Options		in Column A)

Equity Compensation Plans Approved by Stockholders (1)	3,550,260	(2)	9.07	(3)	2,320,263	(4)

Equity Compensation Plans Not Approved by Stockholders	—		N/A		—

Total	3,550,260		9.07		2,320,263

(1)	Consists of the 2009 Share Option/Share Issuance Plan (“the 2009 Plan”), 2018 Omnibus Incentive Plan ("the 2018 Plan") and the 2018 Employee Share Purchase Plan (the “ESPP”).

(2)
Includes 1,813,260 common shares subject to restricted share unit awards and 1,727,000 common shares subject to market-based restricted share units that will entitle the holder to one share for each unit that vests over the holder’s period of continued service with the Company. Amounts in this column exclude shares reserved for issuance under the ESPP.

(3)	The weighted average exercise price does not take into account restricted share units, performance share units and market share units or purchase rights under the ESPP.

(4)
Consists of shares available for future issuance under the 2018 Plan and the ESPP. As of June 30, 2024, 919,093 common shares were available for issuance under the 2018 Plan and 1,401,170 common shares were available for issuance under the ESPP. The 919,093 shares available for issuance under the 2018 Plan may be issued upon the exercise of options or share appreciation rights, or those shares may be issued as share awards or pursuant to restricted share unit awards which vest upon the attainment of prescribed performance milestones or the completion of designated service periods. Under the ESPP, each eligible employee may purchase up to 875 common shares at semi-annual intervals on the 14th of May and November each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi-annual purchase date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common shares, as of September 13, 2024, by:

•each of our directors and executive officers named in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement;

•all current directors, director nominees and named executive officers as a group: and

•each person known to us to own beneficially more than 5% of our common shares.

The calculations in the shareholder table below are based on 29,013,563 common shares outstanding as of September 13, 2024. Beneficial ownership is determined in accordance with the rules of the SEC. All common shares issuable upon exercise of outstanding options and vesting of restricted share units within 60 days following September 13, 2024 are deemed to be beneficially owned by the shareholder holding such options or units for the purpose of computing the number of shares beneficially owned by such shareholder. They are not, however, deemed to be outstanding for the purpose of computing the percentage ownership of any other shareholder.

Except as described in the footnotes below, we believe each shareholder has sole voting and investment power with respect to the common shares indicated in the table as beneficially owned. Unless otherwise indicated in the footnotes below, the principal address of each of the shareholders below is: c/o Alpha and Omega Semiconductor Incorporated, 475 Oakmead Parkway, Sunnyvale, California 94085.

Name	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
Directors and Named Executive Officers:
Mike F. Chang	4,135,101	14.3%
Stephen Chang	298,735	1.0%
Yifan Liang	171,397	*
Wenjun Li	13,918	*
Bing Xue	10,322	*
Lucas S. Chang (1)	33,245	*
Claudia Chen (2)	27,739	*
So-Yeon Jeong (3)	13,663	*
Hanqing (Helen) Li (4)	13,663	*
King Owyang (5)	65,119	*
Michael L. Pfeiffer (6)	61,157	*
Michael J. Salameh (7)	54,687	*
All Directors and Executive Officers as a group (8)	4,898,746	16.9%

5% Shareholders:
Dimensional Fund Advisors LP. (9)	2,110,391	7.3%
BlackRock, Inc. (10)	3,817,384	13.2%
The Vanguard Group – 23-1945930 (11)	2,085,173	7.2%

*	Beneficially owns less than 1% of our outstanding common shares.

(1)	Includes 1,399 common shares subject to restricted share unit awards that will be issued within 60 days of September 13, 2024.

(2)	Includes 1,399 common shares subject to restricted share unit awards that will be issued within 60 days of September 13, 2024.

(3)	Includes 1,399 common shares subject to restricted share unit awards that will be issued within 60 days of September 13, 2024.

(4)	Includes 1,399 common shares subject to restricted share unit awards that will be issued within 60 days of September 13, 2024.

(5)	Includes 1,399 common shares subject to restricted share unit awards that will be issued within 60 days of September 13, 2024.

(6)	Includes 1,399 common shares subject to restricted share unit awards that will be issued within 60 days of September 13, 2024.

(7)	Includes 1,399 common shares subject to restricted share unit awards that will be issued within 60 days of September 13, 2024.

(8)	Includes 9,793 common shares subject to restricted share unit awards that will be issued within 60 days of September 13, 2024.

(9)
According to Schedule 13G/A filed on February 9, 2024, Dimensional Fund Advisors LP (“Dimensional”) has the sole power to vote or direct the vote of an aggregate of 2,077,329 common shares, and has the sole power to dispose or direct the disposition of an aggregate of 2,110,391 common shares. The principal business office of Dimensional is Building One, 6300 Bee Cave Rd., Austin, Texas, 78746.

(10)
According to a Schedule 13G/A filed on January 23, 2024, BlackRock, Inc. has the sole power to vote or direct the vote of an aggregate of 3,766,590 common shares, and has the sole power to dispose or direct the disposition of an aggregate of 3,817,384 common shares. The principal business office of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(11)
According to a Schedule 13G/A filed on February 13, 2024, the Vanguard Group – 23-1945930 (“Vanguard”) has the shared power to vote or direct the vote of an aggregate of 17,745 common shares, the sole power to dispose or direct the disposition of an aggregate of 2,046,978 common shares, and the shared power to dispose or direct the disposition of an aggregate of 38,195 common shares. The principal business office of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

None of our existing shareholders has different voting rights from other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of our common shares to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and our other equity securities. Our directors, executive officers and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2024, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons except the following: Dr. Mike F. Chang filed three late Forms 4 reporting three transactions; Bing Xue filed three late Forms 4 reporting three transactions; and each of Stephen Chang, Yifan Liang and Wenjun Li filed one late Form 4 reporting one transaction.

RELATED PARTY TRANSACTIONS

Mr. David Chang, a son of Dr. Mike F. Chang, our Executive Chairman and the brother of Mr. Stephen C. Chang, our Chief Executive Officer, was employed as an engineer of the Company and received a total of $153,224 as annual base salary for the fiscal year ended June 30, 2024. In addition, Mr. David Chang was awarded (i) cash bonus in the amount of $17,000 and (ii) 800 restricted share units which will vest annually in equal installments over a four-year period commencing on March 15, 2024 and subject to Mr. David Chang’s continuing service during the four-year period. Mr. David Chang voluntarily resigned on June 25, 2024.

Indemnification Arrangements

    We have entered into indemnification agreements with our directors and executive officers that provide our directors and executive officers with additional protection regarding the scope of the indemnification set forth in our Bye-laws. Pursuant to these agreements, we will indemnify each such person (to the fullest extent permitted by Bermuda law) against all costs and expenses, including expense advances, incurred in connection with any claim by reason or arising out of any event or occurrence relating to the fact that such person is our director or executive officer or is serving at our request at another corporation or entity, or by reason of any activity or inactivity while serving in such capacity. However, we are not obligated to indemnify our directors or executive officers under these agreements if:

•indemnification is prohibited by our Bye-laws or applicable law;

•the action initiated by the person is not authorized by our Board; or

•a court determines that the person did not act in good faith and in a manner that such officer or director reasonably believed to be in or not opposed to the best interests of the company.

Policies and Procedures

The Audit Committee of the Board is responsible for establishing policies and procedures for reviewing and approving all related party transactions as defined under SEC rules and regulations. The Audit Committee also adopted the Related Party Transactions Policy (the “Policy”) that sets forth the substantive and procedural requirements for approving related party transactions. The following provides a summary of the Policy.

The Policy provides that the Audit Committee is entrusted with the responsibility and authority to review “interested transaction,” the definition of which is materially consistent with the definition of “related party transactions” under SEC rules (the “Interested Transaction”). The Audit Committee shall review the material facts of all Interested Transactions that require the Audit Committee’s approval and either approve or disapprove of the entry into the Interested Transaction.

    In determining whether to approve or ratify an Interested Transaction, the Audit Committee will take into account all factors that it deems appropriate, including whether the Interested Transaction is negotiated or consummated on terms no less favorable to the Company than terms generally available or offered to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Policy also provides that no director shall participate in any discussion or approval of an Interested Transaction for which he or she is a related party, except that the director shall provide all material information concerning the Interested Transaction to the Audit Committee.

The Policy provides a list of Interested Transactions that are deemed to be pre-approved by the Audit Committee such that no separate approval will be required by the Audit Committee, including:

•Employment of executive officer if the compensation is approved by the Compensation Committee;

•Compensation of directors that is consistent with the Company’s director compensation policies and required to be disclosed in the proxy statement;

•Transaction with another company where the related party’s relationship is an employee (other than executive officer or director) or a shareholder, if the value of the transaction does not exceed the greater of $1,000,000 or 2% of such company’s annual revenue; and

•Certain charitable contributions if the aggregate amount does not exceed $1,000,000 or 2% of the organization’s annual revenue.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended June 30, 2024. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act, except to the extent that the company specifically incorporates the information by reference in such filing.

The Audit Committee is comprised of four independent directors: Michael L. Pfeiffer, its Chairman, Claudia Chen, Hanqing (Helen) Li and Michael J. Salameh. The purpose of the Audit Committee is to assist our Board in its general oversight of our financial reporting, internal controls and audit functions. The Audit Committee is directly responsible for the appointment, retention, evaluation, compensation, oversight and termination of our independent registered public accounting firm.

The Audit Committee reviews the results and scope of audit and other services provided by the independent auditors and reviews the accounting principles and auditing practices and procedures to be used in our financial reporting process, including its systems of internal control, and in the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm for the last fiscal year, Baker Tilly US, LLP (“Baker Tilly”), was responsible for performing an independent audit of those financial statements. As more fully explained in the Audit Committee’s charter, the Audit Committee’s responsibility is to provide oversight of and to review those processes. The Audit Committee does not conduct auditing or accounting reviews or perform procedures and the Audit Committee relies on information and representations provided by management and the independent auditors. The Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in their report on our financial statements.

The Audit Committee has reviewed and discussed the audited financial statements with our management. Management is responsible for maintaining adequate internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. The Audit Committee was kept apprised of the progress of management’s assessment of our internal control over financial reporting and provided oversight to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management at meetings throughout the year. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of our internal control over financial reporting. The Audit Committee reviewed this report of management and Item 9A, “Control and Procedures,” contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2024 filed with the SEC, as well as Baker Tilly’s reports of independent registered public accounting firm (included in our Annual Report on Form 10-K) relating to its audits of the consolidated financial statements and of internal control over financial reporting. The Audit Committee has reviewed with management and Baker Tilly (a) matters related to the conduct of the audit of the consolidated financial statements by the independent registered public accounting firm and its audit of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended and (b) the additional analyses undertaken and procedures performed by us to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC.

In addition, the Audit Committee has reviewed and discussed the audited financial statements with Baker Tilly, including such items set forth in Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees or any successor standard. The Audit Committee has received from Baker Tilly the written disclosures and the letter required by the PCAOB, and the Audit Committee has discussed with Baker Tilly the independence of the independent registered public accounting firm.

After review of all discussions and all written correspondence described above, as well as such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to our Board that the audited financial statements for the last fiscal year be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2024.

The Audit Committee

Michael L. Pfeiffer, Chairman
Claudia Chen
Hanqing (Helen) Li
Michael J. Salameh

PROPOSAL NO. 4

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected Baker Tilly US, LLP (“Baker Tilly”) as our independent registered public accounting firm to conduct the audit for the fiscal year ending June 30, 2025. Shareholders are asked to approve and ratify the appointment of Baker Tilly as our independent registered public accounting firm, and to authorize our Board, acting through our Audit Committee, to determine the remuneration of such accounting firm.

Baker Tilly has served as the Company’s independent registered public accounting firm for the fiscal years ended June 30, 2024 and 2023. Baker Tilly has issued a Report of Independent Registered Public Accounting Firm for the Company’s audited consolidated financial statements as of June 30, 2024 and 2023 which appeared in the Company’s annual report on Form 10-K filed with the SEC on August 23, 2024 and August 29, 2023. Prior to the appointment of Baker Tilly, BDO USA, LLP (“BDO”) served as the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2022.

During the fiscal year ended June 30, 2022 and the subsequent interim period through October 10, 2022, neither the Company nor anyone acting on its behalf has consulted with Baker Tilly with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to us by Baker Tilly that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

On October 5, 2022, the Audit Committee notified BDO that BDO was dismissed as the Company’s independent registered public accounting firm. The decision to dismiss BDO was approved by the Audit Committee.

The reports of BDO on the Company’s consolidated financial statements as of and for the fiscal year ended June 30, 2022 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During fiscal year ended June 30, 2022, and the subsequent interim period through October 5, 2022, there were no disagreements as described under Item 304(a)(1)(iv) of Regulation S-K with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to BDO’s satisfaction, would have caused BDO to make reference to the subject matter thereof in connection with its reports on the financial statements of the Company for such years. In addition, during the fiscal year ended June 30, 2022 and the subsequent interim period through October 5, 2022, there were no reportable events as described under Item 304(a)(1)(v) of Regulation S-K.

During the fiscal year ended June 30, 2022, and in the subsequent interim periods through October 5, 2022, neither the
Company nor anyone acting on its behalf has consulted with BDO regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and either a written report was provided to the Company or oral advice was provided that BDO concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Recommendation of the Board

The Board recommends that shareholders vote FOR the approval and ratification of the appointment of Baker Tilly as our independent registered public accounting firm, and the authorization for our Board, acting through our Audit Committee, to determine the remuneration of the accounting firm, for fiscal year ending June 30, 2025.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table presents the fees for professional services and other services rendered by Baker Tilly US, LLP for the fiscal years ended June 30, 2024 and 2023, respectively (in thousands):

Accountant	Year	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees	Total Fees
Baker Tilly US, LLP	2024	$1,915	$—	$—	$—	$1,915

Baker Tilly US, LLP	2023 (1)	$1,954	$—	$—	$—	$1,954

(1) Including $487,000 audit fee for fiscal year 2023 audit services that was charged in fiscal year 2024.

Audit fees:  These fees generally relate to professional services rendered for the audits of our consolidated financial statements and internal control over financial reporting, quarterly reviews, subsidiary or equity investment audits, consents, income tax provision reviews, and assistance with and review of documents and reports filed with the SEC.

Audit Related Fees: These fees generally relate to assurance and other services related to the performance of the audit or review of financial statements or that are traditionally performed by the independent registered public accounting firm, internal control reviews, attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards, and financial audits of employee benefit plans. The Company did not incur any audit related fees for either period.

Tax fees:  These fees generally relate primarily to tax compliance, including review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatment for certain expenses, extra-territorial tax analysis, and tax due diligence relating to acquisitions.  They also include fees for state and local tax planning and consultations with respect to various domestic and international tax matters. The Company did not incur any tax fees for both periods.

Other Services fees:  These fees generally relate to fees for services other than the services reported in audit fees, audit-related fees, and tax fees. The Company did not incur any such fees for both periods.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm and the fees for these services.  These services may include audit services, audit-related services, tax services and other services.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS FOR
THE 2024 ANNUAL GENERAL MEETING

    Under Rule 14a-8 of the Exchange Act, for a shareholder proposal to be considered for inclusion in the proxy statement for the 2025 annual general meeting of shareholders, we must have received the written proposal by such shareholder no later than May 28, 2025. Such proposals must comply with the other provisions of Rule 14a-8 and additional applicable SEC rules regarding the inclusion of shareholder proposals in the proxy materials. In addition, the proxy solicited by the Board of Directors for the Annual Meeting in 2025 will confer discretionary authority to vote on any shareholder proposal presented at that meeting, if we do not receive notice of such proposal prior to September 9, 2025.

If you wish to bring a matter before an annual general meeting and the proposal is submitted outside the process of Rule 14a-8, you may use the procedures set forth in the Bye-laws to make a shareholder proposal, including director nominations, not intended to be included in our proxy statement under Rule 14a-8 so long as such proposal complies with our Bye-laws. Shareholder nominations and proposals may be voted on at an annual general meeting of shareholders only if such nominations and proposals are submitted to us pursuant to written notice timely and accompanied by certain information. To be timely, a shareholder’s written notice must be received by us not less than 60 nor more than 180 days to the date set for the annual general meeting of shareholders (or if no such date is set, the date that is not less than 60 nor more than 180 days prior to the anniversary of the previous year’s annual general meeting of shareholders). The notice must contain the information specified in Sections 59 and 60 of our Bye-laws with respect to the person to be nominated as director and include all material information on the proposal, statement or resolution to be put to the meeting, together with details of shareholder submitting the proposal, statement or resolution and such other information as may from time to time be specified by our Board. Under Section 60(4) of Bye-laws, the advance notice must include, but are not limited to, the following information:

•the meeting at which the person nominated is proposed for election as a director;

•information relating to direct and indirect beneficial ownership of shares, including ownership of derivative instrument, by the shareholders and their affiliates and associates acting in concert with the shareholders;

•any agreement, arrangement, relationship by the shareholders that may increase or decrease the voting power of the shareholders;

•a description of direct and indirect compensation, material monetary agreement and other related party transactions between the shareholders and their affiliates and associates acting in concert therewith and the nominees;

•a signed questionnaire by the nominee regarding his or her background, qualifications and other representations;

•a written consent of the nominee to his being named in a proxy statement as a nominee and to serve as a director, if elected; and

•any other information relating to such shareholder that would be required to be disclosed in the proxy statement under the Exchange Act;

In addition, the shareholder will be required to update and supplement, if necessary, the advance notice so the information is true and correct as of date of the annual meeting and as of the date that is 10 business days from the meeting. Our Board will review proposals from eligible shareholders which it receives by that date and will determine whether any such proposal has been received in accordance with the Bye-laws and whether any such proposal will be acted upon at the annual general meeting of shareholders. All shareholder proposals and shareholder nominations should be mailed to Alpha and Omega Semiconductor Limited, Board of Directors, c/o Investor Relations, Alpha and Omega Semiconductor, Inc. 475 Oakmead Parkway, Sunnyvale, CA 94085.

Moreover, Section 79 of the Companies Act 1981 of Bermuda, as amended, provides that shareholders representing either (i) 5% or greater of the total voting rights of the shares eligible to vote at a general meeting of shareholders, or (ii) not less than 100 shareholders may propose any resolution which may properly be moved at the next annual general meeting of shareholders. Upon timely receipt of notice, we shall, at the expense of such shareholder(s), give our other shareholders entitled to receive notice of the next annual general meeting of shareholders notice of such proposed resolution. To be timely, the proposal requiring notice of a resolution must be deposited at our registered office at least six weeks before the next annual general meeting of shareholders. Shareholders satisfying the criteria of Section 79 may also require us to circulate a statement in respect of any matter to come before an annual general meeting of shareholders by notice deposited at our registered office not less than one week prior to the annual general meeting of shareholders.

OTHER MATTERS

The Board knows of no other business to be acted upon at the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the proxy holder named in the proxy accompanying this statement will have discretionary authority to vote all proxies in accordance with his best judgment.

By order of the Board of Directors,

Mike F. Chang
Chairman of the Board of Directors
Dated September 25, 2024

ALPHA & OMEGA SEMICONDUCTOR LIMITED
2018 OMNIBUS INCENTIVE PLAN
(As amended and restated effective November 7, 2024)

ARTICLE 1

GENERAL PROVISIONS
1.1    PURPOSE OF THE PLAN
This 2018 Omnibus Incentive Plan (the “Plan”) is intended to promote the interests of Alpha and Omega Semiconductor Limited, a company incorporated and existing under the laws of the Islands of Bermuda, by providing eligible persons in the Company’s employ or service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company as an incentive for them to continue in such employ or service.
The Plan serves as the successor to the Company’s 2009 Share Option/Share Issuance Plan (the “Predecessor Plan”), and no further awards shall be made under the Predecessor Plan on or after the Plan Effective Date. All awards outstanding under the Predecessor Plan on the Plan Effective Date shall remain outstanding under the Predecessor Plan and shall continue to be governed solely by the terms of the documents evidencing such award, and no provision of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such awards.
Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.
1.2    TYPES OF AWARDS
Awards may be made under the Plan in the form of (i) options, (ii) share appreciation rights, (iii) share awards, (iv) restricted share units, (v) dividend equivalent rights and (vi) other share-based awards.
1.3     ADMINISTRATION OF THE PLAN
    (a)    The Compensation Committee shall have sole and exclusive authority to administer the Plan with respect to Section 16 Insiders. Administration of the Plan with respect to all other persons eligible to participate in the Plan may, at the Board’s discretion, be vested in the Compensation Committee or a Secondary Board Committee, or the Board may retain the power to administer those programs with respect to such persons. To the extent permitted by law, the Board or the Compensation Committee may delegate any or all of its authority to administer the Plan with respect to one or more classes of eligible persons (other than Section 16 Insiders) to one or more officers of the Company.
(b)    Members of the Compensation Committee or any Secondary Board Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Board Committee and reassume all powers and authority previously delegated to such committee.
(c)    Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full authority to determine (i) which eligible persons are to receive Awards under the

Plan, (ii) the type, size, terms and conditions of the Awards to be made to each Participant, (iii) the time or times when those Awards are to be made, (iv) the number of shares or amount of payment to be covered by each such Award, (v) the time or times when the Award is to become exercisable, (vi) the status of an option for U.S. federal tax purposes, (vii) the maximum term for which an Award is to remain outstanding, (viii) the vesting and issuance schedules applicable to the shares which are the subject of the Award, (ix) the cash consideration (if any) payable for those shares and the form (cash or Common Shares) in which the Award is to be settled, (x) with respect to performance-based Awards, the performance objectives for each such Award, the amounts payable at designated levels of attained performance, any applicable service vesting requirements, and the payout schedule for each such Award, (xi) in the event of the Participant’s death or disability, accelerate the vesting or exercisability of an Award, and (xii) in the event of a Change in Control, take any action authorized by Section 2.7 hereof.
(d)    Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the provisions of the Plan and any outstanding Awards thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Plan under its jurisdiction or any Award thereunder.
(e)    Service as a Plan Administrator by the members of the Compensation Committee or the Secondary Board Committee shall constitute service as Board members, and the members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Compensation Committee or the Secondary Board Committee shall be liable for any act or omission made in good faith with respect to the Plan or any Award thereunder.
1.4    ELIGIBILITY

(a)    The persons eligible to participate in the Plan are as follows:
(i)    Employees,
(ii)    Non-Employee Directors and non-employee members of the board of any Parent or Subsidiary, and

(iii)    consultants and other independent advisors who provide services to the Company (or any Parent or Subsidiary).
1.5    SHARES SUBJECT TO THE PLAN
(a)    The shares issuable under the Plan shall be authorized but unissued or reacquired Common Shares, including shares repurchased by the Company on the open market. The number of Common Shares reserved for issuance over the term of the Plan shall be limited to Four Million Six Hundred and Nine Thousand (4,609,000) shares, subject to adjustment pursuant to Section 1.5(e) and Section 1.5(f).
(b)    Subject to adjustment pursuant to Section 1.5(f), the maximum number of Common Shares that may be issued pursuant to Incentive Options granted under the Plan shall be Four Million Six Hundred and Nine Thousand (4,609,000) shares.

(c)    Subject to adjustment pursuant to Section 1.5(f), the maximum number of Common Shares for which Awards that are settled in shares may be made to any person under the Plan in any fiscal year shall not exceed Eight Hundred Thousand (800,000) shares in the aggregate.
(d)    The maximum aggregate number of Common Shares for which Awards may made to any Non-Employee Director under the Plan in any calendar year, taken together with any cash retainer paid to such Non-Employee Director in respect of such calendar year, shall not exceed $750,000 ($1,000,000 in the calendar year in which the Non-Employee Director is initially elected or appointed to the Board) in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes and excluding, for this purpose, the value of any dividends or dividend equivalents paid on any Common Shares or Awards).
(e)    Common Shares subject to outstanding Awards (including awards granted under the Predecessor Plan) shall be available for subsequent award and issuance under the Plan to the extent those Awards expire, are forfeited or cancelled or terminate for any reason prior to the issuance of the Common Shares subject to those Awards or are settled in cash. Upon the exercise of any share appreciation right under the Plan, the share reserve shall be reduced by the gross number of shares as to which such right is exercised. Should the exercise price of an option or any Withholding Taxes incurred in connection with the exercise of an option or share appreciation right under the Plan be paid with Common Shares (whether through the withholding of a portion of the otherwise issuable shares or through the tender of actual outstanding shares), then in each such case, the shares so tendered or withheld shall not be added to the Common Shares available for grant under the Plan. If Common Shares otherwise issuable under the Plan are withheld by the Company in satisfaction of the Withholding Taxes incurred in connection with the vesting or settlement of an Award (including an award granted under the Predecessor Plan) other than an option or share appreciation right, then in each such case the Common Shares so tendered or withheld shall not be added back to the Common Shares available for issuance under the Plan.
(f)    Should any change be made to the Common Shares by reason of any share split, share dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary distribution (whether in cash, securities or other property) or other change affecting the outstanding Common Shares as a class without the Company’s receipt of consideration, or should the value of outstanding Common Shares be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation, reincorporation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any one person may be granted Awards under the Plan in any fiscal year, (iii) the maximum number and/or class of securities that may be issued pursuant to Incentive Options, (iv) the number and/or class of securities and the exercise or base price per share in effect under each outstanding Award under the Plan (including awards under the Predecessor Plan) and the consideration (if any) payable per share, and (v) the number and/or class of securities subject to cancellation or the Company’s outstanding repurchase rights under the Plan and the repurchase price payable per share. The adjustments shall be made in such manner as the Plan Administrator deems appropriate and such adjustments shall be final, binding and conclusive. In addition, in the event of a Change in Control, the provisions of Section 2.7 shall apply.
(g)    Awards may, in the sole discretion of the Plan Administrator, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the share limit (nor shall Substitute Awards be added to the share limit as provided above); provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Options within the meaning of Section 422 of the Code shall be counted against the aggregate number of Common Shares available for Awards of Incentive Options under the Plan. Subject to applicable stock exchange requirements, available shares under a shareholder approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce (or be added back to) the number of Common Shares available for issuance under the Plan.
(h)    Outstanding Awards granted pursuant to the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
1.6    MINIMUM VESTING
Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan that are payable in Common Shares shall vest no earlier than the first anniversary of the date on which the Award was granted, provided that the foregoing minimum vesting requirement does not apply to:
(a)    Awards with respect to a maximum of 5% of the number of Common Shares available for issuance under the Plan as of the 2024 Annual Shareholders Meeting, taking into account the 2024 Share Increase (subject to shareholder approval at the 2024 Annual Shareholders Meeting), subject to adjustment under Section 1.5(f);
(b)    Substitute Awards;
(c)    Common Shares delivered in lieu of fully vested cash-based obligations; and
(d)    Awards granted to Non-Employee Directors that vest on the earlier of the one-year anniversary of the date on which the Award was granted and the next annual meeting of shareholders that occurs at least 50 weeks after the prior year’s annual meeting of shareholders.
ARTICLE 2

AWARDS
2.1 OPTIONS
(a)    Authority. The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant Incentive Options and Non-Statutory Options evidenced by an Award Agreement in the form approved by the Plan Administrator; provided, however, that the terms of each such agreement shall not be inconsistent with the terms specified below. Each agreement evidencing an Incentive Option shall, in addition, be subject to the provisions of Section 2.1(f) below.
(b)     Exercise Price.
(i)    The exercise price per share shall be fixed by the Plan Administrator; provided, however, that such exercise price shall not be less than one hundred percent (100%) of the Fair Market Value per Common Share on the grant date.

(ii)    The exercise price shall be payable in one or more of the following forms as determined by the Plan Administrator and specified in the Award Agreement:
(A)     cash or check made payable to the Company,
(B) Common Shares (whether delivered in the form of actual share certificates or through attestation of ownership) held for the requisite period (if any) necessary to avoid any resulting charge to the Company’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date,
(C) Common Shares otherwise issuable under the option but withheld by the Company in satisfaction of the exercise price, with such withheld shares to be valued at Fair Market Value on the Exercise Date, or
(D) to the extent the option is exercised for vested Common Shares, through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide instructions to (a) a brokerage firm (reasonably satisfactory to the Company for purposes of administering such procedure in compliance with the Company’s pre-clearance/pre-notification policies) to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Company by reason of such exercise and (b) the Company to deliver the certificates for the purchased shares directly to such brokerage firm on such settlement date in order to complete the sale.
Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.
(iii)    The Plan Administrator shall have the discretion (exercisable at any time) to permit the exercise price of an outstanding option to be paid in one or more of the forms specified in Section 2.1(b)(ii).
(c)    Exercise and Term of Options. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the Award Agreement evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date.
(d)    Effect of Termination of Service.
(i)    The following provisions shall govern the exercise of any options that are outstanding at the time of the Participant’s cessation of Service or death:

(A) Any option outstanding at the time of the Participant’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.
(B)    Any option held by the Participant at the time of the Participant’s death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Participant’s estate or by the person or persons to whom the option is transferred pursuant to the Participant’s will or the laws of inheritance or by the Participant’s designated beneficiary or beneficiaries of that option.

(C)    Should the Participant’s Service be terminated for Misconduct or should the Participant otherwise engage in Misconduct while holding one or more outstanding options, then all of those options shall terminate immediately and cease to be outstanding.
(D)    During the applicable post-Service exercise period, the option may not be exercised for more than the number of vested shares for which the option is at the time exercisable. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any shares for which the option has not been exercised.
(ii)    The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:
(A)    extend the period of time for which the option is to remain exercisable following the Participant’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term; and/or
(B)    include an automatic extension provision whereby the specified post-Service exercise period in effect for any option shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-Service exercise period during which the exercise of that option or the immediate sale of the shares acquired under such option could not be effected in compliance with applicable federal and state securities laws, but in no event shall such an extension result in the continuation of such option beyond the expiration date of the term of that option.
(e)    Early Exercise. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested Common Shares. Should the Participant cease Service while holding unvested shares received upon such early exercise of an option, the Company shall have the right to repurchase any or all of those unvested shares at a price per share equal to the lower of (i) the exercise price paid per share or (ii) the Fair Market Value per Common Share at the time of repurchase. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.
(f)        Incentive Options. The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section 2.1(f), all the provisions of the Plan shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section 2.1(f).
(i)    Eligibility. Incentive Options may only be granted to Employees.
(ii)    Dollar Limitation. The aggregate Fair Market Value of the Common Shares (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Company or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000).
To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, then for purposes of the foregoing limitations on the exercisability of those options as Incentive Options, such options shall be deemed to become first exercisable in that calendar year on the basis of the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.
(iii)    10% Shareholder. If any Employee to whom an Incentive Option is granted is a 10% Shareholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per Common Share on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.
2.2    SHARE APPRECIATION RIGHTS
(a)    Authority. The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant share appreciation rights evidenced by an Award Agreement in the form approved by the Plan Administrator; provided, however, that the terms of each such agreement shall not be inconsistent with the terms specified below.
(b)    Types. Two types of share appreciation rights shall be authorized for issuance under this Section 2.2: (i) tandem share appreciation rights (“Tandem Rights”) and (ii) stand-alone share appreciation rights (“Stand-alone Rights”).
(c)    Tandem Rights. The following terms and conditions shall govern the grant and exercise of Tandem Rights.
(i)    One or more Participants may be granted a Tandem Right, exercisable upon such terms and conditions as the Plan Administrator may establish, to elect between the exercise of the underlying option for Common Shares or the surrender of that option in exchange for a distribution from the Company in an amount equal to the excess of (i) the Fair Market Value (on the option surrender date) of the number of shares in which the Participant is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate exercise price payable for such vested shares.
(ii)    Any distribution to which the Participant becomes entitled upon the exercise of a Tandem Right may be made in (i) Common Shares valued at Fair Market Value on the option surrender date, (ii) cash or (iii) a combination of cash and Common Shares, as specified in the applicable Award Agreement.
(d)    Stand-Alone Rights. The following terms and conditions shall govern the grant and exercise of Stand-alone Rights:
(i)    One or more Participants may be granted a Stand-alone Right not tied to any underlying option. The Stand-alone Right shall relate to a specified number of Common Shares and shall be exercisable upon such terms and conditions as the Plan Administrator may establish. In no event, however, may the Stand-alone Right have a maximum term in excess of ten (10) years measured from the grant date.
(ii)    Upon exercise of the Stand-alone Right, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (i) the aggregate Fair Market Value (on the exercise date) of the Common Shares underlying the exercised right over (ii) the aggregate base price in effect for those shares.
(iii)    The number of Common Shares underlying each Stand-alone Right and the base price in effect for those shares shall be determined by the Plan Administrator in its sole discretion at the time the Stand-alone Right is granted. In no event, however, may the base price per share be less than the Fair Market Value per underlying Common Share on the grant date.
(iv)    The distribution with respect to an exercised Stand-alone Right may be made in (i) Common Shares valued at Fair Market Value on the exercise date, (ii) cash or (iii) a combination of cash and Common Shares, as specified in the applicable Award agreement.
(v)    The holder of a Stand-alone Right shall have no shareholder rights with respect to the shares subject to the Stand-alone Right unless and until such person shall have exercised the Stand-alone Right and become a holder of record of the Common Shares issued upon the exercise of such Stand-alone Right.
(e)    Post-Service Exercise. The provisions governing the exercise of Tandem and Stand-alone Rights following the cessation of the Participant’s Service shall be substantially the same as those set forth in Section 2.1(d) for the options granted under the Plan, and the Plan Administrator’s discretionary authority under Section 2.1(d)(ii) shall also extend to any outstanding Tandem Rights and Stand-alone Appreciation Rights.
2.3    SHARE AWARDS
(a)    Authority. The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant share awards through direct and immediate issuances of Common Shares. Each share award shall be evidenced by an Award Agreement in the form approved by the Plan Administrator; provided, however, that the terms of each such agreement shall not be inconsistent with the terms specified below.
(b)    Consideration.
Common Shares may be issued under a share award for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:
(i)    cash or check made payable to the Company,
(ii)    past services rendered to the Company (or any Parent or Subsidiary); or
(iii)    any other valid consideration under the Companies Act 1981 of Bermuda, as amended.
(c)    Vesting Provisions.
(i)    Share awards may, in the discretion of the Plan Administrator, vest in one or more installments over the Participant’s period of Service and/or upon the attainment of specified performance objectives.
(ii)    The Plan Administrator shall also have the discretionary authority to structure one or more share awards so that the Common Shares subject to those Awards shall vest upon the achievement of pre-established performance objectives based on one or more Performance Goals and measured over the performance period specified by the Plan Administrator at the time of the grant of the Award. The elements of the vesting schedule applicable to any share award shall be determined by the Plan Administrator and incorporated into the Award Agreement.

(iii)    Should the Participant cease to remain in Service while holding one or more unvested Common Shares issued under a share award or should the performance objectives not be attained with respect to one or more such unvested Common Shares, then those shares shall be immediately surrendered to the Company for cancellation, and the Participant shall have no further shareholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent, the Company shall repay to the Participant the lower of (i) the cash consideration paid for the surrendered shares or (ii) the Fair Market Value of those shares at the time of cancellation.
(iv)    Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested Common Shares by reason of any share dividend, share split, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Common Shares as a class without the Company’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested Common Shares and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate. Equitable adjustments to reflect each such transaction shall also be made by the Plan Administrator to the repurchase price payable per share by the Company for any unvested securities subject to its existing repurchase rights under the Plan; provided the aggregate repurchase price shall in each instance remain the same.
2.4    RESTRICTED SHARE UNITS
(a)        Authority. The Plan Administrator shall have the full power and authority, exercisable in its sole discretion, to grant restricted share units evidenced by an Award Agreement in the form approved by the Plan Administrator; provided, however, that the terms of each such agreement shall not be inconsistent with the terms specified below.
(b)    Terms. Each restricted share unit award shall entitle the Participant to receive the shares underlying that Award (or an amount based on the value of the shares) upon vesting or upon the expiration of a designated time period following the vesting of the Award. Payment of shares underlying a restricted share unit award may be deferred for a period specified by the Plan Administrator at the time the restricted share unit award is initially granted or (to the extent permitted by the Plan Administrator) designated by the Participant pursuant to a timely deferral election made in accordance with the requirements of Code Section 409A. Restricted share units subject to performance vesting may also be structured so that the underlying shares are convertible into Common Shares (or a payment based on the value of the shares), but the rate at which each share is to so convert shall be based on the attained level of performance for each applicable performance objective.
(c)    Vesting Provisions.
    (i)    Restricted share units may, in the discretion of the Plan Administrator, vest in one or more installments over the Participant’s period of Service or upon the attainment of specified performance objectives.
    (ii)    The Plan Administrator shall also have the discretionary authority to structure one or more restricted share unit awards so that the Common Shares subject to those Awards shall vest (or vest and become issuable) upon the achievement of pre-established performance objectives based on one or more Performance Goals and measured over the performance period specified by the Plan Administrator at the time of the grant of the Award.

    (iii)    Outstanding restricted share units shall automatically terminate without any payment if the performance goals or Service requirements established for those Awards are not attained or satisfied.
(d)    Payment. Restricted share units that vest may be settled in (i) cash, (ii) Common Shares valued at Fair Market Value on the payment date or (iii) a combination of cash and Common Shares, as determined by the Plan Administrator in its sole discretion and set forth in the Award Agreement.
2.5    DIVIDEND EQUIVALENT RIGHTS
(a)    Authority. The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant dividend equivalent rights evidenced by an Award Agreement in the form approved by the Plan Administrator; provided however, that the terms of each such agreement shall not be inconsistent with the terms specified below.
(b)    Terms. The dividend equivalent rights may be granted as stand-alone awards or in tandem with other Awards made under the Plan, except dividend equivalent rights shall not be granted in connection with an option or share appreciation right. The term of each dividend equivalent right award shall be established by the Plan Administrator at the time of grant, but no such award shall have a term in excess of ten (10) years.
(c)    Entitlement. Each dividend equivalent right shall represent the right to receive the economic equivalent of each dividend or distribution, whether in cash, securities or other property (other than Common Shares), which is made per issued and outstanding Common Share during the term the dividend equivalent right remains outstanding. A special account on the books of the Company shall be maintained for each Participant to whom a dividend equivalent right is granted, and that account shall be credited per dividend equivalent right with each such dividend or distribution made per issued and outstanding Common Share during the term of that dividend equivalent right remains outstanding.
(d)    Timing of payment. Payment of the amounts credited to such book account shall not be made to the Participant prior to the vesting of that Award (or the portion thereof to which the dividend equivalent right award relates) and shall accordingly be subject to cancellation and forfeiture to the same extent as the underlying Award. Payment may be deferred for a period specified by the Plan Administrator at the time the dividend equivalent right award is initially granted or (to the extent permitted by the Plan Administrator) designated by the Participant pursuant to a timely deferral election made in accordance with the requirements of Code Section 409A.
(e)    Form of payment. Payment of the amounts due with respect to dividend equivalent rights may be made in (i) cash, (ii) Common Shares or (iii) a combination of cash and Common Shares, as determined by the Plan Administrator in its sole discretion and set forth in the Award Agreement. If payment is to be made in the form of Common Shares, the number of Common Shares into which the cash dividend or distribution amounts are to be converted for purposes of the Participant’s book account may be based on the Fair Market Value per Common Share on the date of conversion, a prior date or an average of the Fair Market Value per Common Share over a designated period, as determined by the Plan Administrator in its sole discretion.

2.6    OTHER SHARE-BASED AWARDS
The Plan Administrator may grant other Awards denominated in Common Shares (including performance shares or performance units) under the Plan, alone or in tandem with other Awards, in such amounts as the Plan Administrator shall from time to time in its sole discretion determine. Each Other Share-Based Award granted under the Plan shall be evidenced by an Award Agreement in the form approved by the Plan Administrator. Each Other Share-Based Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
2.7    EFFECT OF CHANGE IN CONTROL
(a)    In the event of a Change in Control, each outstanding Award, as determined by the Plan Administrator in its sole discretion, may be (i) assumed by the successor corporation (or parent thereof), (ii) canceled and substituted with an Award granted by the successor corporation (or parent thereof), (iii) otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction, or (iv) replaced with a cash retention program of the Company or any successor corporation (or parent thereof) which preserves the spread existing on the unvested Award shares subject to the Award at the time of the Change in Control (the excess of the Fair Market Value of those shares over the aggregate purchase price payable for such shares) and, subject to Section 2.7(c) below, provides for subsequent payout of that spread in accordance with the same exercise/vesting schedule applicable to those unvested Award shares.
(b)    To the extent an outstanding Award is not assumed, substituted, continued or replaced in accordance with Section 2.7(a), such Award shall automatically vest in full immediately prior to the effective date of the Change in Control, unless the acceleration of such Award is subject to other limitations imposed by the Plan Administrator at the time of the grant of the Award. The Plan Administrator in its sole discretion shall have the authority to provide that to the extent any such Award, as so accelerated, remains unexercised and outstanding on the effective date of the Change in Control, such Award shall terminate and cease to be outstanding. The holder of such Award shall become entitled to receive, upon consummation of the Change in Control and subject to Section 2.7(c), a lump sum cash payment in an amount equal to the product of (i) number of Common Shares subject to such Award and (ii) the excess of (a) the Fair Market Value per Common Share on the date of the Change in Control over (b) the per share exercise price, base price or purchase price in effect for such Award. However, any such Award shall be subject to cancellation and termination, without cash payment or other consideration due the Award holder, if the Fair Market Value per Common Share on the date of such Change in Control is less than the per share exercise price, base price or purchase price in effect for such Award. Notwithstanding the foregoing, if any Award is subject to a performance-vesting condition tied to the attainment of one or more specified performance goals, and such Award is not to be so assumed, substituted, continued, or replaced, that Award shall vest based on actual performance attainment as of the date of the Change in Control or on a pro-rated basis for time elapsed in the ongoing performance period based on target level, immediately prior to the effective date of the actual Change in Control transaction, and the Common Shares underlying the portion of the Award that vests on such accelerated basis shall be issued in accordance with the applicable Award Agreement, unless such accelerated vesting is precluded by other limitations imposed in the Award Agreement.
(c)    The Plan Administrator shall have the authority to provide that any escrow, holdback, earn-out or similar provisions in the definitive agreement effecting the Change in Control shall apply to any cash payment made pursuant to Section 2.7(a) or Section 2.7(b) to the same extent and in the same manner as such provisions apply to a holder of a Common Shares.

(d)    Immediately following the consummation of the Change in Control, all outstanding Awards shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.
(e)    In the event of any Change in Control, the Plan Administrator in its sole discretion may determine that all outstanding repurchase or cancellation rights (i) are to be assigned to the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction or (ii) are to be terminated and the Common Shares subject to those terminated rights are to immediately vest in full, unless such accelerated vesting is precluded by limitations imposed by the Plan Administrator at the time the right is issued.
(f)        Each Award which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities into which the Common Shares subject to that Award would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time. Appropriate adjustments to reflect such Change in Control shall also be made to (i) the exercise or base price or cash consideration payable per share in effect under each outstanding Award, provided the aggregate exercise or base price or cash consideration in effect for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan, (iii) the maximum number and/or class of securities for which Incentive Options may be granted under the Plan, (iv) the maximum number and/or class of securities for which any one person may be granted Awards under the Plan per calendar year and (v) the number and/or class of securities subject to the Company’s outstanding repurchase rights under the Plan and the repurchase price payable per share. To the extent the actual holders of the Company’s outstanding Common Shares receive cash consideration for their Common Shares in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding Awards under the Plan and subject to the Plan Administrator’s approval, substitute, for the securities underlying those assumed Awards, one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per Common Shares in such Change in Control transaction.
(g)    An Award may provide that if the Award is assumed or otherwise continued in effect in connection with a Change in Control, the shares subject to the Award will automatically vest on an accelerated basis should the Participant’s Service terminate by reason of an Involuntary Termination within a designated period following the effective date of the Change in Control.
(h)        The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the Federal tax laws.
2.8    REPRICING PROGRAMS
The Plan Administrator shall not have the discretionary authority, except pursuant to Section 1.5(g), to (i) implement cancellation/regrant programs pursuant to which outstanding options or share appreciation rights under the Plan are cancelled and new options or share appreciation rights are granted in replacement with a lower exercise or base price per share, (ii) cancel outstanding options or share appreciation rights under the Plan with exercise or base prices per share in excess of the then current Fair Market Value per Common Share for consideration payable in cash or in equity securities of the Company

(except in the case of a Change in Control) or (iii) reduce the exercise or base price in effect for outstanding options or share appreciation rights under the Plan, in any case without shareholder approval.
ARTICLE 3

MISCELLANEOUS
3.1    DEFERRED COMPENSATION
(a)    The Plan Administrator may, in its sole discretion, structure one or more Awards (other than options and share appreciation rights) so that the Participants may be provided with an election to defer the compensation associated with those Awards for federal income tax purposes. Any such deferral opportunity shall comply with all applicable requirements of Code Section 409A.
(b)    The Plan Administrator may implement a non-employee Board member retainer fee deferral program under the Plan so as to allow the non-employee Board members the opportunity to elect, prior to the start of each calendar year, to convert the Board and Board committee retainer fees to be earned for such year into restricted share units under the Plan that will defer the issuance of the Common Shares that vest under those restricted share units until a permissible date or event under Code Section 409A. If such program is implemented, the Plan Administrator shall have the authority to establish such rules and procedures as it deems appropriate for the filing of such deferral elections and the designation of the permissible distribution events under Code Section 409A.
(c)    To the extent the Company maintains one or more separate non-qualified deferred compensation arrangements which allow the participants the opportunity to make notional investments of their deferred account balances in Common Shares, the Plan Administrator may authorize the share reserve under the Plan to serve as the source of any Common Shares that become payable under those deferred compensation arrangements. In such event, the share reserve under the Plan shall be reduced on a share-for-share basis for each Common Shares issued under the Plan in settlement of the deferred compensation owed under those separate arrangements.
3.2    TRANSFERABILITY OF AWARDS
The transferability of Awards granted under the Plan shall be governed by the following provisions:
(a)    Incentive Options. During the lifetime of the Participant, Incentive Options shall be exercisable only by the Participant and shall not be assignable or transferable other than by will or the laws of inheritance following the Participant’s death.
(b)    Other Awards. All other Awards shall be subject to the same limitation on transfer as Incentive Options, except that the Plan Administrator may structure one or more such Awards so that the Award may be assigned in whole or in part during the Participant’s lifetime to one or more Family Members of the Participant or to a trust established exclusively for the Participant and/or such Family Members, to the extent such assignment is in connection with the Participant’s estate plan or pursuant to a domestic relations order. The assigned portion of an Award may only be exercised (if applicable) by the person or persons who acquire a proprietary interest in the Award pursuant to the assignment. The terms applicable to the assigned portion of the Award shall be the same as those in effect for the Award immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

(c)    Beneficiary Designation. Notwithstanding the foregoing, a Participant may, to the extent permitted by the Plan Administrator, designate one or more persons as the beneficiary or beneficiaries of some or all of his or her outstanding Awards, and those Awards shall, in accordance with such designation and to the extent valid under applicable law, automatically be transferred to such beneficiary or beneficiaries upon the Participant’s death while holding those Awards. Such beneficiary or beneficiaries shall take the transferred Awards subject to all the terms and conditions of the applicable agreement evidencing each such transferred Award, including (without limitation) the limited time period during which the Award may be exercised (if applicable) following the Participant’s death.
3.3    SHAREHOLDER RIGHTS
A Participant shall not have any of the rights of a shareholder (including the right to vote or receive dividends) with respect to Common Shares covered by an Award until the Participant becomes the holder of record of such shares. A Participant may be granted the right to receive dividend equivalents under Section 2.5 with respect to one or more outstanding Awards. However, any dividend or dividend equivalent payable in connection with an unvested Award shall not be paid until and unless the underlying Award vests and shall be subject to risk of forfeiture to the same extent as the underlying Award.
3.4    TAX WITHHOLDING
    The Company’s obligation to deliver Common Shares, other securities or cash upon the exercise, issuance, vesting or settlement of an Award under the Plan shall be subject to the satisfaction of all applicable Withholding Tax requirements. The Company (or any Parent or Subsidiary employing or retaining the Participant) shall have the right and is hereby authorized to withhold, from any cash, Common Shares, other securities or other property issuable or deliverable under any Award or from any compensation or other amounts owing to the Participant, the amount (in cash, Common Shares, other securities or other property) of any required Withholding Taxes in respect of an Award and to take such other action as may be necessary in the opinion of the Plan Administrator to satisfy all obligations for the payment of such Withholding Taxes. Without limiting the generality of the foregoing, the Plan Administrator may, in its sole discretion, permit a Participant to satisfy the foregoing Withholding Tax liability in whole or in part by (A) the delivery of Common Shares previously acquired by such individual (other than in connection with the exercise, issuance, vesting or settlement triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the Withholding Taxes or (B) having the Company withhold, from the Common Shares otherwise issuable upon the issuance, exercise, vesting or settlement of such Award, a portion of those shares with an aggregate Fair Market Value at the time of delivery equal to the Withholding Taxes, in each case at a withholding rate determined by the Plan Administrator but in no event to exceed the maximum statutory rate applicable to the Participant.
3.5    SHARE ESCROW/LEGENDS
Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Company until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.
3.6    EFFECTIVE DATE AND TERM OF THE PLAN
(a)    The Plan became effective on the Plan Effective Date. The Plan was amended in 2019, 2021, 2022 and 2023 to increase the share reserve and the Company’s shareholders approved the amendments at the 2019 Annual Shareholders Meeting, 2021 Annual Shareholders Meeting, 2022 Annual Shareholders Meeting and 2023 Annual Shareholders Meeting, respectively. The Plan was further amended by the Board on or about August 8, 2024, subject to shareholder approval at the 2024 Annual Shareholders Meeting, to increase the share reserve by 377,000 shares (the “2024 Share Increase”).
(b)    The Plan shall terminate upon the earliest to occur of (i) the date immediately preceding the tenth anniversary of the Plan Effective Date, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully vested shares, (iii) the termination of all outstanding Awards in connection with a Change in Control, or (iii) the termination of the Plan by the Board. Should the Plan terminate under subsection (i) above, then all Awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing those Awards.
3.7    TERMINATION AND AMENDMENT OF THE PLAN
(a)    The Board shall have complete and exclusive power and authority to terminate the Plan at any time. The Board shall also have complete and exclusive power and authority to amend or modify the Plan in any or all respects, subject to shareholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the Stock Exchange on which the Common Shares are at the time primarily traded. However, no such amendment or modification shall adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Participant consents to such amendment or modification.

(b)    The Compensation Committee shall have the discretionary authority to adopt and implement from time to time such addenda or subplans to the Plan as it may deem necessary in order to bring the Plan into compliance with applicable laws and regulations of any foreign jurisdictions in which Awards are to be made under the Plan and/or to obtain favorable tax treatment in those foreign jurisdictions for the individuals to whom the Awards are made.
(c)    Awards may be made under the Plan that involve Common Shares in excess of the number of shares then available for issuance under the Plan, provided no shares shall actually be issued pursuant to those Awards until the number of Common Shares available for issuance under the Plan is sufficiently increased by shareholder approval of an amendment of the Plan authorizing such increase. If such shareholder approval is not obtained within twelve (12) months after the date the first excess Award is made, then all Awards granted on the basis of such excess shares shall terminate and cease to be outstanding.
3.8    USE OF PROCEEDS
Any cash proceeds received by the Company from the sale of Common Shares under the Plan shall be used for general corporate purposes.
3.9    REGULATORY APPROVALS

(a)    The implementation of the Plan, the granting of any Award under the Plan and the issuance of any Common Shares in connection with the issuance, exercise, vesting or settlement of any Award under the Plan shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the Common Shares issuable pursuant to those Awards.
(b)    No Common Shares or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of applicable securities laws, and all applicable listing requirements of any Stock Exchange on which the Common Shares are then listed for trading.
3.10    NO EMPLOYMENT/SERVICE RIGHTS
Nothing in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.
3.11    RECOUPMENT
Participants shall be subject to any clawback, recoupment or other similar policy adopted by the Board as in effect (and as modified) from time to time and Awards and any cash, Common Shares or other property or amounts due, paid or issued to a Participant shall be subject to the terms of such policy, as in effect (and as modified) from time to time.

APPENDIX
The following definitions shall be in effect under the Plan:
(a)    Award shall mean any of the following awards authorized for issuance or grant under the Plan: options, share appreciation rights, share awards, restricted share units, dividend equivalents and other share-based awards.
(b)    Award Agreement shall mean the written agreement(s) between the Company and the Participant evidencing a particular Award made to that individual under the Plan, as such agreement(s) may be in effect from time to time.
(c)    Board shall mean the Company’s Board of Directors.
(d)    Change in Control shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:
(i)    Change in Control shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.
(ii)    In the absence of any other Change in Control definition in the Award Agreement (or in any other agreement incorporated by reference into the Award Agreement), Change in Control shall mean a change in ownership or control of the Company effected through any of the following transactions:
    (A)    a merger, consolidation or other reorganization approved by the Company’s shareholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction,
         (B)    a shareholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets,
    (C)    the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders, or
    (D)    a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period (“Incumbent Directors”) or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Incumbent Directors who were still in office at the time the Board approved such election or nomination; provided that any individual who becomes a Board member subsequent to the beginning of such period and whose election or nomination was approved by two-thirds of the Board members then comprising the Incumbent Directors will be considered an Incumbent Director.

(e)    Code shall mean the U.S. Internal Revenue Code of 1986, as amended.
(f)        Common Share shall mean the Company’s Common Share.
(g)    Compensation Committee shall mean the Compensation Committee of the Board comprised of two (2) or more non-employee Board members, each of whom is intended to qualify as a “non-employee director” (as defined in Rule 16b-3 under the Exchange Act) and an “independent director” under the rules of any securities exchange or automated quotation system on which the Common Shares are then listed, quoted or traded; provided that any action taken by the Compensation Committee shall be valid and effective, whether or not one or more members of the Compensation Committee at the time of such action is later determined not to have satisfied the requirements for membership set forth in this definition or otherwise provided in the charter of the Compensation Committee.
(h)    Company shall mean Alpha and Omega Semiconductor Limited, a company incorporated and existing under the laws of the Islands of Bermuda, and any successor to all or substantially all of the assets or voting stock of Alpha and Omega Semiconductor Limited.
(i)        Employee shall mean an individual who is in the employ of the Company (or any Parent or Subsidiary, whether now existing or subsequently established), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
(j)        Exercise Date shall mean the date on which the Company shall have received written notice of the option exercise.
(k)    Fair Market Value per Common Share on any relevant date shall be determined in accordance with the following provisions:
    (i)    If the Common Shares are at the time traded on a Stock Exchange, then the Fair Market Value shall be the closing selling price per Common Share at the close of regular hours trading (i.e., before after-hours trading begins) on date in question on the Stock Exchange serving as the primary market for the Common Shares, as such price is reported by the National Association of Securities Dealers (if primarily traded on the NASDAQ Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Shares are then primarily traded. If there is no closing selling price for the Common Shares on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
        (ii)    If the Common Shares are at the time quoted on a national or regional securities exchange or market system (including over-the-counter markets and the NASDAQ Capital Market) determined by the Plan Administrator to be the primary market for the Common Shares, then the Fair Market Value shall be the closing selling price per Common Share on the date in question, as such price is officially reported by such exchange or market system. If there is no closing selling price for the Common Shares on the date in question, then the Fair Market Value shall be the closing selling price of a Common Share on the last preceding date for which such quotation exists.

(l)        Family Member shall mean, with respect to a particular Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.
(m)    Good Reason shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:
    (i)    Good Reason shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.
    (ii)    In the absence of any other Good Reason definition in the Award Agreement (or in any other agreement incorporated by reference into the Award Agreement), Good Reason shall mean an individual’s voluntary resignation following one or more of the following without the individual’s consent; (A) a change in his or her position with the Company (or any Parent or Subsidiary) which materially reduces his or her duties, responsibilities or authority, (B) a material diminution in the duties, responsibilities or authority of the person to whom such individual reports, (C) a material reduction in such individual’s level of base compensation, or (D) a material relocation of such individual’s place of employment, provided, however, that a resignation for Good Reason may be effected only after (i) the individual provides written notice to the Company of the event or transaction constituting grounds for such resignation within sixty (60) days after the occurrence of that event or transaction, (ii) the Company fails to take the requisite remedial action with respect to such event or transaction within thirty (30) days after receipt of such notice, and (iii) the individual resigns within thirty (30) days after the expiration of the Company’s cure period set forth in subsection (ii).
(n)    Incentive Option shall mean an option which satisfies the requirements of Code Section 422.
(o)    Involuntary Termination shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:
    (i)    Involuntary Termination shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.
    (ii)    In the absence of any other Involuntary Termination definition in the Award Agreement (or in any other agreement incorporated by reference into the Award Agreement), Involuntary Termination shall mean such individual’s involuntary dismissal or discharge by the Company (or any Parent or Subsidiary) for reasons other than Misconduct, or such individual’s voluntary resignation for Good Reason.
(p)    Misconduct shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:
        (i)    Misconduct shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.
        (ii)    In the absence of any other Misconduct definition in the Award Agreement for a particular Award (or in any other agreement incorporated by reference into the Award Agreement),

Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Company (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Company (or any Parent or Subsidiary) to discharge or dismiss any Participant or other person in the Service of the Company (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.
(q)        1934 Act shall mean the U.S. Securities Exchange Act of 1934, as amended.
(r)        Non-Employee Director shall mean a non-employee member of the Board.
(s)    Non-Statutory Option shall mean an option not an Incentive Option.
(t)        Parent shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
(u)        Participant shall mean any person who is granted an Award under the Plan.
(v)        Performance Goals shall mean any of the following performance criteria upon which the vesting of one or more Awards under the Plan may be based: (i) cash flow; (ii) earnings (including earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for share-based compensation, earnings before interest, taxes, depreciation and amortization, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) share price; (vi) return on equity or average shareholder equity; (vii) total shareholder return or growth in total shareholder return either directly or in relation to a comparative group; (viii) return on capital; (ix) return on assets or net assets; (x) invested capital, required rate of return on capital or return on invested capital; (xi) revenue, growth in revenue or return on sales; (xii) income or net income; (xiii) operating income, net operating income or net operating income after tax; (xiv) profit, operating profit or net operating profit; (xv) operating margin or gross margin; (xvi) return on operating revenue or return on operating profit; (xvii) sales or bookings targets; (xviii) billings; (xix) expense or expense control and/or cost reductions; (xx) capital expenditure; (xxi) improvement in or attainment of working capital levels; (xxii) market share or penetration; (xxiii) debt reduction or debt levels (xxiv) project and product measures; (xxv) operation performance; (xxvi) systems and systems improvement; (xxvii) manufacturing; (xxviii) manufacturing efficiencies, improvement or variances; (xxix) delivery performance; (xxx) product and technology development; (xxxi) manufacturing and operational achievements; (xxxii) capacity utilization or milestones; (xxxiii) environmental goals or management; (xxxiv) market capitalization, (xxxv) application approvals, (xxxvi) litigation and regulatory resolution goals, (xxxvii) implementation, completion or attainment of key projects, (xxviii) product sales or milestones, (xxxix) budget comparisons, (xl) growth in shareholder value relative to the growth of a peer group or index; (xli) development and implementation of strategic plans and/or organizational restructuring goals; (xlii) development and implementation of risk and crisis management programs; (xli) improvement in workforce diversity; (xlii) compliance requirements and compliance relief; (xliii) productivity goals; (xliv) workforce management and succession planning goals; (xlv) economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); (xlvi) contract win, renewal or extension; (xlvii) design win; (xlviii) delivery and/or design schedule; (xlix) development or milestones in new generation of products or technologies; (l) product technology or quality; (li) leadership metrics; recruiting and maintaining personnel, employee retention, measures of customer satisfaction, employee satisfaction or staff development; (li) development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; (lii) merger and acquisitions; and (liii) other similar criteria consistent with the foregoing. In addition, such performance criteria may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company’s business units or divisions or any Parent or Subsidiary. Any performance goals that are financial metrics, may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) or non-GAAP measures, in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”), or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP or under IASB Principles. Each applicable Performance Goal may include a minimum threshold level of performance below which no Award will be earned, levels of performance at which specified portions of an Award will be earned and a maximum level of performance at which an Award will be fully earned. Each applicable performance goal may be structured at the time of the Award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) the operations of any business acquired by the Company; (F) the divestiture of one or more business operations or the assets thereof; (G) the effects of any corporate transaction, such as a merger, consolidation, separation (including spin-off or other distributions of stock or property by the Company) or reorganization; (H) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events; (I) acquisitions or divestitures; (J) change in the corporate structure or capital structure of the Company; (K) an event either not directly related to the operations of the Company, Parent, Subsidiary, division, business segment or business unit or not within the reasonable control of management; (L) foreign exchange gains and losses; (M) a change in the fiscal year of the Company; (N) the refinancing or repurchase of bank loans or debt securities; (O) unbudgeted capital expenditures; (P) the issuance or repurchase of equity securities and other changes in the number of outstanding shares; (Q) conversion of some or all of convertible securities to common stock; (R) any business interruption event; (S) the cumulative effects of tax or accounting changes in accordance with GAAP; (T) the effect of changes in other laws or regulatory rules affecting reported results; and (U) any other adjustment consistent with the operation of the Plan.
(w)    Plan shall mean the Company’s 2018 Equity Omnibus Plan, as set forth in this document.
(x)        Plan Administrator shall mean the particular entity, whether the Compensation Committee, the Board, the Secondary Board Committee or any delegate of the Board or the Compensation Committee authorized to administer the Plan with respect to one or more classes of eligible persons, to the extent such entity or delegate is carrying out its administrative functions under the Plan with respect to the persons under its jurisdiction.
(y)        Plan Effective Date shall mean November 8, 2018, the date upon which the Plan was approved by the shareholders.
(z)    Predecessor Plan shall mean the Company’s 2009 Share Option/Share Issuance Plan.

(aa)    Secondary Board Committee shall mean a committee of one or more Board members appointed by the Board to administer the Plan with respect to eligible persons other than Section 16 Insiders.
(bb)    Section 16 Insider shall mean an officer or director of the Company as defined under Section 16 of the 1934 Act.
(cc)    Service shall, with respect to each Award made under the Plan, be defined in accordance with the following provisions:
    (i)    Service shall have the meaning assigned to such term in the Award Agreement for the particular Award or in any other agreement incorporated by reference into the Award Agreement for purposes of defining such term.
    (ii)    In the absence of any other definition of Service in the Award Agreement for a particular Award (or in any other agreement incorporated by reference into the Award Agreement), Service shall mean the performance of services for the Company (or any Parent or Subsidiary, whether now existing or subsequently established) by a person in the capacity of an Employee, a Non-Employee Director or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or share issuance. For purposes of this particular definition of Service, a Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Participant no longer performs services in any of the foregoing capacities for the Company or any Parent or Subsidiary or (ii) the entity for which the Participant is performing such services ceases to remain a Parent or Subsidiary of the Company, even though the Participant may subsequently continue to perform services for that entity.
        (iii)    Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Company; provided, however, that should such leave of absence exceed three (3) months, then for purposes of determining the period within which an Incentive Option may be exercised as such under the federal tax laws, the Participant’s Service shall be deemed to cease on the first day immediately following the expiration of such three (3)-month period, unless Participant is provided with the right to return to Service following such leave either by statute or by written contract. Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Company’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

(dd)    Stand-alone Rights shall have the meaning set forth in Section 2.2.

(ee)    Stock Exchange shall mean the American Stock Exchange, the NASDAQ Capital Market, NASDAQ Global or Global Select Market or the New York Stock Exchange.

(ff)    Subsidiary shall mean any corporation, association, or other business entity, including a joint venture (in all cases other than the Company) in an unbroken chain of corporations (or other associations or other entities) beginning with the Company, provided each corporation (or other association or entity) (other than the last corporation, association or entity) in the unbroken chain owns, at the time of the determination, any interest in one of the other corporations (or association or entity) in such chain, unless otherwise provided in the Award Agreement. Notwithstanding the foregoing, with respect to any Incentive Option, “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent

(50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
(gg)    Tandem Rights shall have the meaning set forth in Section 2.2.
(hh)    10% Shareholder shall mean the owner of shares (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company (or any Parent or Subsidiary).
(ii)    2024 Share Increase shall have the meaning set forth in Section 3.6.
(jj)    Withholding Taxes shall mean the income tax, employment tax, social insurance, payroll tax, contributions, payment on account obligations or other amounts required to be collected, withheld or accounted for in connection with the exercise, issuance, vesting or settlement of an Award.

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Alpha and Omega Semiconductor Limited

VOTE

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

000001

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by November 7, 2024 at 12:00 P.M., U.S. Pacific Standard time.

Online
Go to **https://www.investorvote.com/AOSL** or scan the QR code — login details are located in the shaded bar below.

Save paper, time and money! Sign up for electronic delivery at https://www.investorvote.com/AOSL

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2024 Annual General Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 4.

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Mike F. Chang	☐	☐	02 - Lucas S. Chang	☐	☐	03 - Stephen C. Chang	☐	☐
04 - Claudia Chen	☐	☐	05 - So-Yeon Jeong	☐	☐	06 - Hanqing (Helen) Li	☐	☐
07 - King Owyang	☐	☐	08 - Michael L. Pfeiffer	☐	☐	09 - Michael J. Salameh	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 6 2 4 7 3 5

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

041MFB

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at https://www.investorvote.com/AOSL

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Alpha and Omega Semiconductor Limited

+

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby revoke(s) all prior proxies and appoint(s) Stephen C. Chang and Yifan Liang, and each of them, attorneys of the undersigned (the "proxy holders"), with full power of substitution, for and in the name(s) of the undersigned to (1) attend the 2024 annual general meeting of shareholders (the "Meeting") of Alpha and Omega Semiconductor Limited (the "Company") to be held at 4:00 P.M., Pacific Standard Time, on Thursday, November 7, 2024 (on November 8, 2023 at 8:00 A.M. Taiwan local time), and (2) vote all common shares of the Company that the undersigned would be entitled to vote, with all powers the undersigned would possess, if personally present. Each of the following matters set forth in this Proxy Card is proposed by the Company, and none of the matters is conditioned on the approval of the other matters.

In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the Meeting or any adjournment thereof.

This Proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted "FOR" the election of all of the director nominees listed in Proposal 1 and "FOR" Proposals 2, 3 and 4.

Attendance of the undersigned at the Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

+